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Exhibit 99.1(C)(1)

• DECEMBER ECONOMIC AND FISCAL UPDATE 2001 •

18 DECEMBER 2001

© Crown Copyright Reserved
ISBN 0-478-11822-8
Typeset by the Treasury
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Internet

This document will be made available on the New Zealand Treasury's Internet site.
The URL for this site is http://www.treasury.govt.nz

December Economic and Fiscal Update

Statement of Responsibility
Economic and Fiscal Overview
Economic Outlook
Fiscal Outlook
Summary Tables
Economic Outlook
Short-term outlook
Longer term outlook—2003/04 and beyond
Fiscal Outlook
Introduction
Influences on the Operating Balance
Tax Revenue
Expenses
SOE and Crown Entity Surpluses
Influences on Net Worth and Debt
Fiscal Indicators—Comparison with 2001 Budget
Operating Balance Changes Since the 2001 Budget
Budget Policy Decisions
Capital Provisions
New Zealand Superannuation Fund Contributions
Full line-by-line consolidation
Risks and Scenarios
Introduction
Economic Risks
Economic Scenarios
Fiscal Scenarios
Fiscal Sensitivities
Specific Fiscal Risks
Introduction
Contingent liabilities
Specific fiscal risks
Generally Accepted Accounting Practice (GAAP) Series Tables
Forecast Financial Statements
Reporting Entity as at 26 November 2001
Statement of Accounting Policies and Forecast Assumptions
Notes to the Forecast Financial Statements
Annex A: Tax Revenue Tables
Annex B: Expense Tables
Glossary of Terms

Statement of Responsibility

        On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update. The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 26 November 2001 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Fiscal Responsibility Act 1994.

Dr Alan Bollard
Secretary to the Treasury
12 December 2001

        This Economic and Fiscal Update has been prepared in accordance with the Fiscal Responsibility Act 1994. I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Fiscal Responsibility Act 1994.

        To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 26 November 2001 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Treasurer and Minister of Finance
12 December 2001

1

Economic and Fiscal Overview

Economic Outlook

        Despite the slowing global economy, New Zealand has continued to hold up well...

  •
  The extent of the global slowdown has been greater than anticipated. Despite this, the New Zealand economy has performed well through 2001.

  •
  Underlying the global weakness is the synchronised nature of the downturn, with both the US and Japanese economies slipping into recession, and growth slowing markedly across the Euro-zone. Following the terrorist attacks, sentiment around global growth prospects changed markedly for the worse.

  •
  Since the 2001 Budget was published, trading partner growth prospects have been revised down from 2.4% to 1.4% in 2001, and from 3.6% to 1.9% in 2002.

  •
  Consensus forecasts project a recovery in global growth in the second half of 2002.

  •
  Importantly for New Zealand, downward revisions to Australian growth prospects have been more moderate.

  •
  Looking forward, the New Zealand economy seems somewhat better positioned than in past downturns to cope with weaker world growth. Recent export success and employment and wage growth have led to strong farm and household income gains. Export commodity prices have held up well, the exchange rate is competitive, interest rates have been cut, and oil prices have fallen.

  •
  In the year to March 2002, we expect New Zealand's GDP growth of 3.1% to outperform the OECD average.

...although weaker world growth will affect export prices, volumes and domestic confidence

  •
  Nevertheless, New Zealand is beginning to feel the impact of weaker world growth with lower tourist arrivals, weaker export prices, and negative shocks to domestic business and consumer confidence.

  •
  Looking forward, we expect export demand and prices will continue to weaken over the short term, and for this drop in export income to flow through into the domestic economy. Underlying our Central Forecast is a considerable deterioration in the terms of trade as prices for our commodity exports are expected to fall away quicker than import prices.

  •
  Going into the first half of 2002, greater uncertainty and softening incomes have an impact on the willingness of both businesses and households to employ, spend and invest.

  •
  Firms may re-evaluate their investment decisions in light of increased uncertainty and expected lower income growth, and defer investment projects until global growth picks up from mid-2002. We therefore expect a fall in business investment over the next few quarters. However, recent high levels of capacity utilisation, healthy balance sheets, lower interest rates and the expectation of a recovery all provide some offset.

  •
  We also expect firms to be more cautious about taking on additional employees over the short term. However, the extent of the slowing in employment growth is likely to be more modest than in previous downturns given the relatively tight labour market. The unemployment rate is expected to peak at just under 6% in late 2002 and early 2003.

  •
  Households also adopt a "wait and see" attitude and consumption is expected to remain subdued throughout 2002 as the labour market weakens. However, recent income gains, falling interest rates and falling oil prices suggest that consumption should remain positive.

Growth is expected to pick up towards the end of 2002, as global growth recovers

  •
  As global growth begins to recover in the second half of 2002, the New Zealand economy regains momentum in late 2002 as export growth resumes and business investment picks up. While domestic confidence rebounds, we still expect firms to tread cautiously, and growth in market investment remains modest until 2003. As firms resume hiring, consumption also picks up strongly in 2003, reinforced by low interest rates. Together with inward migration, this provides support to residential investment.

The inflation outlook remains relatively benign

  •
  With reduced growth and weaker global price pressures (including for oil) the outlook for inflation in the short term is relatively benign. Our Central Forecast has CPI inflation falling back to the mid-point of the Reserve Bank's target range by the end of 2002, as pricing pressures ease on the back of weaker unit labour costs and softer world export and import prices.

  •
  As growth picks up over 2002/03, the Reserve Bank is expected to steadily return the Official Cash Rate to our assumed neutral level of around 6.0%.

The rate of improvement slows in the current account deficit

  •
  Slower export volume growth in the short term, together with the expected fall in the terms of trade, sees a modest reversal in recent improvements in the current account deficit. The deficit is expected to improve to about 3% of GDP in the year to March 2002, largely on the back of recent good export volume and price growth. However, as weaker world growth begins to impact on export volumes and prices and investment flows, the current account deficit deteriorates, although this is slightly offset by lower imports as a result of weaker domestic demand. The deficit is expected to be about 4% of GDP in 2004 and 2005. Further out, a continued steady improvement in service exports underpins an improvement in the current account balance at the end of the forecast.

Nominal GDP growth is more cyclical in the short term

  •
  The profile for nominal GDP growth is more cyclical than in the 2001 Budget. Nominal growth in the year to March 2002 is forecast to be 5.9%, partly as a result of the strong June quarter outturn. In the year to March 2003, lower real growth and inflation leads nominal growth to fall to 2.6%, before picking up to solid growth of 4% to 5% further out. This increased cyclical nature of nominal GDP flows through to the profile for tax revenue.

Fiscal Outlook

Operating balance rises over the forecast horizon...

  •
  The forecast 2001/02 operating balance is $1.0 billion (0.8% of GDP), including ACC and Government Superannuation Fund (GSF) liability movements of $200 million and $40 million respectively.

  •
  Excluding the ACC and GSF valuations, the OBERAC (operating balance excluding revaluations and accounting policy changes) for 2001/02 is $1.2 billion (1.0% of GDP).

  •
  While the operating balance decreases from 2000/01, over the forecast period, the operating balance is expected to rise to 2.7% of GDP in 2005/06 ($3.8 billion).

  •
  Updated operating balance forecasts are lower than 2001 Budget, with the biggest change occurring in 2002/03.

...due to tax revenue growth remaining higher than expense growth despite an economic downturn...

  •
  The forecast increase in tax revenue has reduced across all years relative to the 2001 Budget owing to lower forecast economic growth.

  •
  Lower tax revenue has been partly offset by lower benefit expenses of an average of around $250 million across all years, owing largely to lower unemployment benefit payments.

  •
  Health expenses are a key feature of the December Update with an extra $2.4 billion committed over the next three years. This is in addition to funding to meet demographic and other forecast changes.

  •
  Total revenue growth averages around 5% per annum, while expense growth averages around 4% per annum over the forecast period.

...enabling the Government to continue to apply surplus cash to its investment programme

  •
  The rising operating surplus translates to a similar level of cash flows from operations, generating approximately $13.2 billion operating cash surpluses over the forecast period to fund investing activity.

  •
  Investment outlays of $23.6 billion outweigh operating cash surpluses by $10.6 billion. These outlays include: maintaining and improving the existing asset base ($9.1 billion) and providing injections of around $1 billion (mostly related to hospitals and the establishment of Kiwibank); investing in the New Zealand Superannuation Fund ($7.9 billion); and funding advances ($5.7 billion). The advances comprise student loans of $3.9 billion with the remaining $1.8 billion relating to refinancing Crown entity private sector debt (DHBs and Housing New Zealand Corporation) and other miscellaneous advance activity.

  •
  Relative to the 2001 Budget, the forecast cash outflows for the period 2000/01 to 2004/05 have increased by around $1.5 billion. This primarily reflects the Air New Zealand recapitalisation package (around $1 billion), higher student loan advances and refinancing of DHB debt (around $0.7 billion combined), partially offset by higher than expected surplus cash position of $0.5 billion in 2000/01.

Debt as a percentage of GDP rises slightly, before falling again

  •
  Gross debt increases by $6.6 billion in nominal terms over the forecast period. This, in conjunction with a decrease in marketable securities and deposits of $3.9 billion, will fund the shortfall between operating cash flows and investment outlays.

  •
  Over the period, gross debt falls as a percentage of GDP from around 32% at the start of the forecast period to slightly under 31% by 2005/06. For the same period, net debt starts at 17.5% of GDP and is 17.6% by 2005/06.

  •
  Gross and net debt rise slightly in the middle of the forecast period. This is mainly due to lower economic growth in earlier years and bringing forward capital spending to better meet expected demands (refer to page 54 for a fuller description).

  •
  Both gross and net debt increase relative to the 2001 Budget. The key changes in funding requirements for the comparable period (2001/02 to 2004/05) are due mainly to lower forecast cash generated from operating surpluses, higher than forecast student loans and the increase in the capital provisions to accommodate the Air New Zealand recapitalisation package.

  •
  The domestic bond programme has been revised from $3.5 billion to $4.1 billion for 2001/02. For a full explanation of the revision refer to page 56 of the Fiscal Outlook chapter.

Government policy decisions

  •
  In addition to the Health package mentioned earlier, the Government has allocated a further $176 million of the $6.126 billion three-year fiscal provision since the 2001 Budget. Table 1.1 provides a breakdown of the Government's three-year fiscal provision since 1999/2000 to 2002/03:

Table 1.1—Fiscal provisions

Fiscal provisions ($ million, GST inclusive)	1999/2000	2000/01	2001/02	2002/03	Total
Budget 2000 decisions	420	1,050	1,060	1,120	3,650
2000 contingency decisions	—	99	74	78	251
Budget 2001 decisions	—	52	532	526	1,110
2001 contingency decisions	—	—	51	125	176
December 2001 Health package	—	—	—	400	400
Budget 2002 provision[1]	—	—	89	450	539

Total	420	1,201	1,806	2,699	6,126

1
$20 million of the Budget 2002 provision has been rephased from 2001/02 to 2002/03.

•
As part of the 2001 Budget, the Government set capital provisions of $850 million for 2003/04 and 2004/05 (and $550 million has been set for the new 2005/06 financial year). In addition, a further $1 billion has been added to the capital provisions to accommodate the Air New Zealand recapitalisation package.

•
Spending in 2004/05 and 2005/06 has, however, been rephased into 2002/03 and 2003/04 to better reflect planned commitments. The key capital pressures are in the social sector (hospitals and schools), prisons, developing the Government's transport strategy, re-equipping the Defence Force and recapitalising Air New Zealand.

Table 1.2—Capital provisions

Capital provisions ($ million, GST inclusive)	2001/02	2002/03	2003/04	2004/05	2005/06	Total
Capital provision—Budget 2001	315	360	850	850	—	2,375
Establish 2005/06 provision					550	550
December Update decisions	76	27	1	—	5	109

Remaining provision	239	333	849	850	545	2,816
Increase to provision for Air New Zealand	1,035	—	—	—	—	1,035
December Update rephasing of provision	—	413	89	(387)	(115)	—

Capital provision—December Update	1,274	746	938	463	430	3,851

NOTE:

The amount of capital provision in Table 1.2 does not exactly reconcile to the level of capital provision contained in the fiscal forecasts due to rounding.

The fiscal forecasts are highly sensitive to risks around the economic forecasts

  •
  Underpinning our Central Forecast are the international assumptions of Consensus forecasts, and key judgements made about the "transmission mechanisms" through which weaker global growth is transmitted to New Zealand, including through lower export volumes and prices, and weaker confidence feeding into domestic demand.

  •
  However, events may turn out differently from our Central Forecast.

  •
  World growth may evolve differently from that currently built into Consensus forecasts. Growth may not rebound as quickly as expected and remain sub-trend for most of 2002, with a more accelerated pick-up in 2003 and 2004. In this scenario, weaker world demand would negatively affect export volumes and prices, with the lower export income feeding through into the domestic economy.

  •
  Alternatively, weaker world growth may have a less pronounced impact on the New Zealand economy. In this case, our export prices may not fall as much, and domestic confidence could rebound quickly, feeding into stronger domestic demand.

  •
  These effects will flow through into the Government's operating balance. Weaker world growth will lead to a lower operating balance, as lower economic growth and inflation both reduce nominal GDP relative to the Central Forecast, and expenses increase with higher unemployment.

  However, if stronger domestic demand occurs the operating balance will be higher throughout the forecast period.

  •
  The changes in the operating balance will also have an impact on debt. A lower operating balance resulting from weaker world growth would lead to higher gross and net debt as a percentage of GDP, because both GDP and the operating surpluses would be lower. The converse is true in the case of stronger domestic demand.

Summary Tables

Table 1.3—Economic indicators1

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	(Annual Average % change, March years)
Consumption	0.3	2.1	1.7	3.2	2.4	2.6
Investment	(0.4)	4.5	(1.1)	7.4	5.8	3.3

Stock change[2]	(0.3)	(1.1)	0.7	0.1	0.0	0.0
Gross National Expenditure	(0.2)	1.4	1.7	4.2	3.1	2.7

Exports	6.8	2.9	2.3	7.3	5.4	4.5
Imports	0.4	0.2	1.4	9.8	7.3	4.7

GDP (Production Measure)	2.6	3.1	1.9	3.7	2.6	2.8

— annual % change	1.1	2.8	3.1	3.2	2.6	2.8
Employment[3]	2.2	1.5	(0.1)	2.3	1.5	1.3
Unemployment[4]	5.4	5.6	5.7	5.2	5.2	5.2
Wages[5]	2.4	3.7	3.7	3.4	3.5	3.1
CPI inflation[6]	3.1	2.4	1.3	1.8	1.6	1.5
Current account balance[7]	(4.8)	(3.1)	(3.8)	(4.0)	(4.0)	(3.8)
TWI[8]	50.5	49.3	51.3	53.9	55.0	55.0
90 day bank bill rate[8]	6.4	4.8	5.8	6.0	6.0	6.0

Sources: Statistics New Zealand, Primark Datastream, The Treasury

1
Finalised 21 November 2001.

2
Contribution to GDP growth.

3
Household Labour Force Survey, full-time equivalent employment.

4
Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

5
Quarterly Employment Survey, average hourly ordinary time earnings.

6
This is the CPI-consistent series targeted by the Reserve Bank. Annual percentage change, March quarter.

7
Year to 31 March, percentage of GDP.

8
Average for the March quarter.

Table 1.4—Fiscal indicators

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Operating Balance
Revenue	39,492	40,290	41,531	44,283	46,630	48,582
Expenses
Allocated expenses	(38,186)	(39,513)	(40,097)	(41,301)	(42,368)	(43,263)
Unallocated provisions for future initiatives	—	(90)	(450)	(975)	(1,475)	(2,376)
SOE/CE surpluses	103	298	839	901	883	911

Operating Balance	1,409	985	1,823	2,908	3,670	3,854
Less revaluations	698	243	—	—	—	—

OBERAC	2,107	1,228	1,823	2,908	3,670	3,854
Less contributions and returns on NZS Fund	—	(614)	(1,291)	(2,010)	(2,472)	(2,709)

Available after NZS Fund Requirements	2,107	614	532	898	1,198	1,145
Less
Unallocated capital provisions	—	(1,269)	(740)	(938)	(463)	(435)
Physical asset purchases and other	(682)	(1,077)	(1,391)	(1,285)	(806)	(878)
Movement in Net Debt	1,425	(1,732)	(1,599)	(1,325)	(71)	(168)
Net Debt	19,971	21,703	23,302	24,627	24,698	24,866
Net Debt (% of GDP)	17.5%	18.2%	18.9%	19.0%	18.2%	17.6%
Domestic Bond Programme[1]	3,572	4,100	5,070	5,620	3,730	874
Nominal GDP	114,275	118,980	123,271	129,725	135,373	141,076

Fiscal Indicators as a % of GDP
Gross debt	32.2%	31.2%	31.4%	31.9%	31.3%	30.7%
Net debt	17.5%	18.2%	18.9%	19.0%	18.2%	17.6%
Net worth	10.0%	10.5%	11.6%	13.2%	15.4%	17.5%
Revenue	34.6%	33.9%	33.7%	34.1%	34.4%	34.4%
Expense	33.4%	33.3%	32.9%	32.6%	32.4%	32.4%
OBERAC	1.8%	1.0%	1.5%	2.2%	2.7%	2.7%
Operating balance	1.2%	0.8%	1.5%	2.2%	2.7%	2.7%

New Zealand Superannuation Fund
Fund asset returns (after tax)[2]	—	14	91	210	372	559
Fund assets (year end)	—	614	1,904	3,914	6,379	9,091
% of GDP	0.0%	0.5%	1.5%	3.0%	4.7%	6.4%

1
The figure for 2002 is the face value of the bond programme. The actual cash raised by the programme is forecast to be $4,156 million, as the bonds are forecast to be issued at a premium. Further out the bond programme is an estimate of the cash expected to be raised. For the reconciliation between the bond programme and operating cash flows see the Statement of Cash Flows.

2
Returns on fund assets are recorded as revenue from investments in the operating balance (see Note 3 of the fiscal forecasts). However only the "after tax" portion of investment income accumulates in the NZS Fund.

Stop press—additional policy decisions

        Since the finalisation of the fiscal forecasts on 26 November 2001 the decisions outlined below have been finalised by the Government. These decisions have not been incorporated into the forecasts.

  •
  Paid Parental Leave—On 3 December, the Government formalised the arrangements for Paid Parental Leave, which will be implemented from 1 July 2002. The costs are expected to be around $40 million per year from 2002/03, which will be met by from the remaining fiscal provision (which is included in the forecasts and therefore have no impact on the operating balance or debt.

  •
  Teachers Pay Settlement—Agreement was reached on 6 December with the Post Primary Teachers Association on a new Secondary schools teachers collective employment contract. Although the costs have yet to be finalised they are expected to be around $30 million per year from 2002/03. The costs will be met from the remaining fiscal provision and therefore have no impact on the operating balance or debt.

2

Economic Outlook

Since our Budget forecasts global growth has been weaker than expected...

        At the time the 2001 Budget was finalised, global growth was projected to ease but then recover. In the event, world growth will be considerably weaker than expected over the second half of 2001. The US economy has decelerated further and contracted in the September quarter. Japan recorded consecutive falls in GDP in the June and September quarters. Growth also slowed markedly across the Euro area, with Germany recording two quarters of modest falls in GDP up to the September quarter.

...but New Zealand has outperformed

        While the world has tracked more in line with the "weaker world growth" scenario contained in the 2001 Budget, the New Zealand economy has developed in line with, or turned out better than, our Central Forecast:

  •
  GDP growth averaged just over 1% per quarter in the first half of 2001.

  •
  Unemployment fell to a 13-year low of 5.2% in the June quarter and remained there in the September quarter.

  •
  The annual current account deficit fell to 4% of GDP in the June 2001 quarter with a further fall expected in the September quarter.

  •
  The nominal economy grew by 6.4% over the year to June 2001, indicating strong income growth.

Table 2.1—Economic Outlook: Central Forecast1

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	(Annual Average % change, March years)
Private consumption	0.3	1.9	1.9	3.1	2.9	3.0
Public consumption[2]	(3.0)	2.8	1.0	3.7	0.8	1.4

Total Consumption	0.3	2.1	1.7	3.2	2.4	2.6

Residential investment	(15.9)	(4.6)	6.2	11.6	6.2	4.9
Market Investment	7.2	7.2	(3.7)	6.5	5.8	2.8
Non-Market Investment	(6.6)	(1.9)	3.3	2.8	2.8	2.8
Total Investment	(0.4)	4.5	(1.1)	7.4	5.8	3.3

Stocks[3]	(0.3)	(1.1)	0.7	0.1	0.0	0.0
Gross National Expenditure	(0.2)	1.4	1.7	4.2	3.1	2.7

Exports	6.8	2.9	2.3	7.3	5.4	4.5
Imports	0.4	0.2	1.4	9.8	7.3	4.7

GDP (Production Measure)	2.6	3.1	1.9	3.7	2.6	2.8

—annual % change, March qtr	1.1	2.8	3.1	3.2	2.6	2.8
Nominal GDP (expenditure basis)	5.5	5.9	2.6	5.5	4.4	4.2
GDP deflator	3.6	3.6	0.6	1.9	1.8	1.5
Employment[4]	2.2	1.5	(0.1)	2.3	1.5	1.3
Unemployment[5]	5.4	5.6	5.7	5.2	5.2	5.2
Wages[6]	2.4	3.7	3.7	3.4	3.5	3.1
CPI inflation[7]	3.1	2.4	1.3	1.8	1.6	1.5
Export prices[8]	19.6	2.5	(8.2)	(3.6)	(1.4)	(0.1)
Import prices[8]	15.3	(0.1)	(2.9)	(3.5)	(2.6)	(0.4)
Current account balance
—$million	(5338)	(3725)	(4612)	(5174)	(5304)	(5297)
—% of GDP	(4.8)	(3.1)	(3.8)	(4.0)	(4.0)	(3.8)
TWI[9]	50.5	49.3	51.3	53.9	55.0	55.0
90 day bank bill rate[9]	6.4	4.8	5.8	6.0	6.0	6.0
10 year bond rate[9]	6.0	6.3	6.5	6.2	6.2	6.2

Sources: Statistics New Zealand, Primark Datastream, The Treasury

NOTES:

1
Finalised 21 November 2001.

2
The forecast profile for public consumption is influenced by government defence spending.

3
Contribution to GDP growth.

4
Household Labour Force Survey, full-time equivalent employment.

5
Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

6
Quarterly Employment Survey, average hourly ordinary time earnings.

7
This is the CPI-consistent series targeted by the Reserve Bank. Annual percentage change, March quarter.

8
Overseas Trade Index basis, annual average percentage change, March quarter.

9
Average for the March quarter.

Assumptions Underlying the Central Forecast

        Global economic activity is assumed to evolve in a politically benign environment where any future political or military actions do not have significant negative effects on the overall economic climate.

        The international outlook conforms to that presented in the October and November Consensus forecasts, and Asia-Pacific Consensus forecasts.

        Recent events leading to lower confidence and heightened uncertainty are assumed to result in temporary "wait and see" attitudes among both consumers and businesses.

        The 2001/02 agricultural season is assumed to be an average or "normal" growing season.

        Our forecasts assume an equilibrium exchange rate of 55 on a Trade Weighted Index (TWI) basis, and an equilibrium short-term interest rate of 6.0%.

        We have assumed no change in announced Government policy as of 21 November 2001.

        One of the principal reasons why New Zealand growth has not followed the world down and tracked the weaker world growth scenario outlined in the 2001 Budget has been our robust terms of trade. Throughout much of the year New Zealand export prices have remained at high levels, rather than fallen in line with world growth. With export volumes also holding up, this has provided an important offset to weaker world growth as the income gains have fed through into the broader economy. This has supported investment, employment and consumption over the first half of calendar 2001, and led to a lower current account deficit.

        Overall, in the year to June 2001, New Zealand GDP grew at 3.2%. This was better than expected in the 2001 Budget forecast, largely as a result of the very strong growth of 2% in the June quarter. Some of this may reflect volatility in the data, particularly in business investment, given that the March quarter figure was surprisingly weak and at odds with most qualitative assessments of the underlying strength of the economy.

        We estimate growth continued in the September quarter, although at a slower rate than in the June quarter. Private consumption and residential investment look to have made positive contributions to growth over the quarter, with market investment providing a negative offset while the contribution from net exports will likely be modest either way. Our estimate is for 0.6% growth for the September 2001 quarter, but an outturn slightly above or below this (perhaps reflecting some bringing forward of activity in the June quarter outturn) would not materially alter our underlying Central Forecast profile.

Looking forward, weak world growth also dominates the short-term outlook

        Even before the events of 11 September, US and global growth prospects were being consistently revised down. Between the 2001 Budget in early May and September (compiled just prior to 11 September), forecast growth in our major trading partners was revised down 0.4 percentage points in calendar 2001 and 0.5 percentage points in calendar 2002.

        While there were signs in some economies the slowdown could be reaching a turning point prior to 11 September, it was also becoming clear that the expected recovery of trading partner growth was not underway in the second half of 2001. Following the terrorist attacks, sentiment around short-term global growth prospects changed markedly for the worse.

        Altogether, since the 2001 Budget trading partner growth prospects have been revised down from 2.4% to 1.4% in 2001, and from 3.6% to 1.9% in 2002. Underlying this fall are the significant downward revisions to growth prospects in the US and Japan.

US economy a major driver

        At the time the 2001 Budget was finalised in early May, Consensus forecasts were expecting economic recovery in the US in the second half of 2001, with a further pick-up in growth in 2002. Spending by US consumers was continuing to hold up, and marked reductions in interest rates together with impending tax cuts were expected to provide the basis for a recovery in growth.

        A stream of weak economic data pointed to the end of the long-running US economic expansion prior to 11 September. At the same time, however, there were some signs of the economy nearing a turning point. The impact of the shock of 11 September on business and consumer confidence has led forecasters to significantly downgrade their outlook for the US economy, which is now expected to continue to contract in the final months of 2001. Little improvement is expected in the first quarter of 2002 before the economy begins to recover as the substantial monetary and fiscal stimulus put in place begins to take effect. The most recent Consensus forecasts have the US economy growing at 1.1% in calendar 2001 and 0.7% in calendar 2002. Growth in calendar 2003 is expected to return to over 3%.

The outlook for other countries has also weakened...

        Consensus forecasts for Japan have been revised down sharply and are for annual contractions of -0.5% in calendar 2001 and -0.6% in calendar 2002. There is little sign of the world's second largest economy emerging from recession in the short term.

        Elsewhere in the Asia-Pacific region, forecasts for most economies have been scaled back sharply, with the notable exception of China. Those countries with large electronic export sectors have been hit particularly hard by the global slowdown and the shake-out in the technology sector worldwide. Downward revisions have been particularly marked for Hong Kong, Singapore, South Korea and Taiwan, with an outright contraction in 2001 expected for all of these economies with the exception of South Korea.

        Growth forecasts have also fallen across the Euro-zone amidst rising concern the region may not avoid recession as business confidence wanes, industrial production weakens and unemployment rises. Like many other central banks, the European Central Bank has cut interest rates by 150 basis points.

...although Australia continues to hold up in the short term

        Importantly for New Zealand, revisions to Australian growth prospects have been more moderate in the wake of recent global events. Relatively robust growth is forecast to continue at 2.1% in 2001 and 3.2% in 2002, down from September mean growth forecasts of 2.5% in 2001 and 4.0% in 2002. The weaker world economy is expected to have an impact on growth, particularly through the external sector. Domestic demand, however, is expected to hold up in the short term on the back of buoyancy in the housing sector, despite a deterioration in confidence and weakening labour markets. Steady growth in our largest trading partner is likely to provide some offset to the downturn elsewhere.

World Growth

        The world growth assumptions underpinning the Central Forecast are based on an average of private sector forecasts from Consensus Economics. As we noted in the body of the chapter, Consensus forecasts have declined significantly over the past year. Forecasts of global activity from the Organisation for Economic Cooperation and Development (OECD) and the International Monetary Fund (IMF), have similarly declined.

        Despite this our reading of the current international data suggests that further falls in forecasts for 2002, albeit more modest than seen this year, cannot be ruled out. One illustration of this is the wide range of views on the outlook for growth in the US in 2002. Figure 2.6 tracks the low and high forecasts, as well as the average from Consensus. As can be seen, recent events have seen a greater range of views develop around the short-term outlook despite 2002 being upon us.

        There are also downside risks to trading partner growth beyond 2002. The Consensus view implies a recovery in global growth to more satisfactory levels in the second half of 2002 and continuing into 2003. Even a short delay of a few quarters in US growth returning to around trend would likely see trading partner growth turn out materially lower. This possibility underpins the weaker world growth scenario in the Risks and Scenarios chapter.

        The risks around global growth are not one way, however, particularly once the contraction in activity comes to a halt. Our current Consensus forecast assumptions of growth in calendar 2003 are essentially analysts' views of trend growth in trading partners—as such they do not build in any significant period of above-trend cyclical growth despite the current period of weakness.

        Moreover just as the Consensus has lagged the slowdown in global growth over the past year, Consensus forecasts may also lag any upturn in global growth. Figure 2.7 shows Consensus forecasts from October 1998 at the bottom of the Asian financial crisis for the period 1998–2000 against the eventual outturns.

        Given the substantial fiscal and monetary stimulus injected into the US and other economies, we do expect to see economic recovery next year. The key uncertainty is the pace of the upturn. For the US, the 6 November 0.5% cut in the Federal Funds Rate by the Federal Reserve takes the benchmark US interest rate to its lowest level in 40 years, with further reductions possible. In terms of fiscal policy, the additional stimulus in 2002 could be in the order of 1.5%–2% of GDP.

        Figure 2.8 tracks the pace of recovery in US growth coming out of past recessions and compares this with the track implied by Consensus forecasts. Whether or not the US does recover more quickly will likely hinge on the extent of turnaround in investment and inventories.

New Zealand is well positioned to cope with weaker world growth...

        While the size of the external shock is significant, the actual impact on New Zealand of developments offshore is still uncertain. While New Zealand is unlikely to be immune to these external forces, a number of factors suggest the economy is somewhat better positioned to cope than it has been in similar instances in the past:

  •
  Many parts of the economy have recorded a second year of good income growth, while employment and wage growth has increased household incomes.

  •
  Firm's balance sheets appear healthy.

  •
  Unlike in some economies, there are few signs of any investment overhang, with residential investment at a cyclical low and capacity utilisation high.

  •
  New Zealand manufacturing exports have not been heavily exposed to the technology sector, which has driven the downturn in global industrial production.

  •
  The fall in oil prices is providing support to real income growth compared with a year ago.

  •
  The real exchange rate is at levels which provide stimulus to the export sector.

...and policy has also adjusted

        Faced with a large external shock to demand, macroeconomic policy has also moved to a more accommodative stance since the beginning of the year. The current monetary policy cycle peaked over the second half of 2000 when the Official Cash Rate (OCR) stood at 6.5%. Since March this year the Reserve Bank has cut the OCR five times and 1.75% in total, initially in a series of 0.25% cuts before 11 September, followed by an unscheduled cut of 0.5% on 19 September, and another 0.5% cut in mid-November. At 4.75% the level of the OCR is significantly lower than projected in the 2001 Budget and is close to levels when it was first introduced in early 1999. Reflecting this, mortgage rates are close to 30-year lows.

        With respect to fiscal policy, the progress made in fiscal consolidation over the past decade means automatic stabilisers are being allowed to operate fully.

Nevertheless, New Zealand is beginning to feel the effect of the global slowdown

        The impact of the global slowdown is starting to affect New Zealand through recent falls in tourism numbers, export prices, and business and consumer confidence.

        Monthly visitor arrivals have fallen in both September and October, with the fall in arrivals greatest among the high-spending US and Japanese visitors.

        World prices for some of New Zealand's commodities are showing the effects of slowing demand. Nevertheless, while New Zealand export commodity prices have fallen from historic high levels, given that the global economy has been slowing since the start of the year these prices have surprised with their resilience. Furthermore, falls in world prices have been somewhat offset by the weakness of the New Zealand dollar. Import prices, notably for oil, have also weakened.

        The picture around confidence has been a little more mixed. This is perhaps understandable given the difficulty of forming judgements about how shocks like 11 September will affect people's actions. The initial impact is of a strong negative shock to confidence and security, reinforced by the possibility of further terrorist attacks.

        In times of greater uncertainty and insecurity, households and firms become more cautious and postpone spending decisions. During our business talks firms indicated that while they were still relatively optimistic, they had become more cautious since the events of 11 September. More formal surveys of consumer and business confidence show sharp falls since the events of 11 September. Businesses' own activity expectations and investment and employment intentions, are falling but remain in positive territory.

Short-term outlook

New Zealand is not immune from weaker world growth...

        We expect the New Zealand economy to slow over the short term before picking up later in 2002 with the rebound in the global economy.

        There are a number of direct and indirect "transmission channels" through which we expect weaker world growth to impact on New Zealand. Amongst the key ones are:

  •
  lower demand for New Zealand exports (including tourism)

  •
  lower export prices, only partially offset by lower import prices

  •
  heightened uncertainty and weaker sentiment over the short term leading to a lower domestic spending profile.

        The key judgements in this set of forecasts concern the mechanisms through which the shock is transmitted to New Zealand, and the size and timing of the impact.

...as the global downturn hits export growth...

        We expect the immediate impact of weak global growth to show up in weaker demand for exports, most notably for services as a result of declining tourist numbers. The negative effect of weaker global growth on incomes together with an aversion to international travel, particularly among American and Japanese tourists, is assumed to have a significant negative impact on total arrivals in New Zealand, relative to previous expectations, until mid-to-late 2002. This is in spite of a competitive exchange rate.

        Visitor arrivals fell sharply in September and October, with US and Japanese arrivals clearly showing an impact from 11 September. Going forward into 2002, we expect this weakness to continue despite some potential offset from greater numbers of Australian and Asian tourists, which is helped by the perception of New Zealand as a safe travel destination. Service exports are expected to fall in both the December and March quarters. From the second half of 2002 we expect tourism numbers to pick up as incomes recover on the back of a rebound in global growth, and as people feel more comfortable about international air travel.

        Merchandise export volumes are also expected to contract mildly in late 2001 and early 2002, with the global slowdown particularly impacting on the more demand-sensitive non-commodity manufacturing, crude materials and forestry export sectors. Nevertheless, robust growth in the Australian economy—our largest export destination—provides a significant offset to weak activity elsewhere. In particular, very strong growth in Australian residential investment is expected to provide support for New Zealand manufactured and forestry exports.

        New Zealand's agricultural export volumes are largely driven by supply-side factors and hence tend to be less sensitive to fluctuations in international demand. Dairy exports are projected to ease in the near term as climatic conditions are assumed to return to "normal" this year following the rapid growth of the past two seasons. Meat exports also decline in the near term, partially reflecting the recent increase in slaughtering earlier in 2001 as a result of last season's dry conditions, before returning to steady growth.

        Overall, we expect total export volumes to fall marginally over the short term, largely as a result of falling services and flat non-commodity manufactured exports. As trading partner growth recovers mid-2002, exports are expected to pick up from the end of 2002. Recovery in global growth will reinforce the competitive effect of the exchange rate for non-commodity manufactured exports. The lack of international demand over the past year is likely to be one of the reasons why manufacturing export growth has not performed as strongly over the past year, as might have been expected given the New Zealand exchange rate. Bilateral exchange rate movements are another.

        Should weaker world growth continue throughout most of 2002, then there is downside risk to our Central Forecast, which is explored in one of our scenarios in the Risks and Scenarios chapter.

...and prices

        Weaker world demand is also expected to have a significant negative impact on world prices for New Zealand exports towards the end of 2001 and throughout most of calendar 2002, before gradually recovering further out. However, we assumed that export prices would decline in the 2001 Budget, and so far they have held up surprisingly well.

        Compared with previous downturns, New Zealand's world export prices have remained relatively strong in the face of slow world economic growth. This is primarily due to meat and dairy prices holding up at historically high levels owing to market specific factors like: constraints on lamb supply in the UK following the BSE and foot-and-mouth disease outbreaks; stronger beef prices in the US reflecting recent supply-driven US beef price rises; and higher dairy prices owing to cuts in European export subsidy rates. While our Central Forecast is based on a fall in export prices, one of the scenarios maps out the possibility of a more modest fall in export prices.

        Consistent with previous global downturns, our Central Forecast therefore assumes that world export prices will fall, although not to the same extent due in part to the market specific factors discussed above. Overall, world prices for New Zealand exports are expected to fall by about 8% in the year to March 2003.

        As global demand weakens import prices are also expected to moderate across the board. The fall in import prices reflects the historical relationship between weaker global growth and softer import prices. However, import prices are not expected to fall to the same extent as export prices. A larger import price fall would provide an important offset to export price falls.

Oil Prices

        Oil prices have fallen dramatically since the 11 September attacks, from around US$27 a barrel in early September to US$19 a barrel more recently. The future oil price profile is a major uncertainty in our forecasts.

        The methodology underlying the Treasury's oil price attempts to capture information from Consensus forecasts, Brent crude futures prices, and the perceived long-run equilibrium price of oil. Reflecting the trends shown by both the Consensus view and Brent Futures prices, our profile is for prices to steadily recover to around US$22.50 over the next 18 months before easing back towards our assumed "equilibrium" level for crude prices of US$18.50 (based on an historical average).

        There are clear risks to this profile both on the upside and downside. Should OPEC prove successful in moving oil prices to the middle of its target range of US$22–28 per barrel, oil prices could rise considerably higher than our forecasts. Conversely, further deterioration in the world economic outlook, and consequently weaker demand for oil, could lead to prices remaining at or below current levels for some quarters to come.

        In our Central Forecast we expect the terms of trade to deteriorate sharply going into the first half of 2002 as our prices for exports fall away quicker than import prices. Despite these falls, the terms of trade remain slightly above the lows reached in 1990/91 and 1997/98, supported by structural factors impacting New Zealand's key agricultural prices, as well as oil prices remaining below recent highs. The terms of trade subsequently recover over 2002/03 as global growth picks up and commodity prices recover.

        Greater uncertainty negatively affects business confidence and feeds into investment...

        The third principal channel we see operating over the short-term is from domestic confidence to spending. We see weaker confidence having an impact on the willingness of both firms and households to employ, spend and invest. However, it is very hard to quantify this impact. Assuming that further political or military actions do not have any significant effects on the international economic climate, we expect to see some of the uncertainty, insecurity and risk aversion associated with 11 September dissipate over time as firms and households become clearer about its lasting impacts, even if these are negative for a period of time.

        In light of greater uncertainty around the outlook, firms will be more cautious about undertaking new investment. This will be reinforced by expectations of slower income growth over the short term as export growth falls away and domestic demand moderates. However, good balance sheets, lower interest rates, recent high levels of capacity utilisation, and the expectation of a recovery means that we do not expect to see large declines in investment. Overall, we expect market investment to fall around 4% in the year to March 2003 with a couple of negative quarters of investment spending in the December 2001 and the March 2002 quarters.

        Going into 2003 investment growth begins to pick up as profit growth, and the need to undertake investment as the economy nears capacity, plus a relatively tight labour market going forward all provide support to business investment as deferred projects are brought back on line.

...the labour market...

        We also expect firms to be more cautious about taking on additional employees. As a result, employment growth stops over the short term and for much of 2002 as firms delay hiring, and seasonal employment is more muted in selected industries, notably tourism. However, the extent of the slowing in employment growth is expected to be more modest than in previous downturns as firms look to maintain the bulk of their workforce given the relatively tight labour market. Demand for skilled labour is likely to hold up as firms seek to fill skilled vacancies as the opportunity arises.

        As a consequence we therefore expect the unemployment rate to rise moderately until mid-2002, although continuing to remain under 6% as a softening in the labour participation rate offsets some of the impact of weaker employment growth.

        As the economy regains momentum over 2002/03, firms resume hiring, employment growth resumes from mid-2002 leading to a pick-up in the labour market and a rise in the participation rate. Unemployment begins to fall towards 5.5% by the end of 2003.

...and households.

        The "wait and see" attitude of firms is expected to be mirrored by households. Greater uncertainty leads households to be more cautious about their expenditure patterns over the short term as a weaker labour market, and slower global growth and aggregate demand lead to more modest farm and entrepreneurial income growth. With household net wealth also remaining flat, consumption growth is expected to moderate and remain subdued over the first half of 2002.

        However, the turnaround in migration and the moderate pick-up in residential investment are expected to provide some support to consumption.

        Activity in the housing sector and residential construction is expected to continue to increase modestly over the short term, as lower consumer confidence provides some offset to lower interest rates. Once consumer confidence turns around, lower interest rates and net inward migration should all provide support to a pick-up in residential investment in 2002/03, although not to the levels of the Auckland housing boom of the mid-1990s. The pick-up in the housing market also provides support for house prices, which in turn, bolsters household wealth.

GDP growth profile is more cyclical than expected in the 2001 Budget

        Overall, the short-term profile for real GDP growth is considerably more cyclical than forecast in the 2001 Budget. On an annual percent change basis growth falls to around 1.0% in the first half of calendar 2002 before rebounding to 3% in early 2003 and rising to 4% towards the end of 2003. Growth is expected to be weakest over the period December quarter 2001 to June quarter 2002—on average only slightly positive. Thereafter, growth recovers to above trend rates on a quarterly basis by the end of 2002 and in early 2003. In annual average terms, this sees real GDP growth of 3.1% in the year to March 2002 and 1.9% in the year to March 2003.

        Such outturns would see New Zealand GDP growth matching or outperforming the OECD average over the period 1999-2003.

        The profile for nominal GDP growth is also more cyclical, which has implications for our fiscal forecasts in the next chapter. Nominal growth in the year to March 2002 is forecast to be 5.9%, partly as a result of the strong June quarter outturn. In the year to March 2003, lower real growth and lower inflation leads nominal growth to fall to 2.6%, before picking up further out as growth rebounds.

The inflation outlook looks benign over the short term

        With reduced growth and weaker global price pressures (including for oil) the outlook for inflation in the short term is more moderate than we had assumed in the 2001 Budget. In the labour market, short-term wage pressure is diluted by concerns about the world economy and a rise in the unemployment rate. Our projections have CPI inflation falling back to the middle of the Reserve Bank's target range by the December 2002 quarter as pricing pressures ease on the back of weaker unit labour costs and weaker world export and import prices. Weaker demand also makes it more difficult for firms to pass on price rises.

        As growth picks up over 2002/03, the Reserve Bank is assumed to steadily return the Official Cash Rate to around 6.0%, our current estimate of neutral short-term interest rates, to lean against any emerging inflationary pressures. This is also helped by a modest appreciation in the exchange rate.

The current account will continue to improve in the short run, but weaker world demand will see it decline moderately in 2002/03

        The current account has improved more than expected throughout the year, although slower export growth in the year ahead, together with the forecast fall in the terms of trade slows down the extent of further improvement. However, declines in business investment and consumption expenditure lead to a fall in imports. As global growth slows, profits from New Zealand subsidiaries offshore are expected to fall. In the year to March 2002, the current account is expected to fall to around 3% of GDP, before deteriorating in 2002/03 as the goods and services surplus retraces some of the recent gains. Government defence spending adds to imports over most of the forecast period.

Longer term outlook—2003/04 and beyond

Over the medium term the economy continues to post good growth

        In the year to March 2004, the economy is forecast to enjoy growth of 3.7% as export growth accelerates markedly, and as the domestic economy recovers strongly. The forecast resumption of business investment growth, and the improvement in the labour market see a strong pickup in domestic demand. However, as economic growth and business investment recovers, imports also increase so that net exports make a negative contribution to growth towards the end of the forecast horizon.

        The outer years of the forecast period see some slowing of the economy, with average annual growth falling back to around trend growth of around 2.75%. Rising interest rates from late 2002 slow some components of domestic demand and help close an emerging positive output gap, while a gradual appreciation of the TWI to its expected long term equilibrium level moderates export growth.

Exports continue to recover...

        Over the medium term, exports continue to recover. In volume terms, agricultural exports are expected to steadily increase over the forecast horizon due to increased stock numbers as well as productivity improvements. Non-commodity exports continue to do well on the back of continuing world growth and the exchange rate converging to its assumed equilibrium level.

...as does domestic demand

        Business investment remains fairly strong further out in the forecast period given a continued tight labour market. To overcome capacity and labour market constraints firms are expected to meet more of their output growth from capital rather than labour. This will also serve to underpin average labour productivity of around 1.5% over the forecast period.

        Consistent with rising economic growth over the medium term, labour demand also picks up. Employment growth is expected to gain momentum going into 2003/04 with the unemployment rate returning to around current levels of just over 5% as the higher participation rate and continued moderate net migration inflows offset further employment growth.

Monetary conditions

        In late 2003 and early 2004, inflation tracks marginally above the mid-point of the target band as unit labour costs pickup somewhat and a slightly positive output gap emerges. However, the impact of rising interest rates leans against any emerging inflation pressures and inflation tracks down toward the mid-point of the Reserve Bank's target inflation band.

Current account improves further out

        Following the deterioration in the current account deficit to 3.8% of GDP in 2003, the deficit falls further to 4.0% of GDP as imports increase on the back of the pick-up in investment spending and domestic consumption. Further out, continued steady improvement in service exports underpins an improvement in the current account balance at the end of the forecast horizon.

Growth in the nominal economy rebounds

        Over the last three years of the forecast horizon the nominal economy is forecast to record solid growth of 4% to 5%, owing to the combined contribution of relatively steady GDP growth and stable inflation around the middle of the Reserve Bank's target band. This growth in nominal GDP underpins solid revenue growth in our fiscal forecasts.

3

Fiscal Outlook

Introduction

        This chapter discusses the trends, influences and assumptions behind the outlook for the Crown's finances. The discussion covers:

  •
  key components of the operating balance including tax revenue, expenses, and state-owned enterprises' and Crown entities' surpluses

  •
  net worth and net debt, including the relation between the operating balance and net worth and net debt, and details of revisions to the 2001/02 bond programme.

        Following these sections are technical tables and information including fiscal indicators, OBERAC methodology, a reconciliation of the operating balance since the 2001 Budget, the Government's operating and capital provisions, the relationship between the operating balance and net debt, the Air New Zealand recapitalisation package and the NZS Fund assumptions.

        Page 70 outlines the impending change to how the Crown will prepare its fiscal forecasts and Crown financial statements through the introduction of line-by-line consolidation of SOEs and Crown entities

Influences on the Operating Balance

        Operating surpluses will continue to rise over the forecast period.

        In 2001/02, the OBERAC is $1.2 billion once the operating balance is adjusted for ACC and GSF revaluations of around $250 million. Thereafter, both the OBERAC (see page 61) and operating balance grow from $1.8 billion in 2002/03 (1.5% of GDP) to $3.9 billion in 2005/06 (2.7% of GDP).

        The following sections discuss the trends in the three main operating balance components (revenue, expenses and SOE/CE surpluses) and any significant changes in these components since the 2001 Budget.

        For a detailed comparison of key fiscal indicators with the 2001 Budget, see Table 3.4 on pages 58 and 59.

Tax Revenue

The main driver of tax revenue is nominal economic growth

        Tax revenue is expected to grow broadly in line with growth in nominal GDP, apart from in 2001/02.

        An expected drop in corporate tax in 2001/02 is the major factor behind total tax revenue growth of 2.3% in 2001/02.

        Tax forecasts across all years are lower compared with the 2001 Budget, with by far the biggest reduction ($840 million) occurring in 2002/03.

PAYE forecasts largely track wages and salaries, but...

        Source deductions (PAYE) is tax paid on wages and salary income and is the largest single component of tax revenue.

        Source deductions' growth is usually slightly above growth in wages and salaries owing to the "fiscal drag" effect, where income growth over time moves more people into higher tax brackets.

        However, in 2001/02, the gap between the two growth rates is larger than usual. This is because PAYE is also paid on social welfare benefits and NZ Superannuation and, in 2001/02, growth in benefits is expected to be slightly ahead of growth in wages and salaries.

...GST growth is well in excess of growth in domestic consumption

        A substantial shift in GST revenue from the latter part of 2000/01 into the early part of 2001/02 has boosted growth in GST above growth in underlying domestic consumption.

        This revenue shift prompted an increase to the GST forecast for 2001/02.

        This increase in the forecast continues through later years as GST grows in line with domestic consumption.

Corporate tax dips, but recovers

        There is some downward pressure on the corporate tax forecast for 2001/02, with tax from the savings and investment sector expected to be lower than 2000/01 as a result of poor investment returns.

        It is also expected that many large companies will reduce their estimates of tax liability, which is likely to have a negative effect on tax revenue in terms of both provisional tax and terminal tax.

        On the other hand, the tax revenue of small companies to date is higher than last year's level, which puts upward pressure on the forecast.

        On balance, corporate tax revenue is expected to decline by nearly 6% in 2001/02.

        With profits expected to stagnate in 2003, corporate tax growth in the 2002/03 year is expected to be slight. However, tax growth recovers again in 2003/04 on the back of strong profit growth.

Other persons' tax is affected by fluctuations in terminal tax and refund payments

        Net other persons' tax is tax paid mainly by the self-employed, farmers and investors, less refunds paid to all individuals.

        The increased level of other persons' refunds to date in 2001/02 has a flow on to the level of terminal tax. This is likely to be down compared to last year, particularly since terminal tax was unusually high in 2000/01 when there was a great deal of terminal tax paid by individuals who had shifted income into the 2000 tax year to minimise the effects of the tax rate rise. Consequently, growth in net other persons' tax is well below growth in entrepreneurial income for 2001/02.

        Terminal tax, mostly from farmers, is expected to boost other persons' tax growth in 2002/03, aided by a fall in refunds.

        For the remainder of the forecast horizon, net other persons' tax is expected to grow broadly in line with growth in entrepreneurial income.

Risks around the tax forecasts from judgements made

        As always, the main risks around the tax forecasts are economic. The macroeconomic forecasts are the primary input into the tax forecasts, which means that the accuracy of the tax forecasts depends, to a large extent, on the accuracy of the economic forecasts.

        However, when formulating tax forecasts, many judgements need to be made. Having to make these judgements introduces further risks to the accuracy of the tax forecasts.

        Particular risks in these forecasts stem from:

  •
  reconciling tensions between recent tax data and economic data, particularly for PAYE and GST

  •
  determining the incidence of revenue recognition, particularly in self-assessed tax types such as other persons and companies, where terminal tax and refunds can shift tax revenue between years

  •
  deciding how much of an effect tax losses will have on tax revenue over the next few years in corporate and other persons' tax.

Inland Revenue's Forecasts

        In line with established practice, the Inland Revenue Department has prepared an independent set of tax forecasts, based in the short term on more detailed analysis of taxpayer information, and in the longer term reflecting the same underlying macroeconomic trends.

        Aggregate differences between the two sets of forecasts in the 2001/02 and 2002/03 fiscal years are negligible. Over subsequent years, Inland Revenue projects total tax revenue to be somewhat lower than the Treasury's estimates. However, the differences between the total tax forecasts are less than 1%.

        The two sets of forecasts are compared in Table A.1.

Expenses

Expenses as a percentage of GDP continue to trend down

        Expenses fall as a percentage of GDP from 33.4% in 2000/01 to 32.4% in 2005/06.

        Over the same period, nominal expenses grow by around 4% each year, owing to both policy spending and demand-driven factors. This represents an increase of around $7.4 billion from $38.2 billion in 2000/01 to $45.6 billion in 2005/06.

        Demand-driven factors outlined in Figure 3.6 account for around 40% ($3.2 billion) of the expense increase. These factors include demographic impacts and CPI indexation of benefits. They are not met from the fiscal provisions, as the Government has little direct influence over their movement.

        Over the five year forecast period:

  •
  CPI indexation averages 1.6%, increasing benefits expenses by around $1 billion

  •
  population growth increases the number of invalids and superannuitants by 47,500, this being the main demographic drivers for Social Security and Welfare (SSW) expenses

  •
  population ageing is the main driver for health demographics

  •
  school and tertiary rolls increase by around 25,000.

        Other expense categories remain relatively static, except finance costs which increase slightly reflecting higher nominal debt levels.

        Around 60% ($4.2 billion) of increases in expenses is policy driven, comprising the Government's operating provisions (see Figure 3.7).

        The bulk of the expenses allocated to date from the provisions has been directed towards Education, Health and Social Security and Welfare ($1.8 billion1). Around $2.4 billion remains unallocated. These amounts are intended to fund new initiatives, while managing cost pressures the Government can directly influence.

1
Comprises $0.6 billion allocated in the 2001 Budget package, and $1.2 billion for the health package announced in December 2001.

        Table 3.8 outlines the policy decisions affecting expenses since Budget 2001.

Health spending the key feature of expense growth since the 2001 Budget

        The Government has announced an increase in cumulative health spending of $2.4 billion over the next three financial years, over and above funding for existing demographic and other forecasting items. The announcement represents a health package of $400 million growth in each year of 2002/03, 2003/04 and 2004/05.

        Table 3.1 shows the growth of health spending year on year.

Table 3.1—Growth in health expenses

	2000/01 Actual[1]	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Health spending	7,342	7,797	8,225	8,744	9,264	9,385
Sources of growth
Demographic adjustment		92	94	96	98	100
Budget 2000 initiatives profile difference		8	30	20	—	—
2000 contingency (DEFU 2000)		(22)	1	—	—	—
Previous Budget decisions		(14)	31	20	—	—
Health payments to ACC		173	(17)	9	22	22
Expense transfers between years[2]		62	(62)
Budget 2001 initiatives		246	(7)	—	—	—
Health package announcement		—	400	400	400	—
Other (includes forecasting)[1]		(104)	(11)	(6)	—	(1)

Total growth		455	428	519	520	121

Source: The Treasury

NOTES:

Included in 2000/01 is unappropriated expenditure on pharmaceuticals and laboratory services which does not flow through to future outyears.

2
Expense transfers of $30 million were made from 2000/01 to 2001/02 which do not flow through to future outyears.

SOE and Crown Entity Surpluses

        SOE and Crown entity surpluses have generally decreased from prior years (excluding 2000/01). In 2000/01 and 2001/02, the surplus is affected by increases in the ACC outstanding claims liability ($420 million and $205 million respectively).

        Abstracting from the ACC liability valuation impacts, gross SOE and Crown entity surpluses are around $850 million in 2001/02, rising over the forecast period to $1.3 billion in 2005/06.

        SOE and Crown entity surpluses are lower than the 2001 Budget forecasts for 2001/02. This is primarily due to two factors:

  •
  forecast revisions to the deficits for the DHBs. The current forecasts include a combined net deficit of $220 million. DHB deficits are forecast to be around zero by 2003/04

  •
  ACC valuation changes have resulted in an increase in the outstanding claims liability of around $205 million.

        Surpluses are higher than those forecast in the 2001 Budget for the remainder of the forecast period owing to additional deficits in the DHBs being more than offset by improved surpluses from SOEs.

Influences on Net Worth and Debt

Operating surpluses increase net worth and generate cash...

        Net worth increases by $13.2 billion from $11.5 billion to $24.7 billion between 2000/01 and 2005/06. This increase reflects the level of operating balances over the forecast period of around $13.2 billion.

        Table 3.2 shows how the forecast operating surpluses flow through to the Statement of Financial Position over the five-year forecast period.

        Some portions of the operating surplus are non-cash in nature, including:

  •
  depreciation of $5.0 billion, for which a broadly equivalent amount of cash is earmarked for maintaining existing physical asset levels; offset by

  •
  SOE and Crown entity net surpluses of $3.8 billion, which are retained by the SOEs and Crown entities and increase the Crown's investment in these entities

  •
  NZS Fund returns (after tax) of $1.2 billion, which are retained by the NZS Fund, and increase the Crown's investment in this asset.

        Adjusting for these items, the rising operating surplus profile generates a similar level of operating cash flows ($13.0 billion). The Crown can use this cash to either invest in assets or repay debt.

Table 3.2—Impact of operating surpluses on the balance sheet from 2001/02 to 2005/06

        In the 2001 Budget, the forecast financing requirement for the years 2000/01 to 2004/05 was $7.6 billion. The updated financing requirement for the comparative period is now around $1.5 billion higher. This primarily reflects the Air New Zealand recapitalisation package (around $1 billion), higher student loan advances and refinancing of DHB debt (around $0.7 billion combined), partially offset by a higher than expected surplus cash position of $0.5 billion in 2000/01.

...though investment claims outweigh available cash surpluses

        The Crown invests $23.6 billion cash—$10.6 billion more than its operating cash flows over the forecast period, including2:

The capital provisions are allocated across purchases of assets, SOE/Crown entity capital injections, and advances (see Tables 3.9 and 3.10 on pages 65 and 66).

•
maintaining and improving the existing asset base ($9.1 billion) and providing injections of $1 billion to DHBs and for establishing Kiwibank

•
investing in the NZS Fund ($7.9 billion)

•
funding advances ($5.7 billion). The advances comprise student loans of $3.9 billion with the remaining $1.8 billion relating to refinancing Crown entity private sector debt (DHBs and Housing New Zealand Corporation) and other miscellaneous advance activity.

        To fund the difference of $10.6 billion between operating cash flows and investment programme requirements, existing levels of marketable securities and deposits (MSDs) will be run down and new debt will be required.

        Gross debt increases by around $6.6 billion and MSDs decrease by around $3.9 billion over the forecast horizon. The change in these financial assets and liabilities, together with other working capital movements (for example, movements in accounts payable), funds the $10.6 billion additional investment in the balance sheet.

        The increase in net debt over the forecast period is $4.9 billion, lower than the total funding requirement of $10.6 billion mentioned above. Net debt is not influenced by movements in advances (mainly student loans and refinancing Crown entity debt) or foreign exchange revaluations of overseas debt (which is fully hedged by movements in foreign currency denominated financial assets)3.

Table 3.11 on page 66 outlines the relationship between the operating balance and net debt in detail.

Debt as a percentage of GDP rises slightly in the middle of the forecast period before falling again

        While both gross and net debt increase in nominal terms over the forecast period, of more relevance is how debt tracks with growth in the economy.

        The Government's debt objective is established at a gross debt constraint of 30% of GDP. The associated net debt indicator is 20% of GDP.

        Gross debt falls as a percentage of GDP from around 32% at the start of the forecast period to slightly below 31% by 2005/06.

        Net debt increases from 17.5% in 2001 to 19% in 2003/04, before dropping back to 17.6% at the end of the forecast period.

        Net debt and gross debt as a percentage of GDP rise in the middle of the forecast period mainly owing to lower economic growth in earlier years and the bringing forward of capital spending. Stronger economic growth towards the end of the period sees the trends moving downwards again.

Influences on gross and net debt

        Generally, nominal gross debt increases relatively faster than net debt due to net student loan4 capital requirements, which average around $775 million per year.

These are neutral from a net debt perspective as advances are included in the definition of "financial assets".

        Additional factors causing the tracks to diverge over the forecast horizon include:

  •
  the bulk of the existing Housing and Health sector5 private sector debt refinancing, which takes place in 2001/02 ($700 million), $300 million in 2002.03 and 2003/04 ($770 million), which only impacts on gross debt

The Crown has undertaken to refinance DHB and Housing New Zealand Corporation private sector debt with Crown-issued debt as it results in overall lower interest costs. This is a technical change that increases gross Crown-issued debt. Because it brings a financial asset onto the Crown's balance sheet, however, there is no impact on net debt. Since the 2001 Budget, revised forecasts from DHBs have increased the refinancing requirements by around $330 million.

•
in 2001/02 and 2002/03, funding requirements are partially met through a decrease in holdings of MSDs, which only impact on net debt.

Changes in debt relative to the 2001 Budget

        Both gross and net debt increase relative to the 2001 Budget. The key changes in funding requirements for the comparable period of 2000/01 to 2004/05 are:

  •
  lower forecast cash generated from operating balances from 2001/02 ($0.4 billion), offset by an improved surplus cash position in 2000/01 from forecast of around $0.5 billion

  •
  higher forecast demand for student loans, in tandem with revised forecast requirements to fund DHB debt refinancing ($0.7 billion combined)

  •
  increases in the capital provisions ($1 billion) for the Air New Zealand recapitalisation package.

        Net debt (in nominal terms and as a percentage of GDP) is, on average, slightly higher across the forecast horizon than the 2001 Budget.

Net debt and the domestic bond programme

        The domestic bond programme for 2001/02 is now $4.1 billion, a $600 million increase over the programme announced at the time of the 2001 Budget. The bond programme finances the Crown's operating, investing and financing cash flows.

        Table 3.3 outlines the reconciliation of the change in the 2001/02 programme.

Table 3.3—Change in domestic bond programme

Change from the 2001 Budget	$ million	Explanation
Additional 2001/02 funding requirement	(1,100)	Additional operating and investing activity requiring finance[6] — mainly to allow for the recapitalisation of Air New Zealand.
Funded from:
• Outturn from 2000/01 fiscal year	500	Additional cash available from the better than expected 2000/01 financial year.
• New Zealand Dollar swap programme provision	500	The original 2001/02 bond programme made some allowance for issuing domestic bonds to fund foreign currency reserves, via the swap market. Foreign currency reserves will now be funded entirely by borrowing directly in foreign currencies during 2001/02. This creates capacity in the domestic bond programme to fund the additional cash requirement.[7]
Residual 2001/02 funding requirement	(100)
Partial pre-funding of 2002/03 debt programme	(500)	A decision has been taken to partially pre-fund the 2002/03 borrowing requirement. This reduces the forecast 2002/03 bond programme to around the $5.1 billion shown in the fiscal forecasts (it would otherwise be $5.6 billion).
Increase in 2001/02 domestic debt programme	(600)

The operating and investing cash flows incorporate cash flows from operations, net purchase of physical assets, net increase in advances, net purchase of investments (essentially capital injections/(withdrawals) to SOEs and Crown entities) and the capital provision.

While this strategy alleviates the need to increase domestic borrowing, there will be an increase in foreign currency borrowing, therefore total Government debt increases.

Forecast increases in the level of the domestic bond programme

        The forecasts indicate that the domestic bond programme is to increase in nominal terms over the next two years, at $5.1 billion and $5.6 billion for 2002/03 and 2003/04 respectively—which is somewhat larger than was experienced during the late 1990s.

        However, the nominal increases should be viewed in context with the relative size of the economy. Growth in the New Zealand economy means that the $5.1 billion debt programme is forecast (in 2002/03) to be much smaller relative to GDP (4.1%) than was the case in 1991/92 (9.2%) when the domestic debt programme amounted to $6.8 billion.

Fiscal Indicators—Comparison with 2001 Budget

        Table 3.4—Fiscal indicators—compares key fiscal information with the 2001 Budget

	2001 Actual	2002 Budget	2002 DEFU	2003 Budget	2003 DEFU
	($ million, year ended 30 June)
Statement of Financial Performance
Revenue
Taxation revenue	36,738	37,685	37,571	39,818	38,978
Other revenue	2,754	2,311	2,719	2,469	2,553

Total Revenue	39,492	39,996	40,290	42,287	41,531

Ratio to GDP (%)	34.6%	34.1%	33.9%	34.2%	33.7%
Tax ratio to GDP (%)	32.1%	32.1%	31.6%	32.2%	31.6%
Expenses
Functional expenses	35,750	36,810	37,186	37,385	37,775
Finance costs	2,483	2,395	2,345	2,334	2,322
Net foreign exchange gains	(47)	—	(18)	—	—
Provision for future initiatives	—	160	90	955	450

Total Expenses	38,186	39,365	39,603	40,674	40,547

Ratio to GDP (%)	33.4%	33.6%	33.3%	32.9%	32.9%
Contribution of SOEs and CEs
Surplus attributable to SOEs and Ces	424	953	634	1,050	1,089
Dividends and other distributions	(321)	(208)	(336)	(222)	(250)

Net Contribution of SOEs and CEs	103	745	298	828	839

Operating Balance	1,409	1,376	985	2,441	1,823

Ratio to GDP (%)	1.2%	1.2%	0.8%	2.0%	1.5%
Statement of Financial Position
Assets (excluding NZS Fund assets)	65,081	63,233	65,934	65,351	67,817
NZS Fund assets	—	617	614	1,888	1,904
Liabilities	(53,618)	(51,893)	(54,106)	(52,841)	(55,456)
Crown Balance (net worth)	11,463	11,957	12,442	14,398	14,265

Ratio to GDP (%)	10.0%	10.2%	10.5%	11.7%	11.6%
Statement of Borrowings
Crown Debt
Gross debt	36,761	35,831	37,105	36,887	38,708
less financial assets	(16,790)	(14,368)	(15,402)	(14,846)	(15,406)

Net Crown Debt	19,971	21,463	21,703	22,041	23,302

Net Crown debt to GDP (%)	17.5%	18.3%	18.2%	17.8%	18.9%
Gross debt to GDP (%)	32.2%	30.5%	31.2%	29.9%	31.4%
Net debt repayment/(increase)	1,425	(1,031)	(1,732)	(578)	(1,599)
Nominal GDP	114,275	117,323	118,980	123,573	123,271

Source: The Treasury

	2004 Budget	2004 DEFU	2005 Budget	2005 DEFU	2006 DEFU
	($ million, year ended 30 June)
Statement of Financial Performance
Revenue
Taxation revenue	41,661	41,359	43,468	43,344	44,952
Other revenue	2,770	2,924	3,085	3,286	3,630

Total Revenue	44,431	44,283	46,553	46,630	48,582

Ratio to GDP (%)	34.4%	34.1%	34.6%	34.4%	34.4%
Tax ratio to GDP (%)	32.3%	31.9%	32.3%	32.0%	31.9%
Expenses
Functional expenses	38,026	38,793	38,633	39,774	40,622
Finance costs	2,409	2,508	2,431	2,594	2,641
Net foreign exchange gains	—	—	—	—	—
Provision for future initiatives	1,855	975	2,755	1,475	2,376

Total Expenses	42,290	42,276	43,819	43,843	45,639

Ratio to GDP (%)	32.7%	32.6%	32.6%	32.4%	32.4%
Contribution of SOEs and CEs
Surplus attributable to SOEs and CEs	1,163	1,214	1,185	1,248	1,295
Dividends and other distributions	(247)	(313)	(267)	(365)	(384)

Net Contribution of SOEs and CEs	916	901	918	883	911

Operating Balance	3,057	2,908	3,652	3,670	3,854

Ratio to GDP (%)	2.4%	2.2%	2.7%	2.7%	2.7%
Statement of Financial Position
Assets (excluding NZS Fund assets)	68,753	71,276	70,844	73,277	75,223
NZS Fund assets	3,852	3,914	6,665	6,379	9,091
Liabilities	(55,150)	(58,017)	(56,402)	(58,813)	(59,617)

Crown Balance (net worth)	17,455	17,173	21,107	20,843	24,697

Ratio to GDP (%)	13.5%	13.2%	15.7%	15.4%	17.5%
Statement of Borrowings
Crown Debt
Gross debt	39,368	41,400	40,815	42,326	43,368
less financial assets	(16,138)	(16,773)	(16,555)	(17,628)	(18,502)

Net Crown Debt	23,230	24,627	24,260	24,698	24,866

Net Crown debt to GDP (%)	18.0%	19.0%	18.0%	18.2%	17.6%
Gross debt to GDP (%)	30.5%	31.9%	30.3%	31.3%	30.7%
Net debt repayment/(increase)	(1,189)	(1,325)	(1,030)	(71)	(168)
Nominal GDP	129,179	129,725	134,563	135,373	141,076

Source: The Treasury

Operating Balance Excluding Revaluations and Accounting Policy Changes (OBERAC)

        The OBERAC is an additional fiscal indicator that strips out revaluation movements and accounting policy changes to provide a measure of underlying financial stewardship. The OBERAC is not a measure of the controllable portion of the operating balance. As such, it does not isolate aspects of the operating balance (such as tax revenue and unemployment benefits) that arise from cyclical factors.

        Revaluations have significantly affected the operating balance as it is a relatively small balancing item between two large numbers: total revenue and total expenses. Revaluation effects are not forecast beyond the current year as a matter of policy given their inherent uncertainty.

        The OBERAC is calculated by adjusting for the following revaluation effects (unless the revaluation is a result of a policy decision):

  •
  Net Present Valued assets and liabilities such as the GSF pension liability, ACC outstanding claims liability and NZS Fund assets

  •
  market-valued financial assets and liabilities, such as tradeable MSDs

  •
  gains or losses on sale. Selling an asset for greater (or less) than its book value is a terminal revaluation

  •
  changes in accounting policy around the recognition of assets and liabilities. For example the recognition of the Public Trust reserves in 1999/2000 would be adjusted for had they met the materiality limit outlined below

        The materiality limit for adjustments is $100 million. Materiality is from a Crown-wide, rather than an individual department perspective and applies for any one year.

        The graph below indicates the extent to which the OBERAC has differed from the operating balance reported in the accounts over the past ten years.

Table 3.5—Detail of OBERAC calculation

	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
Operating Balance	(5,149)	(819)	755	2,695	3,314	1,908	2,534	1,777	1,449	1,409	985
Adjustments
GSF pension liability movements	420	664	111	155	226	(4)	(233)	429	(201)	164	38
ACC revaluation	—	—	—	—	—	—	—	—	(519)	420	205
NPF liability movement	—	—	—	—	—	—	—	—	—	253	—
Gain on sale of assets
Contact	—	—	—	—	—	—	—	(1,421)	—	—	—
Airport companies	—	—	—	—	—	—	—	(204)	—	—	—
Hydro stations	—	—	—	—	—	—	—	(195)	—	—	—
Spectrum licences	—	—	—	—	—	—	—	—	—	(140)	—
Other sales (BNZ, TVNZ shares, etc)	—	(283)	(129)	—	—	—	—	(140)	—	—	—
Write-downs (Police and Defence)	—	—	—	—	—	—	—	—	155	103	—
(Gains)/losses on marketable securities and deposits	—	—	—	—	—	—	(110)	—	—	(102)	—
Unrealised forest revaluations	—	(766)	292	—	—	—	—	—	—	—	—
Exchange rate movements	1,764	296	(898)	(551)	(603)	—	—	—	—	—	—

Total adjustments	2,184	(89)	(624)	(396)	(377)	(4)	(343)	(1,531)	(565)	698	243

OBERAC	(2,965)	(908)	131	2,299	2,937	1,904	2,191	246	884	2,107	1,228

Source: The Treasury

Operating Balance Changes Since the 2001 Budget

Table 3.6—Operating balance reconciliation (explains changes to the operating balance since the 2001 Budget)

	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Operating Balance 2001 Budget	1,376	2,441	3,057	3,652	—
Policy changes
Revenue initiatives	15	25	15	15
Net expense initiatives	(66)	(150)	(93)	(97)
Drawdown from Government's operating provisions	51	125	78	82

Total Policy Changes	—	—	—	—
Forecasting changes
Tax revenue forecasting changes	(129)	(850)	(302)	(124)
Other revenue changes	255	42	71	88
Welfare benefit indexation increases	—	10	44	54
Welfare benefit forecasting increases	188	276	281	287
Valuation changes (GSF and ACC liability movements)	(294)	—	—	—
Finance expenses	50	12	(99)	(163)
Higher Transport expenses	(76)	(93)	(90)	(78)
Change to SOEs and Crown entities (excluding ACC valuation change)	(114)	39	51	63
Other forecast changes	(271)	(54)	(105)	(109)

Total Forecasting Changes	(391)	(618)	(149)	18

Operating Balance—2001 December Update	985	1,823	2,908	3,670	3,854

Source: The Treasury

        Explanations for key changes not covered elsewhere within this chapter include:

  •
  The increase in other revenue in 2001/02 is partially due to gains on MSDs of around $60 million. In addition, part of the increase in other revenue ($90 million) for 2001/02 is offset by increased expenses in Courts (previously Courts was recording net revenues, which should have been gross revenues with provisions in expenses).

  •
  The valuation impacts consist of increases in the ACC outstanding claims liability and GSF unfunded liability of around $200 million and $90 million respectively.

  •
  Higher transport costs are due to a change in the forecast split between operating and capital spending on roading improvements (no overall cash impact as capital spending reduces).

  •
  Other expense movements include provisions for the Maori Trustee Office debt and Maori Lessee court settlement.

Budget Policy Decisions

        This section explains changes to the Government's operating and capital provisions.

Fiscal and indicative provisions

        In addition to the health package mentioned earlier, the Government has allocated a further $176 million of the $6.126 billion three-year fiscal provision since the 2001 Budget. The table below provides a breakdown of the Government's three-year fiscal provision since 1999/2000 to 2002/03:

Table 3.7—The Government's fiscal provisions

Fiscal provisions ($ million, GST inclusive)	Actual 1999/2000	Actual 2000/01	2001/02	2002/03	Total
Budget 2000 decisions	420	1,050	1,060	1,120	3,650
2000 contingency decisions	—	99	74	78	251
Budget 2001 decisions	—	52	532	526	1,110
2001 contingency decisions	—	—	51	125	176
December 2001 Health package	—	—	—	400	400
Budget 2002 provision[1]	—	—	89	450	539

Total	420	1,201	1,806	2,699	6,126

1
$20 million of the Budget 2002 provision has been rephased from 2001/02 to 2002/03.

Source: The Treasury

        Beyond 2002/03 the forecasts use indicative operating spending allocations of $900 million for each year from 2003/04 to 2005/06, less the amounts already allocated as part of the health package. Therefore, the forecasts include operating provisions for each year of $500 million for 2003/04; $500 million for 2004/05; and $900 million for 2005/06.

        Note 5 of the forecasts contained in the GAAP tables (page 141) outlines the cumulative provisions included in the forecasts.

        The $176 million allocated as part of 2001/02 Contingency from the fiscal provisions listed in Table 3.7 is summarised in Table 3.8:

Table 3.8—Allocation of 2001/02 contingency

2001 Contingency decisions	2001/02	2002/03	Total 1	2003/04	2004/05	2005/06
	($ million, GST inclusive)
Revenue initiatives
GST: Non-registered offshore warrantors	(15)	(10)	(25)	—	—	—
Introduction of an Import Transaction Fee	—	(15)	(15)	(15)	(15)	(15)

Total revenue initiatives	(15)	(25)	(40)	(15)	(15)	(15)

Savings initiatives
Partial moratorium on funding to private training providers	(8)	(11)	(19)	(14)	(15)	(15)
Other education savings	(30)	(30)	(60)	(30)	(30)	(30)

Total savings initiatives	(38)	(41)	(79)	(44)	(45)	(45)

Expenditure initiatives
Primary teachers' and primary principals' collective agreements	32	59	92	59	58	58
School staffing improvements	9	23	32	25	25	25
Police 2001 wage bargaining round	—	30	30	—	—	—
Administration of the Australian Social Security Agreement	16	9	24	4	4	4
Tertiary Education Strategic Change Fund	—	19	19	—	—	—
Incursion of the Painted Apple Moth	5	5	10	1	—	—
"More Time for Business" tax package	2	8	9	9	9	9
Promotion of NZ associated with the America's Cup and Lord of the Rings	6	3	9	—	—	—
Maori Television	—	7	7	15	22	22
Funding for Customs Service capability needs	—	6	6	7	8	8
E-government programme	1	5	6	5	5	5
Injury Prevention and Rehabilitation Bill entitlements	1	3	4	3	3	3
Managing the implications of the forecast prison population	1	3	3	3	3	3
Other expenditure	31	11	42	7	6	6

Total expense initiatives	104	191	295	137	143	143

Net Impact on the 2001 Contingency	51	125	176	78	82	82

1
The "Total" column relates to the contingency settings as shown in Table 3.7

Source: The Treasury

Capital Provisions

        As part of the 2001 Budget, the Government set capital provisions of $850 million for 2003/04 and 2004/05 (and $550 million has been set for the new 2005/06 financial year).

        Table 3.9 outlines the full extent of capital spending over the current term of Government (1999/2000 to 2002/03), and the movements in the provisions beyond 2002/03, including the rephasing over the entire forecast period.

Table 3.9—The Government's capital provisions8

Capital provisions ($ million, GST inclusive)	1999/2000	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	Total
Capital provision — Budget Update	(69)	639	1,256	1,172	850	850	—	4,698
Establish 2005/06 provision							550	550
Budget 2000 decisions	(54)	827	576	568	—	—	—	1,917
December Update 2000 decisions	(15)	(58)	(4)	40	—	—	—	(37)
Receipts from spectrum sale	—	(135)			—	—	—	(135)
Budget 2001 decisions	—	5	369	204	—	—	—	578
December Update 2001 decisions	—	—	76	27	1	—	5	109

Total decisions to date	(69)	639	1,017	839	1	—	5	2,432
Remaining provision	—	—	239	333	849	850	545	2,816
November 2001 increase to provision	—	—	1,035	—	—	—	—	1,035
December Update 2001 rephasing of provision	—	—		413	89	(387)	(115)	—
Remaining provision	—	—	1,274	746	938	463	430	3,851

Total Provision	(69)	639	2,291	1,585	939	463	435	6,133

Total Capital Provisions for the Current Term				4,446

Note that the remaining capital provision numbers do not exactly equal those contained in the fiscal forecasts owing to rounding.

Source: The Treasury

        The capital provisions have increased since the 2001 Budget from $3 billion to $4.45 billion. This is due to the $1 billion for the Air New Zealand recapitalisation package and the bringing forward of around $500 million from 2004/05 and 2005/06 to 2002/03 and 2003/04 to better reflect planned commitments. The key capital pressures are in the social sector (hospitals and schools), prisons, developing a transport strategy, and re-equipping the Defence Force.

        The capital provisions from 2003/04 onwards are the provisions established in the 2001 Budget, less the rephased amount.

        Capital spending since Budget 2001 (across the forecast horizon) is detailed in Table 3.10:

Table 3.10—Capital spending since Budget 2001

2001 Post-Budget capital decisions ($ million, GST inclusive)	2001/02	2002/03	2003/04	2004/05	2005/06	Total
Partial moratorium on funding to private training providers	(7)	(9)	(11)	(12)	—	(40)
School staffing initiatives	22	—	—	—	—	22
Tertiary Education Strategic Change Fund	—	17	—	—	—	17
Managing the implications of the forecast prison population	11	11	2	—	—	24
Te Wananga O Aotearoa	29	9	10	12	5	65
Meridian Energy dividend	(50)	—	—	—	—	(50)
		—	—	—	—	—
Capital injections to public hospitals	60	—	—	—	—	60
Other decisions	11	—	—	—	—	11

Net Impact on the Capital Provisions	76	27	1	—	5	109

Source: The Treasury

Table 3.11—Relationship between the operating balance and net debt

	2001 Actual	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Operating balance	1,409	985	1,823	2,908	3,670	3,854
Less/(plus) valuation items	698	243	—	—	—	—

OBERAC	2,107	1,228	1,823	2,908	3,670	3,854
Less NZS Fund contributions	—	(600)	(1,200)	(1,800)	(2,100)	(2,150)
Less after-tax income of the NZS Fund	—	(14)	(91)	(210)	(372)	(559)

Available after NZS Fund requirements	2,107	614	532	898	1,198	1,145
Decrease/(increase in net debt)	1,425	(1,732)	(1,599)	(1,325)	(71)	(168)

Difference	(682)	(2,346)	(2,131)	(2,223)	(1,269)	(1,313)

This difference comprises:
Non-cash elements of the OBERAC
SOE/CE retained surplus net of dividends (excluding valuation issues)	(523)	(503)	(839)	(901)	(883)	(911)
Depreciation	925	965	1,000	1,002	1,033	1,034
(Gain)/loss on sale of assets	8	1	—	—	—	—
Commercial forests and net FX movements	(40)	(18)	—	—	—	—
Student loan influences	(61)	(7)	(53)	(47)	(39)	(45)
Cash elements not in the OBERAC
Circulating currency	303	126	—	—	—	—
Net purchase of physical assets including capital contingency provision	(1,130)	(2,631)	(1,921)	(2,039)	(1,287)	(1,277)
Asset sale receipts	140	—	—	—	—	—
Net capital injections	34	(440)	(233)	(220)	(44)	(44)
Other working capital movements	(338)	161	(85)	(18)	(49)	(70)

	(682)	(2,346)	(2,131)	(2,223)	(1,269)	(1,313)

Source: The Treasury

Air New Zealand: Impact on the December Update Forecasts

        The Government has announced a recapitalisation package for Air New Zealand that has been agreed with the Air New Zealand Board.

        The terms of the equity investment involve the Crown paying 27 cents a share for the $585 million second tranche of the $885 million Air New Zealand recapitalisation package, giving the Crown an 82% stake in the airline.

        The first tranche—for $300 million—was paid over as a loan in October 2001 and will be converted, with accrued interest, into new convertible preference shares at 24 cents a share.

        The Crown has also committed to provide up to $150 million in further funding before June 2003.

        The necessary approvals for the second tranche will be sought from Air New Zealand shareholders at the Annual General Meeting scheduled for 19 December 2001.

        How Air New Zealand is represented in the December forecasts

        A specific investment in Air New Zealand is not shown in the December Update forecasts, as shareholder approval of the offer has yet to be obtained. Instead the capital provisions for 2001/02 have been increased by the full value of the package—$1.035 billion. This results in:

  •
  no immediate change to net worth as the increase in the capital provisions (the asset) are financed by movements in the borrowing statement (either reduced MSDs or increases in borrowings)

  •
  an increase in net debt

  •
  additional finance costs included in the operating statement.

        If the proposal is accepted

        If Air New Zealand shareholders agree to the package, Air New Zealand's operating results will be incorporated into future forecasts and Crown Financial Statements from the date of effective ownership. Including Air New Zealand into the Crown Financial Statements requires valuation issues to be considered.

        Accounting issues around the fair value of assets and liabilities to be brought onto the Crown's Balance Sheet on acquisition are being considered at present. There is a risk that if there is a differential in the purchase price and the value of Air New Zealand's assets and liabilities, a write-down in the Crown Financial Statements would be required. It is likely to take some time to work through this issue and assess the probability of the risk crystallising.

New Zealand Superannuation Fund Contributions

        Section 42 (2) of the New Zealand Superannuation Act 2001 requires that the Treasury must include in the Budget Economic and Fiscal Update:

  •
  the amount of the required annual capital contribution for the financial year

  •
  a statement of the assumptions and judgments on which the calculations are based.

        The contribution to the Fund is calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years could be met, if the contribution rate were to be held constant at that level for 40 years.

        In the first three years of the Fund's operation the Government plans to build towards making the full capital contribution as calculated by the formula set out in the NZSF Act. This transition period will prevent undue pressure being placed on the fiscal position while structural surpluses are raised to the required levels.

	2002	2003	2004	2005	2006
	$ billion (June year end)
Required contribution	1.573	1.749	1.973	2.093	2.169
Actual contribution[9]	0.600	1.200	1.800	2.093	2.169

In the fiscal forecasts the level of contribution was rounded to the nearest $50 million.

        The underlying assumptions in calculating the contribution are the:

  •
  GDP series to 2045

  •
  New Zealand Superannuation series to 2045

  •
  opening Fund balance (zero as at 1 July 2001)

  •
  expected net after-tax annual return of the Fund (7.5%)

        The GDP series was projected following the assumptions stated on page 31. In calculating the required capital contribution to the NZS Fund the following explicit assumptions were made:

	2001 December Update	2001 Budget
Expected nominal bond rate	6.2%	6.5%
Equity premium	5.0%	—
Portfolio composition (equities)	70.0%	—
Management fees	0.3%	—
Expected return before tax	9.4%	9.0%
Tax	20.0%	33.0%
Expected return after tax	7.52%	6.0%

        When preparing the 2001 Budget there was less certainty about the future shape of the Fund, so the expected returns were assessed to the nearest whole percentage point, taking into account the ranges of views about their composition but without needing to make specific assumptions about each element.

        The other key change from the 2001 Budget is the expected tax rate. The Fund is subject to New Zealand tax as if it were a body corporate. The current marginal rate of tax on assessable income is 33%. However, depending on the portfolio composition and investment style, a significant proportion of the returns might not be subject to tax. In particular, capital gains on equities, particularly if held as passive investments, attract less tax than bonds. For the purpose of this calculation, an average rate of 20% is assumed.

Sensitivity

        The forecasts of capital contributions for 2004/05 and 2005/06 exhibit sensitivities to the various assumptions made above as follows:10

Variable	Marginal Change	Effect on Net Return After Tax	Effect on Capital Contribution ($ billion)
	(% age points)	(% age points)	2004/05	2005/06
Nominal bond rate	+1%	+0.80%	-0.183	-0.196
Equity premium	+1%	+0.56%	-0.130	-0.139
Portfolio composition (equities)	+5%	+0.20%	-0.047	-0.050
Management fees	+0.1%	-0.08%	+0.019	+0.021
Tax	+5%	-0.47%	+0.112	+0.121

The effects shown in this table are the marginal effects (that is, all else held equal). This overstates the effects for some variables that are interdependent. For example, a portfolio with a higher weighting in equities would be likely to have a lower average tax rate.

        These sensitivities are well within the bounds of reasonable forecasting accuracy three to four years ahead.

Full line-by-line consolidation

        Extracts from a discussion document Treasury published in February 2001, titled Implications of Line-by-Line Consolidation of State Owned Enterprises and Crown Entities for the Crown Financial Statements and for Setting Fiscal Objectives — a full version is contained on Treasury's website www.treasury.govt.nz

Current Obligations on the Crown

        The Public Finance Act 1989 (PFA) and Fiscal Responsibility Act 1994 require a government to produce actual and forecast financial statements in accordance with Generally Accepted Accounting Practice (GAAP). This ensures that the financial statements and forecasts of the Crown are prepared on a basis consistent with other financial statements—providing a transparent and independently established set of principles on which to measure a government's financial activity.

GAAP is Changing

        GAAP is refined over time in line with international and New Zealand specific accounting developments. GAAP will soon require the full line-by-line consolidation of State-owned enterprises (SOEs) and Crown entities.

        The Crown financial statements and forecasts are currently prepared by:

  •
  the line-by-line consolidation of the revenues, expenses, assets and liabilities of all departments (and the activity they undertake on behalf of the Crown, for example benefit payments) and the Reserve Bank; and

  •
  consolidation of the SOEs and Crown entities—but ONLY their net results (net surplus in the operating balance and net investment/net worth in the balance sheet)—NOT the full revenues, expenses, assets and liabilities.

        The Crown will continue to prepare consolidated financial statements—but the form of that consolidation will be changing to comply with forthcoming changes to GAAP.

        From the 2003 financial year, the Crown financial statements and forecasts will FULLY consolidate line-by-line the revenues, expenses, assets and liabilities of ALL entities making up the Crown reporting entity. The change from current practice will be the inclusion of ALL revenues, expenses, assets and liabilities of SOEs and Crown entities. The forecasts in the 2002 Budget will be prepared under the new consolidation approach.

        The change to how consolidation will operate will impact upon the composition and look of the financial statements (both forecast and actual financial statements). Although the net results for the Crown will be materially the same (ie, operating balance and net worth), the composition and total of items such as revenues, expenses, assets and liabilities will change.

        In summary, as an illustration, the key fiscal aggregates (as at 30 June 2000) will change as follows:

Table: Illustration of change to fiscal aggregates (numbers updated since February 2001 version)

Headline fiscal indicators (highlighted)	Impact of full consolidation	Current numbers (30 June 2000) $billion	New numbers[11] $billion
Revenue	Increase	36.5	42.5
Expenses	Increase	(36.2)	(41.6)
Net SOE and CE surplus	Removed	1.1	0.0
Valuation movements	New category	0.0	0.5
Operating Balance	No change	1.4	1.4
Gross Debt	Increase	36.0	38.1
Net Debt	Currently little change	21.4	20.2
Total Assets	Increase	60.4	70.9
Physical Assets	Increase	24.9	43.5
Net Worth	No change	8.6	8.6

These are illustrative impacts to provide a likely indication of new numbers. A full set of fully consolidated results using 30 June 2001 data is in the process of being completed (including new internal eliminations that will be required). Once completed a more accurate indication of changes will be available.

        The main drivers of the changes to the numbers are:

  •
  Expenses (and revenues) increase from including the expenses of SOEs (especially electricity SOEs), ACC, and additional expenses in the Education sector.

  •
  Net debt decreases, because the added debt (mainly from SOEs) is outweighed by the investment portfolios of ACC and EQC.

        The increase in spending is not as simple as adding existing core Crown spending to all spending of SOEs and CEs. For example, a lot of the expenses of Crown entities are funded from the Crown, for example, health spending. In a set of fully consolidated financial statements, the health spending of District health boards would replace the current core Crown spending, so that the same expenses are not counted twice.

        We will be providing further detail on the impacts of full line-by-line consolidation in the lead up to the 2002 Budget.

4

Risks and Scenarios

Introduction

        There are a number of risks associated with economic forecasts. The actual growth path of the economy is likely to differ from the Central Forecast if some of the risks do eventuate.

        The first part of this chapter discusses the main areas of risk that we see around the Central Forecast. The second section of the chapter discusses two alternative paths for the economy under different judgements from the Central Forecast. The scenarios are two of a number of possible examples, and do not represent upper or lower bounds for the Central Forecast. The actual magnitude of the difference from the Central Forecast or any given alternative scenario depends on uncertain alternative assumptions.

Economic Risks

        The Central Forecast is determined by balancing risks facing the economy, on both the upside and the downside, to provide our best assessment of the way the economy is likely to evolve. Inevitably, some events will unfold differently over time from what we have assumed, which may result in the economy deviating from the Central Forecast.

        In forming the Central Forecast we have assumed that future international political or military actions do not have significant negative effects on the international economic climate. The events of 11 September have clearly given rise to considerably more uncertainty than usual around the international economic outlook and the likely impact on the New Zealand economy. This makes an awareness of the risks surrounding the Central Forecast all the more important at this time.

        In the Economic Outlook chapter, we highlighted the main channels through which we saw events in the rest of the world impacting on the New Zealand economy. Judgements around these represent three of the key risks to the Central Forecast:

  •
  Developments in the world economy, and the risk that the slowdown in trading partner growth may evolve in a way materially different from current expectations.

  •
  The impact of weaker international growth on the New Zealand economy through changes in export demand, import prices and export prices.

  •
  The impact of heightened uncertainty and risk aversion on domestic confidence, investment and consumption activity.

        The Central Forecast embodies Consensus forecasts and assumes that trading partner growth remains weak through the first half of calendar 2002 before recovering back to around trend in the latter half of the year. However, recent events have created a wider than usual divergence of views among international analysts around this central world growth profile. A weaker or more prolonged economic slowdown among New Zealand's trading partners compared with current expectations would likely see lower New Zealand GDP growth over the first half of the forecast horizon.

        However, the risks around the international outlook are not one-way. Despite projecting a sustained period of weakness between late 2000 and 2002, current Consensus forecasts do not embody a strong rebound above trend in 2003/04 for trading partner growth. Historically, periods of significant world economic slowdown have tended to be followed by a sharp pick-up in growth. This suggests that there may be an upside risk that the rebound in world growth could be larger and more rapid than assumed in the Central Forecast. The pattern of growth in the US over the next 18 months will likely be the key driver of international developments.

        In the past, changes in demand and prices for New Zealand's exports have been among the primary transmission mechanisms through which the international economy has impacted the New Zealand economy. In the face of subdued world economic growth, our Central Forecast is for a sharp deterioration in export prices and the terms of trade over the next year from current historically high levels. Should export prices fall by more, or import prices remain higher than expected, the terms of trade could be hit harder. However, it is also worth noting that despite trading partner growth deteriorating by even more than assumed in the 2001 Budget Weaker World Growth scenario, New Zealand's terms of trade has remained considerably stronger to date than our 2001 Budget Central Forecast.

        There are also significant risks around New Zealand's export volume growth, especially tourism. The 11 September terrorist attacks have severely curtailed international travel around the world. A key judgement in the Central Forecast is that the heightened aversion to travel among tourists in the wake of the attacks diminishes from mid-2002 and tourism flows revert to being driven by fundamentals. However, the nature of the shock is unusual historically and difficult to assess—there is a risk that the effects of heightened travel aversion (particularly in the Northern American and Japanese markets) will persist for longer than expected.

        The risks around the indirect impact of the current international situation on the domestic economy primarily concern the extent to which recent weakness in confidence reflects non-economic forces (heightened insecurity and risk aversion). The Central Forecast is for firms and households to hold back on spending plans over the first few quarters of the forecast horizon until the outlook becomes clearer. Given recent strong income gains, if the domestic confidence shock proves lighter or more short-lived, domestic activity could be stronger than expected.

        An additional risk surrounds the net migration assumptions of the Central Forecast. Recent large net migration outflows have begun to turn around and we have revised up our net migration inflow assumptions to a net inflow of 10,000 for the year ended June 2002, reducing to 5,000 in subsequent years. However, there is a risk that arrivals into New Zealand will increase and/or departures drop by more than expected into 2002 and that flows materially exceed the 10,000 level. The 11 September terrorist attacks may contribute to these risks by increasing the desirability of living in New Zealand relative to overseas, thus depressing long-term departures and increasing long-term arrivals. Such an outcome would act to support domestic demand by more than we have built into the Central Forecast, as well as boost labour supply.

Economic Scenarios

        The scenarios below present two possible growth paths for the economy if some of the key judgements underlying the Central Forecast evolve differently. Both scenarios are based on changes to the demand side of the economy. The first scenario assumes a more prolonged slowdown in trading partner growth than is assumed in the Central Forecast. The second scenario assumes that the New Zealand economy is more resilient to the impact of the slowdown in the world economy than assumed in the Central Forecast.

Table 4.1—Alternative scenarios: summary

	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
Production GDP (Annual average % change, March years)
Central Forecast	2.6	3.1	1.9	3.7	2.6	2.8
Delayed Global Recovery	2.6	3.0	1.2	3.8	3.0	3.2
More Resilient Terms of Trade and Confidence	2.6	3.2	2.9	3.2	2.4	2.6
Nominal expenditure GDP (Annual average % change, March years)
Central Forecast	5.5	5.9	2.6	5.5	4.4	4.2
Delayed Global Recovery	5.5	5.5	0.9	4.9	5.1	5.0
More Resilient Terms of Trade and Confidence	5.5	6.1	4.4	5.7	4.2	4.1
Operating balance ($ billion, June years)
Central Forecast	1.4	1.0	1.8	2.9	3.6	3.8
Delayed Global Recovery	1.3	0.4	0.7	1.4	2.4	2.8
More Resilient Terms of Trade and Confidence	1.3	0.9	2.2	3.5	4.2	4.3

Sources: Statistics New Zealand, The Treasury

Delayed Global Economic Recovery

        This scenario is based around world growth not rebounding as quickly as expected in the Central Forecast, but remaining sub-trend through the second half of calendar 2002, before a more accelerated pick-up and a period of above-trend growth in 2003 and 2004.

        Under this scenario, the more prolonged period of weakness in the world economy reduces New Zealand's production GDP growth to 1.2% in 2002/03. However, growth recovers to 3.8% in 2003/04 on the back of a strong rebound in world economic growth.

        More persistent weakness in the world economy directly impacts on the New Zealand economy through lower international demand for New Zealand's exports. As a result, growth in the volume of New Zealand's goods and services is more subdued through 2002/03 (+1.2%), before rebounding in 2003/04. In addition, export prices fall lower for longer than in the Central Forecast, but bounce back strongly as world growth picks up in 2003/04. Import prices also decline further, but to a lesser extent than export prices. Overall, the terms of trade troughs around 3% lower than the Central Forecast before recovering rapidly from the beginning of calendar 2004.

Table 4.2—Delayed Global Economic Recovery

(Annual average % change, March years)	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
Private consumption	1.3	1.8	1.4	2.7	3.3	3.1
Business investment	7.2	6.7	(7.5)	6.2	5.7	5.1
Gross national expenditure	(0.2)	1.3	1.0	4.2	3.2	2.9
Exports of goods and services	6.8	2.9	1.2	7.0	6.1	5.8
Imports of goods and services	0.4	0.1	0.3	9.0	7.0	5.2

GDP (Production Measure)	2.6	3.0	1.2	3.8	3.0	3.2

Unemployment rate[1]	5.4	5.6	6.1	5.4	5.2	5.0
90-day rate[2]	6.4	4.3	4.7	5.5	6.1	6.2
TWI[2]	50.5	49.0	50.2	52.0	53.1	53.7
CPI[3]	3.1	2.3	1.0	1.3	1.2	1.5
Current account balance (% GDP)	(4.8)	(3.3)	(4.9)	(5.2)	(4.1)	(3.2)
Nominal GDP (expenditure measure)	5.5	5.5	0.9	4.9	5.1	5.0

Source: Statistics New Zealand, Datastream, The Treasury

1
Percentage of labour force, March quarter, seasonally adjusted.

2
Average for March quarter.

3
This is the CPI-consistent series targeted by the Reserve Bank. Annual percentage change, March quarter.

        Although the effects of current uncertainty are still expected to dissipate within a few quarters, weaker export income and prospects in 2001/02 and 2002/03 have a significant negative impact on the New Zealand domestic business sector. Business investment reduces sharply by 7.5% in 2002/03. Lower demand for labour leads firms to also cut back on employment, resulting in an increase in the unemployment rate to 6.1% in 2002/03. This eases some of the pressure in the labour market and leads to softer wage increases across the forecast period.

        Rising unemployment and lower income growth result in a moderation in household spending. Growth in private consumption falls to 1.4% in 2002/03 and remains weaker than the Central Forecast through until the end of the forecast horizon.

        Together with lower business investment, the moderation in domestic consumption reduces import demand in 2002/03 and 2003/04. While the size of the fall in import volumes is similar to the fall in export volumes relative to the Central Forecast, the deterioration in the terms of trade means that the current account deficit worsens to -5.2% of GDP in 2003/04, but then improves as New Zealand's terms of trade strengthens further out.

        The net impact of weaker exports, imports, investment and consumption expenditure is to reduce production GDP growth to 1.2% in 2002/03, compared to 1.9% in the Central Forecast.

        The decrease in GDP growth widens the gap between actual and potential GDP growth in 2002/03 and thus further reduces inflationary pressure during this period. The rate of annual CPI inflation declines to 1.0% for 2002/03. The Reserve Bank is assumed to act quickly in cutting interest rates further, providing more stimulatory monetary conditions than assumed in the Central Forecast. However, the extent of the weakness in the world economy does surprise policy-makers, and hence the Reserve Bank is unable to fully offset the shock.

        More stimulatory monetary conditions help support the rebound in GDP growth in 2003/04. In particular, residential investment picks up markedly from 2002/03 owing to the lower financing cost of housing. Production-based GDP grows by 3.8% in 2003/04 and 3.0% in 2004/05.

        In the nominal economy, the combined effect of lower output and reduced inflation leads to substantial falls in nominal GDP growth over the short term. While the rebound in real economic activity increases nominal GDP, the permanent price level shock leads to a lower level of nominal GDP through to the end of the forecast horizon. The difference in nominal GDP compared with the Central Forecast is greatest in 2003/04 at -2.5% and narrows to -1.2% by the end of the forecast period.

More Resilient Terms of Trade and Confidence

        In this alternative scenario the projected weakness in world growth has a less severe negative impact on the New Zealand economy than assumed in the Central Forecast. In some ways this mirrors the experience thus far in 2001. It is proxied by changes to two key judgements—the terms of trade and the "wait and see" attitudes of households and businesses.

        Under this scenario GDP growth remains relatively robust at 2.9% in 2002/03. Although the economy is still adversely affected by the deterioration in the world outlook, the impact is more muted and the rebound in quarterly growth occurs during the first half of 2002. Growth strengthens to 3.2% in 2003/04, before easing back to trend in later years.

        While still declining through until mid-2002, the fall in the terms of trade is more moderate and troughs around 2% higher than the Central Forecast. Such an outcome could occur because either New Zealand's export prices prove more resilient than expected, or import prices fall by more than expected in response to weaker world growth.

Table 4.3—More Resilient Terms of Trade and Confidence

(Annual average % change, March years)	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
Private consumption	1.3	1.9	2.6	2.9	2.8	2.9
Business investment	7.2	7.5	(0.8)	6.3	4.6	1.2
Gross national expenditure	(0.2)	1.6	3.0	3.7	3.0	2.5
Exports of goods and services	6.8	2.9	2.7	8.0	4.8	4.0
Imports of goods and services	0.4	0.2	2.4	10.6	7.1	4.2

GDP (Production Measure)	2.6	3.2	2.9	3.2	2.4	2.6

Unemployment rate[1]	5.4	5.6	5.3	4.9	5.1	5.2
90-day rate[2]	6.4	5.0	6.9	6.6	6.2	6.1
TWI[2]	50.5	49.5	52.4	54.8	55.3	54.8
CPI[3]	3.1	2.4	1.7	2.4	1.9	1.6
Current account balance (% GDP)	(4.8)	(3.0)	(3.4)	(3.6)	(4.1)	(4.1)
Nominal GDP (expenditure measure)	5.5	6.1	4.4	5.7	4.2	4.1

Source: Statistics New Zealand, Datastream, The Treasury

1
Percentage of labour force, March quarter, seasonally adjusted.

2
Average for March quarter.

3
This is the CPI-consistent series targeted by the Reserve Bank. Annual percentage change, March quarter.

        The negative impact of uncertainty on household spending decisions is shorter-lived than the Central Forecast, and leads to a rapid resumption of growth in consumption expenditure and residential investment from 2002/03. Private consumption growth lifts from 1.9% in 2001/02 to 2.6% in 2002/03.

        Similarly, the rebound in domestic confidence together with stronger export income acts to support business investment. Nevertheless, business investment still declines by 0.8% in 2002/03, before picking up sharply in the following year.

        Despite an increase in imports owing to stronger domestic demand, the more robust terms of trade results in a smaller current account deficit than the Central Forecast over the first three years of the forecast horizon. As a proportion of nominal GDP, the current account deficit is at its lowest (3.0%) in 2001/02 before gradually widening through the forecast period to 4.1% in 2005/06.

        Stronger domestic demand results in an increase in employment and reduces the unemployment rate to 4.9% in 2003/04. The tight labour market puts more pressure on wages, which increase 4.2% in 2003/04. With the output gap remaining in positive territory over the medium term, CPI inflation also lifts from 1.7% in 2002/03 to 2.4% in 2003/04.

        The Reserve Bank responds to the greater inflationary pressure by lifting the OCR from early in the 2002 calendar year, which sees the 90-day rate pick up to 6.9% in 2002/03, before easing in subsequent years as the rate of inflation tracks back towards the mid-point of the target band.

        Higher output and prices, relative to the Central Forecast, result in higher nominal GDP. The difference in nominal GDP peaks at 2.1% in 2003/04 before declining to 1.7% in 2005/06.

Fiscal Scenarios

        The main economic determinants of the fiscal position are:

  •
  nominal GDP—components of GDP are the main drivers of tax revenue

  •
  interest rates—higher interest rates increase revenue received from interest, but also increase finance costs paid on government borrowing. Changes in interest rates also affect the valuation of the GSF and ACC liabilities, which flow through the operating balance

  •
  the level of unemployment—an increase in the number of people unemployed will increase the number of unemployment beneficiaries and increase spending

  •
  CPI inflation—most benefits are indexed to CPI movements.

        Table 4.4 shows the effects of the two scenarios on the operating balance and net debt.

Table 4.4—Alternative scenarios: operating balance and net Crown debt

($ billion June years)	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
Operating Balance
Central Forecast	1.4	1.0	1.8	2.9	3.7	3.9
Delayed Global Recovery	1.4	0.7	1.0	1.7	2.8	3.2
More Resilient Terms of Trade and Confidence	1.4	1.2	2.5	3.9	4.6	4.8
Net Debt
Central Forecast	20.0	21.7	23.3	24.6	24.7	24.9
Delayed Global Recovery	20.0	22.0	24.4	26.9	27.9	28.7
More Resilient Terms of Trade and Confidence	20.0	21.5	22.3	22.7	21.9	21.1
% GDP June years
Operating Balance
Central Forecast	1.2	0.8	1.5	2.2	2.7	2.7
Delayed Global Recovery	1.2	0.6	0.9	1.4	2.1	2.3
More Resilient Terms of Trade and Confidence	1.2	1.0	2.0	2.9	3.3	3.3
Net debt
Central Forecast	17.5	18.2	18.9	19.0	18.2	17.6
Delayed Global Recovery	17.5	18.6	20.2	21.3	20.9	20.6
More Resilient Terms of Trade and Confidence	17.5	17.9	17.8	17.2	15.9	14.7

        In the Delayed Global Recovery scenario, the operating balance is lower in every year compared with the Central Forecast. However, the impact lessens over time, as higher real economic growth increases growth in nominal GDP relative to the Central Forecast, and as expenses decrease as unemployment falls.

        In the More Resilient Terms of Trade and Confidence scenario, the operating balance is higher than the Central Forecast throughout the forecast horizon. The drivers of the higher operating balance are higher output, higher prices and lower unemployment relative to the Central Forecast Track.

        The changes in the operating balance impact on net debt. In the Delayed Global Recovery scenario, net debt is around 3% of GDP higher than in the Central Forecast by the end of the forecast period. Net debt is around 3% of GDP lower by the end of the forecast period in the More Resilient Terms of Trade and Confidence scenario than in the Central Forecast.

Fiscal Sensitivities

        The scenarios above indicate the sensitivity of fiscal aggregates to changes in economic conditions. Table 4.5 provides some "rules of thumb" on the sensitivities of the fiscal position to changes in specific variables.

Table 4.5—Sensitivity analysis

	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
1% higher nominal GDP growth per annum
Tax Revenue	(380)	(790)	(1,240)	(1,730)	(2,230)
Expenses (mainly debt servicing)	(10)	(50)	(120)	(200)	(290)
Impact on the operating balance	(390)	(840)	(1,360)	(1,930)	(2,520)
Revenue impact of a 1% increase in the growth rate of:
Wages and salaries	160	330	530	740	960
Taxable business profits	70	170	280	400	520
One percentage point lower interest rates
Interest income	(10)	(40)	(50)	(60)	(60)
Expenses	40	130	210	280	310
Impact on the operating balance	30	90	160	220	250
One percentage point lower real interest rates
ACC liability (SOE and Crown entity surpluses)	(500)	—	—	—	—
GSF liability (expenses)	(1,700)	—	—	—	—
Impact on the operating balance	(2,200)	—	—	—	—

Source: The Treasury

5

Specific Fiscal Risks

Introduction

        This chapter describes the specific fiscal risks of the Crown, including contingent liabilities and other specific fiscal risks. The risks are disclosed as either quantifiable or unquantifiable, depending on their characteristics. Only contingent liabilities and other specific fiscal risks involving amounts of $10 million or more in any one year are separately disclosed. Contingent liabilities below $10 million are included in the "other quantifiable contingent liabilities" total. Comparatives have been adjusted where appropriate to align with the disclosure of new "material" contingent liabilities. The total amount of contingent liabilities remains unchanged.

Contingent liabilities

        Contingent liabilities are costs which the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase net Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net Crown debt.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

        Contingent liabilities have been stated as at 31 October 2001, being the last set of published contingent liabilities.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status[12]	($ million)
Cook Islands—Asian Development Bank loans	Changed	25
Huntly East mine subsidence	Unchanged	22
Indemnification of receivers and managers—Terralink Limited	Unchanged	10
Post Office Bank—guaranteed deposits	Unchanged	16
Guarantees and indemnities of state-owned enterprises and Crown entities	Changed	272
Other guarantees and indemnities	Changed	49

		394
Uncalled capital
Asian Development Bank	Changed	1,522
European Bank for Reconstruction and Development	Unchanged	15
International Bank for Reconstruction and Development	Changed	1,985

		3,522
Legal proceedings and disputes
Agriculture and Forestry—legal claims	Changed	23
Education—legal claims	Changed	11
Health—legal claims	Changed	126
Maori Development—Maori Reserved Land	Unchanged	94
New Zealand Defence Force—legal claims	Changed	10
Police—legal claims	Changed	61
Tax in dispute	Changed	79
Treasury—legal claim	Unchanged	21
Other legal claims	Changed	94

		519
Other quantifiable contingent liabilities
International finance organisations	Changed	1,839
Reserve Bank—demonetised currency	Unchanged	24
Other quantifiable contingent liabilities	Changed	99

		1,962

Total quantifiable contingent liabilities		6,397

Relative to reporting in the 30 June 2001 Crown Financial Statements.

Unquantifiable Contingent Liabilities

Institutional guarantees	Status
Commerce Commission—indemnity for damages	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
Earthquake Commission	Unchanged
Fletcher Challenge Limited	Unchanged
Maori Trustee	Unchanged
Ministry of Fisheries—indemnity provided for delivery of registry services	New
National Provident Fund	Unchanged
Persons exercising investigating powers	Unchanged
Public Trust Office	Unchanged
Reserve Bank of New Zealand	Unchanged
Other unquantified contingent liabilities
Accident Compensation Corporation	New
Bank of New Zealand	Unchanged
Contaminated sites	Unchanged
Crown research institutes	Unchanged
DFC New Zealand Limited (under statutory management)	Unchanged
District health boards	Unchanged
Electricity Corporation of New Zealand Limited	Unchanged
Housing New Zealand Corporation	Unchanged
Indemnities against acts of war and terrorism	New
Pharmaceutical Management Agency Limited—indemnity	Unchanged
Purchasers of Crown operations	Unchanged
Sale of Crown assets	Unchanged
Tax liabilities	Changed
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims—settlement relativity payments	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged

Quantifiable Contingent Liabilities

Guarantees and indemnities

Cook Islands—Asian Development Bank (ADB) loans

        Before 1992, the New Zealand Government guaranteed the Cook Islands' borrowing from the ADB. These guarantees have first call on New Zealand's Official Development Assistance to the Cook Islands.

        $25 million at 31 October 2001 ($26 million at 30 June 2001).

Huntly East mine subsidence

        Claims from private landowners concerning property damage or loss of value.

        $22 million at 31 October 2001 ($22 million at 30 June 2001).

Indemnification of receivers and managers—Terralink Limited

        The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited.

        $10 million at 31 October 2001 ($10 million at 30 June 2001).

Post Office Bank (PostBank)—guaranteed deposits

        In the sale of PostBank to ANZ Banking Group Limited (ANZ), the Crown agreed to continue its guarantee, under the Post Office Bank Act 1987, for certain PostBank deposits lodged with the Bank before 1 July 1988. ANZ agreed to indemnify the Crown for the cost of any liability that may arise from the Crown guarantee. The amount guaranteed reduces as deposits mature.

        $16 million at 31 October 2001 ($16 million at 30 June 2001).

Guarantees and indemnities of state-owned enterprises and Crown entities

        $272 million at 31 October 2001 ($243 million at 30 June 2001).

Other guarantees and indemnities

        $49 million at 31 October 2001 ($54 million at 30 June 2001).

Uncalled capital

The Crown's uncalled capital subscriptions are as follows:	Uncalled Capital at 31 October 2001	Uncalled Capital at 30 June 2001
	($ million)
Asian Development Bank	1,522	1,553
European Bank for Reconstruction and Development	15	15
International Bank for Reconstruction and Development	1,985	2,026

Legal proceedings and disputes

        The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Agriculture and Forestry—legal claims

        Claims against the Ministry of Agriculture and Forestry for alleged legal or administrative faults.

        $23 million at 31 October 2001 ($26 million at 30 June 2001).

Education—legal claims

        Claims against the Crown in respect of the reduction of dental subsidies.

        $11 million at 31 October 2001 ($10 million at 30 June 2001).

Health—legal claims

        Claims against the Crown in respect of people allegedly contracting Hepatitis C through contaminated blood and blood products, and claims arising from the Gisborne inquiry.

        $126 million at 31 October 2001 ($72 million at 30 June 2001).

Maori Development—Maori Reserved Land

        The Maori Reserved Land Amendment Act 1997 provides for compensation to lessees for the move to market rents for land, for shorter review periods and for additional transaction costs. In addition, Schedule 5 to the Act recognises that Maori have not been obtaining fair market rents for their land and that this issue will be dealt with by the Government as part of its consideration of historical grievances.

        $94 million at 31 October 2001 ($94 million at 30 June 2001).

New Zealand Defence Force—legal claims

        Claims against the New Zealand Defence Force for alleged legal or administrative faults.

        $10 million at 31 October 2001 ($15 million at 30 June 2001).

Police—legal claims

        Claims against the Police for alleged legal or administrative faults.

        $61 million at 31 October 2001 ($56 million at 30 June 2001).

Tax in dispute

        Represents 50% of the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

        $79 million at 31 October 2001 ($77 million at 30 June 2001).

Treasury—legal claim

        A claim against the Crown relating to a dispute involving the supply of gas in 1987/88.

        $21 million at 31 October 2001 ($21 million at 30 June 2001).

Other legal claims

        $94 million at 31 October 2001 ($200 million at 30 June 2001).

Other quantifiable contingent liabilities

International finance organisations

        The Crown has lodged promissory notes with the following international finance organisations:

	31 October 2001	30 June 2001
	($ million)
Asian Development Bank	nil	12
International Monetary Fund	1,839	1,810

        Payment of the notes depends upon the operation of the rules of the individual organisations.

Reserve Bank—demonetised currency

        The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

        $24 million at 31 October 2001 ($24 million at 30 June 2001).

Other quantifiable contingent liabilities

        $99 million at 31 October 2001 ($124 million at 30 June 2001).

Unquantifiable Contingent Liabilities

        This part of the chapter provides details of those contingent liabilities of the Crown that cannot be quantified.

Institutional guarantees

        The following institutional guarantees have been provided through legislation.

Commerce Commission—indemnity for damages

        Under a Deed of Indemnity dated 12 November 1991, the Minister of Finance agreed to indemnify the Commission when it gives an undertaking as to damages when seeking injunctions under the Fair Trading Act, and subsequently the Court orders the Commission to pay damages. The sum payable under this Deed is limited to an amount up to $40 million per case taken to Court.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunals

        Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction. Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

        Section 35 of the Coroners Act 1988 confers on Coroners acting within the Coroners Act 1988 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

        Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

        Section 58 of the Disputes Tribunals Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunals Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

Earthquake Commission

        The Crown is liable to meet any deficiency in the Earthquake Commission's assets in meeting the Commission's financial liabilities (section 16 of the Earthquake Commission Act 1993).

Fletcher Challenge Limited (FCL)

        Under the Sale and Purchase Agreement for the sale of Forestry Corporation of New Zealand Limited, the Crown has indemnified FCL for the cost of cleaning up on-site environmental contamination incurred up to settlement date (27 September 1996). The Crown is to pay for half of any cost over $30 million and for all costs over $50 million. The on-site indemnity runs until 1 January 2020. The Crown has also indemnified FCL in respect of off-site environmental costs and losses incurred up until settlement date. The off-site indemnity is unlimited as to amount and time.

Maori Trustee

        The Crown is liable to meet any deficiency in the Maori Trustee's Common Fund (section 27(1) of the Maori Trustee Act 1953).

Ministry of Fisheries—indemnity provided for delivery of registry services

        The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries. This indemnity, provided under the Fisheries Acts 1983 and 1996 expires on 30 October 2006 unless varied, in which case it will expire on 30 September 2008.

National Provident Fund

        The Crown guarantees the benefits payable by all National Provident Fund Board schemes (section 60 of the National Provident Fund Restructuring Act 1990). The Crown also guarantees investments and interest thereon deposited with the National Provident Fund Board prior to 1 April 1991 (section 61 of the same Act).

        A provision has been made in these Financial Statements in respect of the actuarially assessed deficit in the DBP (Annuitants') Scheme (refer Note 12 of the Financial Statements).

Persons exercising investigating powers

        Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Public Trust Office

        The Crown is liable to meet any deficiency in the Public Trust Office's Common Fund (section 36 of the Public Trust Office Act 1957).

Reserve Bank of New Zealand (the Reserve Bank)

        Under section 146 of the Reserve Bank of New Zealand Act 1989, every statutory manager of a Registered Bank, every person appointed under section 99 or section 101 of the Act and every member of an advisory committee, shall be indemnified by the Crown in respect of any liability arising from the exercise, purported exercise or omission to exercise of any power conferred by Part V of the Act, unless that power has been exercised in bad faith.

        The Crown pays to the Reserve Bank any exchange losses incurred by the Reserve Bank as a result of dealing in foreign exchange under sections 17, 18 and 21(2) of the Act.

Other unquantifiable contingent liabilities

Accident Compensation Corporation (ACC)

        A court decision has determined that the ACC practice, prior to the Accident Insurance Act 1998, of allowing for familial responsibility when determining attendant care entitlements was not legitimate. The decision is likely to apply to a number of seriously injured claimants.

Bank of New Zealand (BNZ)

        A deed, entered into by the Crown, Fay Richwhite and Company Limited and National Australia Group Limited (the purchaser of BNZ), provides for the sharing of certain costs arising from defined risks that pre-date the sale of the BNZ. These risks are associated with New Zealand taxation and specified litigation.

Contaminated sites

        Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities. The Discussion Document on Contaminated Sites Management discusses the possibility of the Crown contributing to funding the clean-up of "orphan" contaminated sites.

Crown research institutes (CRIs)

        The Crown has indemnified the CRIs for any costs arising from certain third-party claims that are the result of acts or omissions prior to the transfer date, for costs of complying with statutes, ordinances and bylaws which relate to or affect certain buildings, and (subject to certain limitations) for the costs of obtaining title to land.

DFC New Zealand Limited (under statutory management) (DFC)

        DFC and the National Provident Fund have been indemnified for certain potential tax liabilities.

District health boards (DHBs)

        The Crown has provided transitional indemnities to directors and officers of some DHBs, for liabilities arising from inherited assets and business practices under the Building Act 1991 and the Health and Safety in Employment Act 1992.

Electricity Corporation of New Zealand Limited (ECNZ)

        The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, royalty or impost imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement. The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

        The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to Contact Energy. As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ's successors—Meridian Energy Limited, Mighty River Power Limited, and Genesis Power Limited.

        Under the Transpower New Zealand Limited Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements. Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

        Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ's pre-split liabilities, including:

  •
  existing debt and swap obligations

  •
  hedge contracts and obligations

  •
  any liabilities that arise out of the split itself.

Housing New Zealand Corporation (HNZC)

        The Crown has indemnified the following entities in respect of the accuracy of information provided on the sale of various parcels of HNZC (formerly Housing Corporation of New Zealand) mortgages: Countrywide Bank, TSB Bank, and Westpac Banking Corporation.

        Under the sale of mortgages to Westpac, HNZC has insured the purchaser against certain credit losses with the Crown standing behind this obligation.

        Legal proceedings have been initiated against a number of defendants, including the Crown, alleging breach of fiduciary duties in respect of the transfer of the Agreement for Sale and Purchase and mortgage agreements to HNZC under the Housing Assets Transfer Act 1993.

        In addition, the Crown has provided a warranty in respect of title to the assets transferred to HNZC (formerly Housing New Zealand) and has indemnified the company against any breach of this warranty. The Crown has indemnified the company against any third party claims that are as a result of acts or omissions prior to 1 November 1992. It has also indemnified the directors and officers of the company against any liability consequent upon the assets not complying with statutory requirements, provided they are taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

        The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$2 billion in respect of any one claim.

        The Crown has offered non-airline aviation companies indemnities against acts of war, terrorism and related causes where commercial cover has been withdrawn following the events in the USA on 11 September 2001. The indemnities are for a maximum of US$200 million for each party. At 31 October 2001, indemnities had been signed with Airways Corporation, Auckland International Airport, Christchurch International Airport, and Wellington International Airport. Further indemnities may be offered to eligible parties.

Pharmaceutical Management Agency Limited (Pharmac)—indemnity

        Section 99 of the Social Security Act 1964 provided for the fixing of prices for pharmaceutical products by way of a list specified by the Minister of Health ("the Drug Tariff"). This list was superseded by a list ("the Pharmaceutical Schedule") developed and issued by Pharmac, a company owned by the Crown and having various powers under the New Zealand Public Health and Disability Act 2000.

        Under the Transfer Agreement between Pharmac and the Crown, the Crown has indemnified Pharmac against any liability in respect of operations, activities, decisions and policies relating to the Drug Tariff and the Pharmaceutical Schedule.

        A number of legal claims have been lodged against Pharmac. If these claims are successful, the Crown's financial position may be adversely affected by any damages arising either directly through the indemnity, or indirectly through its ownership of Pharmac.

Purchasers of Crown operations

        The Crown has indemnified the purchasers of various Crown operations for losses owing to changes in legislation which uniquely and adversely affect those purchasers.

Sale of Crown assets

        On the sale of Crown assets and the corporatisation of Crown assets into SOEs and Crown entities, the Crown has generally provided a warranty that the Crown was the rightful owner of the assets transferred, and that the assets were free of encumbrances.

Tax liabilities

        The Crown has granted to the purchasers of the State Insurance Office Limited, and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Treaty of Waitangi claims

        Under the Treaty of Waitangi Act 1975, any Maori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal. Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected. The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Settlement relativity payments

        The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism. The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu's and Waikato-Tainui's settlements as a proportion of all Treaty settlements. The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu. The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Works Civil Construction

        The Crown has provided an indemnity to the purchasers of Works Civil Construction in relation to the activities of the Ministry of Works and Development prior to 1 April 1989. In addition, an indemnity has been provided against certain costs, claims or damages in relation to the Clyde and Ohaaki power projects.

Works Consultancy Services

        The Crown has provided an indemnity to the purchasers of Works Consultancy Services in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.

Specific fiscal risks

        Specific fiscal risks (excluding contingent liabilities) are a category of Government decisions or circumstances that may have a material impact on the fiscal position. The risks have not been included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain. The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

        To ensure a practicable and consistent disclosure approach, risks have been reported that have an expected cost or saving of over $10 million in any one forecast year; and either:

  •
  reflect Government decisions or legislative commitments with uncertain fiscal consequences or timing, or

  •
  are generally being actively considered by the Minister of Finance and responsible Ministers, or

  •
  are decisions that have been deferred until a later date.

        The forecasts incorporate operating and capital provisions to accommodate policy initiatives on which decisions have yet to be made. Some risks outlined in this chapter, if they eventuate, would be covered by these provisions and therefore have no impact on the forecasts. These risks have been disclosed to provide an indication of the pressure the risks place upon the fiscal provisions.

        There are a number of other "pressures" on the fiscal position that have not been included as risks. These "pressures" comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers. Such items are also expected to be managed within the provisions noted above.

        Specific fiscal risks do not include:

  •
  normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses or finance costs

  •
  possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities

  •
  discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

        The Fiscal Responsibility Act 1994 requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

  •
  prejudice the substantial economic interests of New Zealand, or

  •
  prejudice the security or defence of New Zealand or international relations of the Government, or

  •
  compromise the Crown in a material way in negotiation, litigation or commercial activity, or

  •
  result in a material loss of value to the Crown.

        In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

        The fiscal risks included in the Statement of Specific Fiscal Risks were finalised as at 26 November 2001.

Quantified Risks13

Risks as at 26 November 2001	Operating Balance	Net Debt	Net Worth	($ million)
Accident Insurance— Treatment Cost Review	Decrease	Increase	Decrease	-7 from 2002/03.
Child, Youth and Family Services—Potential Underpayment of Care Allowances	Decrease	Increase	Decrease	-15 in 2001/02.
Conservation—Asset Maintenance	Decrease	Increase	Decrease	Up to -100 split between operating and capital.
Corrections—Capital Projects	Decrease	Increase	Decrease	-475 capital and -152 operating across the outyears.
Defence—Capital Injections	Decrease	Increase	Decrease	-1,000 over the next five to ten years.
Defence—East Timor	Decrease	Increase	Decrease	-16 operating in 2002/03.
Education—Centres of Research Excellence	Decrease	Increase	Decrease	-20 capital.
Education—School Property	Decrease	Increase	Decrease	-68 in 2001/02, -200 in 2002/03, -160 in 2003/04 and subsequent outyears for capital; and -10 in 2001/02, -20 in 2002/03, -30 in 2003/04 and -40 in 2004/05 for operating.
Energy Efficiency and Conservation—National Strategy	Decrease	Increase	Decrease	-78 operating over five years.
Environment—Genetic Modification	Decrease	Increase	Decrease	-10 in 2003/04 and outyears.
Finance—Air New Zealand	Unclear	Increase	Unclear	-885 capital in 2001/02 and -150 before June 2003.
Finance—Purchase of Auckland Rail Network	Decrease	Increase	Decrease	-81 capital.
Health—Budget Allocation	N/A	N/A	N/A	N/A14
Inland Revenue—Tax Simplification	Decrease	Increase	Decrease	-25 to 30 operating.
Labour—Paid Parental Leave	Decrease	Increase	Decrease	-40 operating from 2002/03
Responses to Terrorism	Decrease	Increase	Decrease	-2 in 2001/02, -12 in 2002/03 and -14 in 2003/04.
Social Development—Making Work Pay	Decrease	Increase	Decrease	-16 operating ongoing.
Social Development—Benefit Payment Systems	Decrease	Increase	Decrease	Up to -95 split between operating and capital.
Transport—Transport Strategy	Decrease	Increase	Decrease	-250 per year split between operating and capital.

In the summary tables listing specific risks:

•
negative numbers indicate a deterioration in the Crown's financial position

•
"N/A" means no effect

•
"Unclear" means insufficient information is available to determine the risk's effect.

14
The impact of decisions to be funded from the Health Budget Allocation has already been included in the forecasts.

Unquantified Risks

Risks as at 26 November 2001	Operating Balance	Net Debt	Net Worth
Accident Insurance—Medical Misadventure	Unclear	Unclear	Unclear
Education—Capital Injections for Tertiary Eduction Institutions	Decrease	Increase	Decrease
Education—Collective Employment Agreements	Decrease	Increase	Decrease
Education—ECE Strategic Plan	Unclear	Unclear	Unclear
Education—Pay Parity for Kindergarten Teachers	Decrease	Increase	Decrease
Education—Review of School Staffing	Decrease	Increase	Decrease
Education—School and Early Childhood Operational Funding	Decrease	Increase	Decrease
Education—School Property Code	Decrease	Increase	Decrease
Education—Stabilisation of Tertiary Fees	Decrease	Increase	Decrease
Education—Tertiary Education Advisory Commission	Decrease	Increase	Decrease
Education—Wananga Capital Injection	N/A	Increase	N/A
Environment—Climate Change	Unclear	Unclear	Unclear
Health—District Health Board Debt Financing	N/A	Increase	N/A
Health—Meningococcal Vaccine	Decrease	Increase	Decrease
Inland Revenue—Gaming Review	Unclear	Unclear	Unclear
Inland Revenue—GST and Imported Services and Financial Services Review	Unclear	Unclear	Unclear
Inland Revenue—Taxation of Savings and Investment Vehicles, Including Superannuation Funds	Decrease	Increase	Decrease
Inland Revenue—Tax Review of International Issues	Unclear	Unclear	Unclear
Inland Revenue—Trans-Tasman Triangular Tax Relief	Decrease	Increase	Decrease
Police—Capital Projects	Decrease	Increase	Decrease
Social Development—Families and Work
TVNZ—Change of Direction	Unclear	Unclear	Unclear

Risks Removed since the 2001 Budget

Risk	In Forecasts	Comment
Accident Insurance—Seriously Injured Claimants	No	Now considered to be a contingent liability
Agriculture and Forestry—South Island Landless Maori	No	No longer greater than $10 million
Economic Development—Sale of Spectrum Licences	Yes	Baselines
Maori Trustee—Payment of Services	Yes	Baselines
Public Trust Office—Modernisation	Yes	Baselines
Rating Exemption on Crown Land	No	No longer under active consideration
Work and Income—Review of Information Systems for International Agreements	Yes	Baselines

Quantified Fiscal Risks

Accident Insurance—Treatment Cost Review (changed risk)

        The Department of Labour is currently undertaking a review of the subsidies paid for accident-related treatment costs. Some of these subsidies are paid out of the Non-Earners' Account, which is funded by the Crown. The outcome of this review is likely to increase subsidies by up to $7 million per year from 2002/03, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Department of Labour

        Child, Youth and Family Services—Potential Underpayment of Care Allowances (new risk)

        The Department of Child, Youth and Family Services faces a potential liability related to historical under payment of board payments and associated allowances to caregivers. The cost of retrospectively compensating for these underpayments and ensuring that future payments are at acceptable levels is estimated at up to $15 million in 2001/02, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Child, Youth and Family Services

Conservation—Asset Maintenance (changed risk)

        The Department of Conservation provides a range of recreational facilities including campsites, tracks and huts. Many of these facilities are rundown, due in part to maintenance issues. These facilities require further maintenance and possibly upgrading to meet more rigorous building standards introduced recently.

        The associated operating and capital cost pressures are currently being assessed, but additional costs could range up to $100 million per annum. The operating and capital split is unclear at this stage, but operating funding would decrease the operating balance and any capital injection would increase net debt.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Department of Conservation

Corrections—Capital Projects (changed risk)

        The Department of Corrections has estimated that a total of $475 million ($188 million 2001 Budget) in capital costs and $152 million ($78 million 2001 Budget) in operating costs may be required over the forecast period for capital projects as a result of higher prison musters. Operating funding would decrease the operating balance and any capital injections would increase net debt.

        These estimates include consideration of funding for:

  •
  future options for South Auckland Men's Corrections Facility (including options for Mt Eden Prison)

  •
  Otago Men's Corrections Facility

  •
  Bay of Plenty Corrections Facility

  •
  Auckland Women's Corrections Facility and

  •
  expansion of Waikeria Corrections Facility.

        The Minister of Finance has yet to fully consider the quantum of the risks identified above.

Source: Department of Corrections

Defence—Capital Injections (unchanged risk)

        Implementing the Government's decisions on the future force structure of the New Zealand Defence Force will involve a series of capital acquisitions across all three armed services to achieve the required capability upgrades. It is anticipated that capital injections of up to $1 billion over the next 10 years may be necessary, with the bulk likely to be required within the next five years. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase. Any capital injections would increase net debt.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Defence—East Timor (changed risk)

        Funding was agreed in the 2001 Budget for New Zealand's contribution to the United Nations Transitional Administration of East Timor until 31 May 2002. The future contribution by the Government to the United Nations operation is dependent on the nature of New Zealand's involvement. The estimated additional cost of extending New Zealand's involvement at its current level for an additional six months is $33 million. It is expected that the United Nations will reimburse a proportion of the in-theatre costs of the deployment. The level of reimbursement is estimated at $17 million (based on the mission remaining "peace-making"), although the timing of the payment is unknown.

        The net costs of operating funding would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

Education—Centres of Research Excellence (unchanged risk)

        The Government provided operational funding in the 2001 Budget for the establishment and support of Centres of Research Excellence within the tertiary education sector. Capital injections will be required to fund these Centres, which would increase net debt. The Ministry of Education estimates $20 million of capital injections may be required.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education—School Property (changed risk)

        The Government has provided $120 million in 2001/02 for school accommodation ($98 million 2001 Budget). Additional capital injections for school accommodation are likely to be required later this financial year and in future years to meet roll growth. Capital injections are estimated to be up to $68 million ($90 million 2001 Budget) in 2001/02, $200 million in 2002/03 and $160 million in 2003/04 and each subsequent outyear, which would increase net debt.

        In addition to capital injections, consequential operating costs are likely to be incurred, which would decrease the operating balance. These are estimated at $10 million in 2002/03, $20 million in 2003/04, $30 million in 2004/05 and $40 million in 2005/06.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Energy Efficiency and Conservation—National Strategy (new risk)

        The National Energy Efficiency and Conservation Strategy was launched in September 2001. It includes an economy-wide energy efficiency target and a renewable energy target range. Implementation of specific policy measures to achieve these targets has been estimated at up to $78 million over five years, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for the Environment

Environment—Genetic Modification (new risk)

        The Government has recently taken decisions in response to the recommendations of the Royal Commission on Genetic Modification. Most of these decisions require further work before the final policy changes can be designed and implemented. The ongoing fiscal cost of these policy changes has been estimated at up to $10 million per annum from 2003/04, which would decrease the operating balance. The final cost will depend on what policy and implementation options are chosen.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for the Environment

Finance—Air New Zealand (new risk)

        The Government has announced a recapitalisation package for Air New Zealand (Air NZ) that has been agreed with the Air NZ Board, being immediate capital of $885 million (tranches A and B) and a further commitment by the Government to provide $150 million before June 2003 in a form that is appropriate for Air NZ's capital structure at the time the money is required.

        The capital provision in the forecasts has been increased to allow for the announced recapitalisation package, though any impacts of the package are not included in forecasts as shareholder approval of the offer has yet to be obtained. If the package is agreed to by Air NZ shareholders, Air NZ's operating results will be incorporated into the forecasts and Crown Financial Statements from the date of effective ownership.

        Accounting issues around the fair value of assets and liabilities to be brought onto the Crown's Balance Sheet on acquisition are being considered at present. There is a risk that if there is a differential in the purchase price and the value of Air NZ's assets and liabilities, a write-down in the Crown Financial Statements would be required. It is likely to take some time to work through this issue and assess the probability of the risk crystallising.

        Further information on the recapitalisation package is included in the Fiscal Outlook chapter on page 67.

Source: The Treasury

Finance—Purchase of Auckland Rail Network (changed risk)

        The Government has commenced negotiations with the objective of purchasing Tranz Rail's Auckland rail lease and infrastructure assets. While no agreement has yet been reached, indicative terms included a price of $81 million, which would increase net debt.

Source: The Treasury

Health—Budget Allocation (new risk)

        The Government has agreed to increase Health operating expenditure by approximately $50 million in 2001/02, $450 million in 2002/03, $850 million in 2003/04 and $1,250 million in 2004/05. These amounts have been included in the forecast financial statements in the Health functional classification.

        This allocation is to fund and manage risks and pressures in Vote Health for the period 2001/02 to 2004/05, as well as any new policy initiatives the Government may want to undertake over this timeframe, including:

  •
  Funding Forecast Track (FFT)

        The purpose of the FFT is to sustain purchasing power in the health sector. The cost of the FFT in 2002/03 and subsequent outyears is expected to be $148 million. Decisions regarding the various components of the FFT for outyears have yet to be taken

  •
  Maintaining Services at Existing Levels

        An additional $120 million per annum from 2002/03 onwards is expected to be allocated to DHBs to maintain services at existing levels

  •
  GP and Referred Services

        The Crown is expected to contribute to a shortfall in General Practitioner and Referred Services (Pharmaceuticals and Laboratory Services) of approximately $50 million in 2001/02 and outyears

  •
  Health Funding Authority (HFA) Contracts

        A review of HFA contracts has found an expected $20 million in ongoing commitments per annum

  •
  Health—Residential Care Prices

        The Government has agreed to negotiate a price increase for residential services providers. The cost is $13 million from 2002/03 onwards

  •
  Primary Health Care

        The timing, value and implementation of the Primary Care Strategy is contingent upon other fiscal risks and pressures being managed within the overall allocation to Vote Health

  •
  Removing Asset Testing

        The Government is considering a proposal to remove asset testing on all forms of long-stay geriatric care, including public and private hospitals and rest homes. The proposal costs have yet to be finalised.

        Any decisions that are funded from the additional allocation will not impact on the operating balance as this has already been forecast.

Source: Ministry of Health

Inland Revenue—Tax Simplification (changed risk)

        The Government is considering further tax simplification measures that were outlined in the discussion document More Time for Business. Measures already approved by the Government and to be included in the December Tax Bill have been removed from this specific fiscal risk. The further measures include the possibility of providing a vehicle for some provisional taxpayers to reduce their risks around estimating provisional tax and the possibility of basing provisional tax on GST returns.

        The estimated costs are unclear at this stage, as they depend on which measures are introduced. The impact could range from an operating balance increase of up to $30 million per year to a decrease of up to $25 million per year in tax revenue. If all measures are introduced they will likely offset each other to be fiscally neutral once initial timing impacts have occurred.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue Department

Labour—Paid Parental Leave (changed risk)

        The Government has agreed to broad policy parameters for paid parental leave, although some detailed issues and cost implications are still being considered. Following the passage of legislation, paid parental leave is expected to be implemented from 1 July 2002 and the cost is estimated at about $40 million per annum.

Source: Department of Labour

Responses to Terrorism (new risk)

        The Government is considering a package of measures across a number of departments in response to heightened security risks following the events of 11 September 2001. The operating costs of the total package are estimated at $2 million in 2001/02, $12 million in 2002/03 and $14 million in 2003/04, which would decrease the operating balance.

Source: Department of Prime Minister and Cabinet

Social Development—Making Work Pay (new risk)

        The Government is currently considering a package of "Making Work Pay" policies, which if fully implemented could cost up to $16 million per annum. This would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Social Development

Social Development—Benefit Payment Systems (new risk)

        The Ministry of Social Development is undertaking an evaluation of options for the upgrading of benefit payment systems SWIFTT and TRACE. The evaluation is expected in April 2002.

        If the evaluation recommends improvement of the existing systems, the development cost is estimated at $25 million to $40 million. If the review recommends replacement of systems, the development cost is estimated at $95 million. Operating funding would decrease the operating balance and capital injections would increase net debt.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Social Development

Transport—Transport Strategy (changed risk)

        Officials are developing a New Zealand Land Transport Strategy and a Safety Strategy for consideration by Ministers, which if implemented could cost up to $250 million per year (split between operating and capital).

        The Minister of Finance has yet to fully consider the quantum of this risk.

        The Government will consider options to fund these proposals, including the possibility of a contribution from third party revenue, so the impact on the operating balance and net debt is unclear.

Source: Ministry of Transport

Unquantified Fiscal Risks

Accident Insurance—Medical Misadventure (changed risk)

        The Medical Misadventure Account is currently funded partly from the Earners' Account and partly by the Crown through the Non-Earners' Account. A review of the Medical Misadventure Account is about to take place, which will consider the scope of the Account and potential funding options. The net impact of the review is unquantified and may either increase or decrease the operating balance.

        Education—Capital Injections for Tertiary Education Institutions (unchanged risk)

        Several tertiary education institutions are facing financial pressure. They may seek assistance from the Government as they develop their plans for the future. The risk is unquantified as the amount or timing of any request for financial assistance is unclear, but any capital injection would increase net debt.

Education—Collective Employment Agreements (changed risk)

        The primary, secondary and area schools' teachers' and principals' collective employment contracts expired on 30 April 2001. The primary and area schools' agreements have now been settled, but the secondary agreements have not been completed. The Crown will need to meet any fiscal impact in 2001/02 and beyond owing to the renegotiation of these contracts and any adjustments to individual employment agreements, which would decrease the operating balance.

        This risk is unquantified as disclosure could compromise the Crown in negotiations.

Education—ECE Strategic Plan (unchanged risk)

        The Early Childhood Education Strategic Plan Working Group submitted its final report to the Government in October 2001. The Government will develop its response to this report during the next 12 months. The impacts on the operating balance and net debt are unclear at this point.

Education—Pay Parity for Kindergarten Teachers (changed risk)

        The Ministerial Working Group on Pay Parity for Kindergarten Teachers will recommend to the Minister of Education in December 2001 a phased approach to the implementation of pay parity for kindergarten teachers. The costs associated with this approach are unclear at this stage but would decrease the operating balance.

Education—Review of School Staffing (changed risk)

        Since the 2001 Budget, the Government has decided to increase school staffing levels in response to a report from the School Staffing Review Working Group. However, further decisions about school staffing are expected, which are likely to decrease the operating balance.

Education—School and Early Childhood Operational Funding (unchanged risk)

        The Government has previously made annual adjustments to school and early childhood education operational funding to reflect inflation. This risk is unquantified but is likely to decrease the operating balance. As an indication of cost, a 1% adjustment would increase annual operational funding by around $10 million for schools from the 2003 school year and $4 million for early childhood education from 2002/03.

Education—School Property Code (unchanged risk)

        The Ministry of Education is developing a new intermediate school property code that will allow the property entitlement of each school to be defined explicitly. It is expected that the existing entitlements of many schools will be below the new code. Additional capital injections may be required to upgrade schools to the new code level and would increase net debt. Associated operating costs, including depreciation and maintenance, would decrease the operating balance.

        This risk is unquantified because the implementation process for the code has yet to be considered.

Education—Stabilisation of Tertiary Fees (unchanged risk)

        In the 2001 Budget, additional funding was provided to offset the increasing costs faced by the tertiary education sector. This funding allowed for the stabilisation of student fees. Additional funding for the same purpose may be considered as part of the 2002 Budget process, depending on final decisions taken in response to the Tertiary Education Advisory Commission's recommendations. Any additional operating funding would decrease the operating balance.

Education—Tertiary Education Advisory Commission (changed risk)

        The Tertiary Education Advisory Commission was established in April 2000 to provide advice on aspects of the tertiary education sector; it has provided four reports. In response to the Commission's reports, the Government has decided to establish a Tertiary Education Commission and to introduce charters and profiles for tertiary education providers. The Government will develop its final response to the Commission's recommendations, including funding policy, during 2002. The likely impacts will be a decrease in the operating balance and an increase in net debt.

Education—Wananga Capital Injection (changed risk)

        Ministers are currently negotiating with two wananga (Maori tertiary institutions) over settlement of their Waitangi Tribunal claim, having reached a settlement with one wananga (Te Whare Wananga o Aotearoa) since the 2001 Budget. The Waitangi Tribunal has recommended that the wananga be compensated for capital expenditure that has been incurred on facilities to date, and be provided funding to bring their facilities up to a standard comparable with other tertiary institutions and to meet additional capital requirements over the next three years. Any capital injection would increase net debt.

        This risk is unquantified as disclosure could compromise the Crown in negotiations.

Environment—Climate Change (changed risk)

        The Government has indicated its intention to ratify the Kyoto Protocol by September 2002, and is in the process of consulting on the issue of ratification, and the policy options required to meet commitments under the Protocol.

        At this stage, it is unclear what impact the decision to ratify the Protocol would have on the operating balance, either positive or negative, since this is closely related to which policy options are accepted.

Health—District Health Board Debt Financing (new risk)

        The Government is considering a number of DHB major capital projects, including Southland DHB and Capital and Coast DHB. These capital projects are expected to involve a mixture of debt and equity financing, both predominantly sourced from the Crown. The size of the risk has not been quantified and will depend upon approval of the projects, their final cost, and the extent to which Crown debt and equity can be met from the existing capital baselines in Vote Health.

        Capital injections to DHBs over the existing baseline will increase net debt.

Health—Meningococcal Vaccine (new risk)

        The Government is considering the development of a vaccine for a Meningococcal strain that is specific to New Zealand, the cost of which would decrease the operating balance. Final decisions and negotiations have yet to be undertaken.

        This risk is unquantified as disclosure could compromise the Crown in negotiations.

Inland Revenue—Gaming Review (new risk)

        During 2001 the Government has undertaken a review of the regulation of gaming, including the taxation of gaming. This review is largely complete, and the Government expects to make final decisions and introduce legislation in December 2001.

        Any changes to the taxation structure of the gaming industry would impact on the operating balance. At this stage it is unclear what impact, either positive or negative, the outcome of the review will have.

Inland Revenue—GST and Imported Services and Financial Services Review (changed risk)

        In March 1999 a discussion document entitled GST: A Review outlined potential longer-term changes to the Goods and Services Act 1985 of taxing financial services and imported services. The Government issued a discussion document on GST and imported services (including electronic commerce) in June 2001, proposing GST be applied to some imported services, and is considering submissions at present. The Government is reviewing the treatment of financial services and is likely to issue a discussion document on GST and financial services next year. Both reviews are expected to result in amendments to the GST Act that will impact on the operating balance. The impact is unclear at this stage.

        Inland Revenue—Taxation of Savings and Investment Vehicles, Including Superannuation Funds (changed risk)

        The Government is considering its response to the recommendations on the taxation of savings and investment vehicles of the Tax Review 2001.

        The Government is interested in stimulating savings through the use of tax incentives. While the design of such a scheme has not been finalised, it is likely that it would provide a saving incentive by introducing a rebate on contributions to superannuation funds or by reducing the tax on the earnings of such funds.

        Any new regime would not be implemented prior to the 2003/04 year.

        The impact of any tax incentive (if accepted) is likely to reduce the operating balance.

Inland Revenue—Tax Review of International Issues (new risk)

        The Government is considering its response to the International Tax Recommendations of the Tax Review 2001. Details of the Government's response will be included in the 2002 Budget; the impact on the operating balance, whether positive or negative, is unclear.

Inland Revenue—Trans-Tasman Triangular Tax Relief (unchanged risk)

        Imputation credits generated by a New Zealand subsidiary company with a non-resident parent company cannot be passed on to New Zealand shareholders of the parent company. As such, New Zealand taxes residents twice on their New Zealand-sourced income. The Government is considering providing relief for this aspect of double taxation, in a trans-Tasman context only.

        This risk is unquantified as no clear estimate of this proposal has been finalised, but is likely to decrease the operating balance.

Police—Capital Projects (changed risk)

        The new strategic plan for the New Zealand Police identifies scope for improvement in access and use of information through additional investments in technology and upgrades to the Police communications infrastructure. In addition, New Zealand Police has identified a number of Police stations that require capital work to bring them up to a modern operating standard.

        The timing, scale and funding for new technology are unclear at this stage, but any capital injections would increase net debt.

Social Development—Families and Work (new risk)

        The Government has decided to remove the current work test for those receiving the Domestic Purposes Benefit and the Widows Benefit, introduce enhanced case management and replace the current dual abatement regime with a single abatement regime.

        This risk is unquantified as the impacts have not yet been finalised, but it is likely to decrease the operating balance.

TVNZ—Change of Direction (unchanged risk)

        The Government is implementing its work programme for development of future directions and priorities for public service broadcasting. TVNZ's objective, for the television part of its business, will be to give effect to its charter while it maintains its commercial performance. This change in structure and direction may impact on TVNZ's surplus, which would impact on the operating balance, and dividends paid to the Crown, which would impact on net debt.

        This risk is unquantified as the impact of the change and how it will be funded have not yet been determined.

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

        These forecasts have been prepared in accordance with the Fiscal Responsibility Act 1994.

        They are based on the accounting policies and assumptions that follow on pages 125–138. As with all such assumptions, there is a degree of uncertainty surrounding them. This uncertainty increases as the forecast horizon extends.

        The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared. They reflect all Government decisions and circumstances communicated to 26 November 2001.

Finalisation Dates
Fiscal forecasts	26 November
Tax revenue forecasts	26 November
Economic outlook	21 November
Government decisions and circumstances	26 November
Actual asset revaluations	31 October
Foreign-exchange rates	31 October
Specific fiscal risks	26 November
Contingent liabilities and commitments	31 October

Reporting Entity as at 26 November 2001

        These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989. This comprises Ministers of the Crown and the following entities:

Offices of Parliament	Departments	State-owned enterprises
Office of the Controller and Auditor-General Office of the Ombudsmen Parliamentary Commissioner for the Environment	Agriculture and Forestry

Archives New Zealand

Child, Youth and Family Services

Conservation

Corrections

Courts

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Housing

Inland Revenue

Internal Affairs

Justice	Agriquality New Zealand Limited

Airways Corporation of New Zealand Limited

Asure New Zealand Limited

Crown Forestry Management Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Solid Energy New Zealand Limited

Television New Zealand Limited

Terralink New Zealand Limited

Timberlands West Coast Limited

Transpower New Zealand Limited

Labour

Land Information New Zealand

Maori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women's Affairs

Youth Affairs

Crown entities
Accident Compensation Corporation
Accounting Standards Review Board
Agriculture and Marketing Research and Development Trust
Alcoholic Advisory Council of New Zealand
Animal Control Products Limited
Arts Council of New Zealand Toi Aotearoa
Asia 2000 Foundation of New Zealand
Broadcasting Commission
Broadcasting Standards Authority
Building Industry Authority
Career Services
Casino Control Authority
Civil Aviation Authority of New Zealand
Commerce Commission
Commissioner for Children
Crown research institutes (9)
District health boards (21)
Early Childhood Development Board
Earthquake Commission
Electoral Commission
Energy Efficiency and Conservation Authority
Environmental Risk Management Authority
Fish and game councils (13)
Foundation for Research, Science and Technology
Government Property Services Limited
Government Superannuation Fund Authority
Health and Disability Commissioner
Health Research Council of New Zealand
Health Sponsorship Council
Hillary Commission for Sport, Fitness and Leisure
Housing New Zealand Corporation
Human Rights Commission
Industry New Zealand
Land Transport Safety Authority of New Zealand
Law Commission
Learning Media Limited
Legal Services Agency
Management Development Centre Trust
Maritime Safety Authority of New Zealand
Mental Health Commission
Museum of New Zealand Te Papa Tongarewa
New Zealand Antarctic Institute
New Zealand Artificial Limb Board
New Zealand Blood Services
New Zealand Business Development Board
New Zealand Film Commission
New Zealand Fire Service Commission
New Zealand Fish and Game Council
New Zealand Game Bird Habitat Trust Board
New Zealand Government Property Corporation
New Zealand Lotteries Commission
New Zealand Lottery Grants Board
New Zealand Qualifications Authority
New Zealand Sports Drug Agency
New Zealand Symphony Orchestra Limited
New Zealand Tourism Board
New Zealand Trade Development Board
Ngai Tahu Ancillary Claims Trust
Office of Film and Literature Classification
Pacific Business Trust
Pharmaceutical Management Agency
Police Complaints Authority
Privacy Commissioner
Quotable Value New Zealand Limited
Race Relations Conciliator
Radio New Zealand Limited
Reserve boards (51)
Residual Health Management Unit
Retirement Commissioner
Road Safety Trust
School boards of trustees (2,664)
Securities Commission
Skill New Zealand (Education and Training Support Agency)
Specialist Education Services Board
Standards Council
Takeovers Panel
Te Reo Whakapuaki Irirangi (Te Mangai Paho)
Te Taura Whiri I Te Reo Maori (Maori Language Commission)
Teacher Registration Board
Tertiary education institutions (39)
Testing Laboratory Registration Council
Transfund New Zealand
Transit New Zealand
Transport Accident Investigation Commission
Trustees of the National Library
Reserve Bank of New Zealand
Public Trust Office

Forecast Statement of Financial Performance
for the years ending 30 June

	Note	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Revenue
Levied through the Crown's Sovereign Power
Direct taxation	1	23,863	24,505	24,226	25,257	26,999	28,390	29,482
Indirect taxation	2	12,875	13,180	13,345	13,721	14,360	14,954	15,470

Total taxation revenue		36,738	37,685	37,571	38,978	41,359	43,344	44,952
Compulsory fees, fines, penalties and levies		385	418	519	485	508	520	533

Total Revenue Levied through the Crown's Sovereign Power		37,123	38,103	38,090	39,463	41,867	43,864	45,485
Earned through the Crown's Operations
Investment income	3	1,369	934	1,207	1,109	1,493	1,846	2,175
Sales of goods and services		659	654	670	655	628	629	629
Other operational revenue	4	381	305	323	304	295	291	293
Unrealised losses arising from changes in the value of commercial forests		(40)	—	—	—	—	—	—

Total Revenue Earned through the Crown's Operations		2,369	1,893	2,200	2,068	2,416	2,766	3,097

Total Revenue		39,492	39,996	40,290	41,531	44,283	46,630	48,582

Expenses
By Functional Classification
Social security and welfare		13,216	13,826	13,649	13,933	14,308	14,721	15,291
GSF pension expenses		855	667	748	597	649	668	703
Health		7,342	7,684	7,797	8,225	8,744	9,264	9,385
Education		6,690	7,056	7,041	7,257	7,334	7,396	7,464
Core government services		1,817	1,552	1,611	1,570	1,539	1,545	1,575
Law and order		1,560	1,640	1,737	1,687	1,661	1,657	1,650
Defence		1,267	1,153	1,162	1,157	1,157	1,117	1,117
Transport and communications		1,026	1,027	1,103	1,125	1,149	1,179	1,203
Economic and industrial services		1,141	1,225	1,258	1,262	1,267	1,225	1,223
Primary services		424	320	337	317	303	302	301
Heritage, culture and recreation		287	456	495	465	503	525	535
Housing and community development		50	90	92	87	86	82	82
Other		75	114	137	93	93	93	93
Finance costs	5	2,483	2,395	2,345	2,322	2,508	2,594	2,641
Net foreign-exchange gains		(47)	—	1	—	—	—	—
Provision for future initiatives	5	—	160	90	450	975	1,475	2,376

Total Expenses	5	38,186	39,365	39,603	40,547	42,276	43,843	45,639

Revenue less Expenses		1,306	631	687	984	2,007	2,787	2,943
Surplus attributable to state-owned enterprises and Crown entities (excl. ACC liability valuation)	9	844	953	839	1,089	1,214	1,248	1,295
ACC outstanding claims liability valuation		(420)	—	(205)	—	—	—	—
Dividends and other distributions	9	(321)	(208)	(336)	(250)	(313)	(365)	(384)

Net Surplus Attributable to State-owned Enterprises and Crown Entities		103	745	298	839	901	883	911

Operating Balance		1,409	1,376	985	1,823	2,908	3,670	3,854

The accompanying Notes are in integral part of these Statements.

Forecast Statement of Financial Position
as at 30 June

	Note	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Assets
Cash and bank balances		115	45	169	66	67	97	40
Marketable securities and deposits[1]		12,060	9,067	9,821	10,254	12,106	14,551	17,268
Advances	7	4,615	5,873	6,026	6,990	8,514	9,359	10,285
Receivables	8	6,197	5,439	6,125	6,070	6,036	6,023	5,970
Inventories		193	280	207	213	221	219	217
State-owned enterprises and Crown entities	9	14,077	15,114	14,713	15,794	16,933	17,883	18,860
Other investments		354	432	471	453	440	425	411
Physical assets	10	16,102	16,076	16,303	16,394	16,406	16,120	15,795
Commercial forests		310	359	310	310	310	310	310
State highways	11	11,055	10,847	11,131	11,165	11,207	11,256	11,310
Intangible assets	3	3	3	3	3	3	3
Capital contingency provision		—	315	1,269	2,009	2,947	3,410	3,845

Total Assets		65,081	63,850	66,548	69,721	75,190	79,656	84,314

Liabilities
Payables and provisions	12	5,831	4,758	5,811	5,699	5,670	5,641	5,493
Currency issued		2,539	2,570	2,665	2,665	2,665	2,665	2,665
Borrowings		36,761	35,831	37,105	38,708	41,400	42,326	43,368
Pension liabilities		8,487	8,734	8,525	8,384	8,282	8,181	8,091

Total Liabilities		53,618	51,893	54,106	55,456	58,017	58,813	59,617

Total Assets less Total Liabilities		11,463	11,957	12,442	14,265	17,173	20,843	24,697

Crown Balance
Accumulated operating balance		3,456	4,058	4,442	6,265	9,173	12,843	16,697
Revaluation reserve	13	8,007	7,899	8,000	8,000	8,000	8,000	8,000

Crown Balance		11,463	11,957	12,442	14,265	17,173	20,843	24,697

1
Marketable securities and deposits

	Note	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
New Zealand Superannuation (NZS) Fund		—	617	614	1,904	3,914	6,379	9,091
Other marketable securities and deposits	6	12,060	8,450	9,207	8,350	8,192	8,172	8,177

Total Marketable securities and deposits		12,060	9,067	9,821	10,254	12,106	14,551	17,268

The accompanying Notes are in integral part of these Statements.

Forecast Statement of Movements in Equity
for the years ending 30 June

	Note	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Opening Crown Balance		8,583	10,581	11,463	12,442	14,265	17,173	20,843
Operating balance for the year		1,409	1,376	985	1,823	2,908	3,670	3,854
Net revaluations	13	(179)	—	(6)	—	—	—	—

Total Recognised Revenues and Expenses		1,230	1,376	979	1,823	2,908	3,670	3,854
State highway recognition policy change	11	1,650	—	—	—	—	—	—

Closing Crown Balance		11,463	11,957	12,442	14,265	17,173	20,843	24,697

The accompanying Notes are in integral part of these Statements.

Forecast Statement of Cash Flows
for the years ending 30 June

	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Cash Flows from Operations
Cash was Provided from
Direct Taxation
Individuals
Source deductions	13,748	14,358	14,380	15,040	16,083	17,046	17,837
Other persons	4,221	4,319	4,300	4,475	4,604	4,766	4,916
Refunds	(1,175)	(1,094)	(1,158)	(1,119)	(1,110)	(1,130)	(1,140)
Fringe benefit tax	338	324	340	365	360	355	351

Total Individuals	17,132	17,907	17,862	18,761	19,937	21,037	21,964
Corporate
Gross companies	5,377	5,518	5,255	5,373	5,790	5,975	6,088
Refunds	(785)	(701)	(692)	(638)	(628)	(613)	(613)
Non-resident withholding tax	738	679	714	699	742	762	781
Foreign-source dividend withholding payment	98	36	108	56	56	56	56

Total Corporate	5,428	5,532	5,385	5,490	5,960	6,180	6,312
Other withholding taxes	1,043	1,046	1,009	978	1,110	1,170	1,222
Other direct taxation	2	2	2	2	2	2	2

Total Direct Taxation	23,605	24,487	24,258	25,231	27,009	28,389	29,500
Indirect Taxation
Goods and Services Tax
Gross goods and services tax	14,604	14,754	15,257	15,527	16,189	16,807	17,472
Refunds	(5,657)	(5,418)	(5,846)	(5,690)	(5,774)	(5,861)	(6,075)

Total Goods and Services Tax	8,947	9,336	9,411	9,837	10,415	10,946	11,397
Other indirect taxation	3,698	3,858	3,851	3,882	3,943	4,008	4,073

Total Indirect Taxation	12,645	13,194	13,262	13,719	14,358	14,954	15,470

Total Taxation Receipts	36,250	37,681	37,520	38,950	41,367	43,343	44,970
Compulsory Fees, Fines, Penalties and Levies	324	349	345	383	394	405	418
Other Receipts
Interest, profits and dividends	892	755	1,017	811	1,053	1,221	1,342
Sales of goods and services	622	644	647	646	605	606	606
Other operating receipts	383	301	362	304	294	289	305

Total Other Receipts	1,897	1,700	2,026	1,761	1,952	2,116	2,253

Total Cash Provided from Operations	38,471	39,730	39,891	41,094	43,713	45,864	47,641
Cash was Disbursed to
Departmental outputs	4,749	5,040	5,107	4,928	4,858	4,832	4,871
Other outputs	16,008	16,610	16,802	17,498	17,994	18,566	18,811
Finance costs	2,499	2,402	2,311	2,278	2,573	2,645	2,684
Subsidies	133	181	168	184	200	150	150
Current transfers
Social assistance grants	12,910	13,610	13,502	13,715	14,108	14,546	15,130
Other transfers	250	255	258	254	255	255	255
Provision for future initiatives	—	160	90	450	975	1,475	2,376

Total Cash Disbursed to Operations	36,549	38,258	38,238	39,307	40,963	42,469	44,277

Net Cash Flows from Operations	1,922	1,472	1,653	1,787	2,750	3,395	3,364

Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	75	91	94	53	47	43	33

Total Cash Provided	75	91	94	53	47	43	33
Cash was Disbursed to
Purchase of physical assets	1,205	1,288	1,456	1,234	1,148	867	875
Net increase in advances	617	1,318	1,323	993	1,549	860	955
Net purchase of investments	(174)	294	440	233	220	44	44
Purchase of marketable securities and deposits by NZS Fund	—	600	600	1,200	1,800	2,100	2,150
Other net purchase/(sale) of marketable securities and deposits	1,001	(3,185)	(2,889)	(863)	(159)	(20)	5
Capital contingency provision	—	315	1,269	740	938	463	435

Total Cash Disbursed	2,649	630	2,199	3,537	5,496	4,314	4,464

Net Cash Flows from Investing Activities	(2,574)	(539)	(2,105)	(3,484)	(5,449)	(4,271)	(4,431)

Net Cash Flows from Operating and Investing Activities	(652)	933	(452)	(1,697)	(2,699)	(876)	(1,067)

Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	303	—	126	—	—	—	—
Net issue of Government stock	1,066	391	1,056	1,647	2,576	908	874

Total Cash Provided	1,369	391	1,182	1,647	2,576	908	874
Cash was Disbursed to
Net repayment/(issue) of foreign-currency borrowing	514	853	596	86	(1)	(1)	—
Net repayment/(issue) of other New Zealand-dollar borrowing	305	479	103	(33)	(123)	3	(136)

Total Cash Disbursed	819	1,332	699	53	(124)	2	(136)

Net Cash Flows from Financing Activities	550	(941)	483	1,594	2,700	906	1,010

Net Movement in Cash	(102)	(8)	31	(103)	1	30	(57)
Opening Cash Balance	210	53	115	169	66	67	97
Foreign-exchange gains on opening cash balances	7	—	23	—	—	—	—

Closing Cash Balance	115	45	169	66	67	97	40

The accompanying Notes are in integral part of these Statements.

	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	1,922	1,472	1,653	1,787	2,750	3,395	3,364
Items included in the operating balance but not in net cash flows from operations
Valuation Changes
Increase in National Provident Fund guarantee liability	(253)	—	—	—	—	—	—
(Increase)/decrease in pension liabilities	(164)	51	(38)	—	—	—	—
Unrealised net foreign exchange gains	100	—	—	—	—	—	—
Unrealised losses arising from changes in the value of commercial forests	(40)	—	—	—	—	—	—

Total Valuation Changes	(357)	51	(38)	—	—	—	—
Physical Asset Movements
Depreciation	(925)	(879)	(965)	(1,000)	(1,002)	(1,033)	(1,034)
(Loss)/gain on sale of assets	(7)	—	(1)	—	—	—	—

Total Physical Asset Movements	(932)	(879)	(966)	(1,000)	(1,002)	(1,033)	(1,034)
Other Non-cash Items
Net surplus attributable to state-owned enterprises and Crown entities	103	745	298	839	901	883	911
Accrued income from NZS Fund	—	—	14	91	210	372	559
Loss on writedown of defence equipment	(103)	—	—	—	—	—	—
Student Loans	(61)	(99)	(7)	(50)	(47)	(39)	(45)
Other	55	17	—	—	—	—	—

Total Other Non-cash Items	(6)	663	305	880	1,064	1,216	1,425
Total Other Investing and Financing Items	177	—	—	—	—	—	—
Movements in Working Capital
Increase/(decrease) in taxes receivable	737	25	(1)	29	(7)	3	(9)
Decrease/(increase) in payables	11	62	89	142	122	107	154
(Decrease)/increase in other receivables	(62)	(84)	(71)	(21)	(27)	(16)	(44)
(Decrease)/increase in inventories	(81)	66	14	6	8	(2)	(2)

Total Movements in Working Capital	605	69	31	156	96	92	99

Operating Balance	1,409	1,376	985	1,823	2,908	3,670	3,854

The accompanying Notes are in integral part of these Statements.

	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Reconciliation of Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds
Net Cash Flows from Operations	1,922	1,472	1,653	1,787	2,750	3,395	3,364
Net purchase of physical assets	(1,130)	(1,197)	(1,362)	(1,181)	(1,101)	(824)	(842)
Net increase in advances	(617)	(1,318)	(1,323)	(993)	(1,549)	(860)	(955)
Net sale/(purchase) of investments	174	(294)	(440)	(233)	(220)	(44)	(44)
Purchase of marketable securities and deposits by NZS Fund	—	(600)	(600)	(1,200)	(1,800)	(2,100)	(2,150)
Capital contingency provision	—	(315)	(1,269)	(740)	(938)	(463)	(435)

Available to Repay Debt/(Required to be Financed)	349	(2,252)	(3,341)	(2,560)	(2,858)	(896)	(1,062)
Financed by:
Other net (purchase)/sale of marketable securities and deposits	(1,001)	3,185	2,889	863	159	20	(5)

Total Investing Activities	(652)	933	(452)	(1,697)	(2,699)	(876)	(1,067)
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	(305)	(479)	(103)	33	123	(3)	136
Decrease/(increase) in cash	102	8	(31)	103	(1)	(30)	57
Issue of circulating currency	303	—	126	—	—	—	—
Net (repayment)/issue of foreign-currency borrowing	(514)	(853)	(596)	(86)	1	1	—

	(414)	(1,324)	(604)	50	123	(32)	193

Net Cash (Outflow)/Inflow to be Offset by Domestic Bonds	(1,066)	(391)	(1,056)	(1,647)	(2,576)	(908)	(874)

Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	3,572	3,570	4,156	5,070	5,620	3,730	874
Domestic bonds (non-market)	661	—	98	—	478	143	—
Inflation bonds	—	—	—	—	—	—	—

Total Gross Cash Proceeds from Domestic Bonds	4,233	3,570	4,254	5,070	6,098	3,873	874
Repayment of domestic bonds (market)	(2,651)	(2,582)	(2,590)	(2,823)	(3,044)	(2,822)	—
Repayment of domestic bonds (non-market)	(516)	(597)	(608)	(600)	(478)	(143)	—

Net Cash Proceeds from/(Repayments of) Domestic Bonds	1,066	391	1,056	1,647	2,576	908	874

The accompanying Notes are in integral part of these Statements.

Forecast Statement of Borrowings
as at 30 June

	Note	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
		($ million)
Outstanding Debt
New Zealand-Dollar Debt
Government stock		23,331	23,788	24,406	26,062	28,630	29,561	30,465
Treasury bills		5,558	5,388	5,466	5,549	5,560	5,573	5,587
Loans and foreign-exchange contracts		(272)	(763)	(342)	(392)	(280)	(299)	(175)
Retail stock		498	475	527	527	527	527	527

Total New Zealand-Dollar Debt		29,115	28,888	30,057	31,746	34,437	35,362	36,404
Foreign-Currency Debt
United States dollars		4,780	3,799	4,170	4,083	4,083	4,083	4,083
Japanese yen		1,432	1,562	1,079	1,080	1,080	1,080	1,080
European and other currencies		1,434	1,582	1,799	1,799	1,800	1,801	1,801

Total Foreign-Currency Debt		7,646	6,943	7,048	6,962	6,963	6,964	6,964

Total Outstanding Debt		36,761	35,831	37,105	38,708	41,400	42,326	43,368

Less
Financial Assets
Marketable Securities and Deposits[1]
New Zealand dollars		3,971	1,154	1,862	1,186	1,031	1,024	1,035
United States dollars		5,093	3,909	4,358	4,171	4,167	4,153	4,147
Japanese yen		1,548	1,775	1,105	1,106	1,106	1,106	1,106
European and other currencies		1,448	1,612	1,882	1,887	1,888	1,889	1,889

Total Marketable Securities and Deposits	6	12,060	8,450	9,207	8,350	8,192	8,172	8,177
Advances and Cash
Advances to state-owned enterprises and Crown entities	7	261	939	922	1,199	1,965	2,042	2,204
Student loans	7	4,143	4,776	4,870	5,600	6,352	7,116	7,877
Other advances		211	158	234	191	197	201	204
Cash		115	45	169	66	67	97	40

Total Advances and Cash		4,730	5,918	6,195	7,056	8,581	9,456	10,325

Total Financial Assets		16,790	14,368	15,402	15,406	16,773	17,628	18,502

Net Crown Debt		19,971	21,463	21,703	23,302	24,627	24,698	24,866

Net New Zealand-dollar debt		20,495	21,816	22,000	23,504	24,825	24,882	25,044
Net foreign-currency debt		(524)	(353)	(297)	(202)	(198)	(184)	(178)

Net Crown Debt		19,971	21,463	21,703	23,302	24,627	24,698	24,866

1
Marketable securities and deposits held by the NZS Fund are excluded from the calculation of net Crown debt.

The accompanying Notes are in integral part of these Statements.

Statement of Actual Commitments
as at 31 October 2001

	As at 31 October 2001	As at 30 June 2001
	($ million)
By Type
Capital Commitments
Specialist military equipment	617	639
Land and buildings	519	383
Other plant and equipment	35	41
Investments	19	15
Commitments of state-owned enterprises and Crown entities	588	619

Total Capital Commitments	1,778	1,697
Operating Commitments
Non-cancellable accommodation leases	840	842
Other non-cancellable leases	1,791	1,713
Non-cancellable contracts for the supply of goods and services	1,004	367
Other operating commitments	1,557	2,213
Commitments of state-owned enterprises and Crown entities	2,459	2,471

Total Operating Commitments	7,651	7,606

Total Commitments	9,429	9,303

By Term
One year or less	4,102	3,618
From one to two years	1,771	2,051
From two to five years	1,706	1,754
Over five years	1,850	1,880

Total Commitments	9,429	9,303

        The Statement of Actual Commitments includes commitments which are also included in the Forecast Statement of Financial Performance and Financial Position.

The accompanying Notes are in integral part of these Statements.

Statement of Actual Specific Fiscal Risks

Quantifiable contingent liabilities

	As at 31 October 2001	As at 30 June 2001
	($ million)
Guarantees and indemnities	394	371
Uncalled capital	3,522	3,594
Legal proceedings and disputes	519	571
Other quantifiable contingent liabilities	1,962	1,965

Total Quantifiable Contingent Liabilities	6,397	6,501

        Contingent liabilities of the Reserve Bank of New Zealand, state-owned enterprises and Crown entities are included in quantifiable contingent liabilities. Contingent liabilities to sub-entities are excluded.

Unquantified contingent liabilities

        This part of the Statement lists those contingent liabilities of the Crown which cannot be quantified.

Institutional Guarantees

Commerce Commission—indemnity for damages
District Court Judges and Justices of the Peace
Fletcher Challenge Limited
Maori Trustee
Ministry of Fisheries—indemnity provided for delivery of registry services
National Provident Fund
Persons exercising investigating powers
Public Trust Office
Reserve Bank of New Zealand

Other Unquantified Contingent Liabilities

Accident Compensation Corporation
Bank of New Zealand
Contaminated sites
Crown research institutes
Development Finance Corporation New Zealand Limited (under statutory management)
District health boards
Electricity Corporation of New Zealand Limited
Housing New Zealand Corporation
Pharmaceutical Management Agency Limited—indemnity
Purchasers of Crown operations
Sale of Crown assets
Tax liabilities
Treaty of Waitangi claims
Treaty of Waitangi claims—settlement relativity payments
Works Civil Construction
Works Consultancy Services

Actual contingent liabilities are discussed in detail in Chapter 5.

Quantified risks

($ million)
Accident Insurance—treatment cost review	(7) from 2002/03
Child, Youth and Family Services—potential underpayment of care allowances	(15) in 2001/02
Conservation—asset maintenance	up to (100) split between operating and capital
Corrections—capital projects	(475) capital and (152) operating across the outyears
Defence—capital injections	(1,000) over the next five years to ten years
Defence—East Timor	(16) operating in 2002/03
Education—centres of research excellence	(20) capital
Education—school property	(68) in 2001/02, (200) in 2002/03, (160) in 2003/04 and subsequent outyears for capital and (10) in 2001/02, (20) in 2002/03, (30) in 2003/04 and (40) in 2004/05 for operating
Energy Efficiency and Conservation—national strategy	(78) operating over five years
Environment—genetic modification	(10) in 2003/04 and outyears
Finance—Air New Zealand	(885) capital in 2001/02 and (150) before June 2003
Finance—purchase of Auckland rail network	(81) capital
Health—budget allocation	included in baselines
Inland Revenue—tax simplification	30 to (25) operating
Labour—paid parental leave	(40) operating from 2002/03
Responses to Terrorism	(2) in 2001/02, (12) in 2002/03 and (14) in 2003/04
Social Development—making work pay	(16) operating ongoing
Social Development—benefit payment system	up to (95) split between operating and capital
Transport—transport strategy	(250) per year split between operating and capital

        Many of these risks, if they crystallise, are covered by the provisions for future initiatives and therefore have no impact on the forecasts.

Unquantified risks

Accident Insurance—medical misadventure
Education—capital injections for tertiary education institutions
Education—collective employment contracts
Education—ECE strategic plan
Education—pay parity for kindergarten teachers
Education—review of school staffing
Education—school and early childhood operational funding
 Education—school property code
Education—stabilisation of tertiary fees
Education—Tertiary Education Advisory Commission
Education—Wananga capital injections
Environment—climate change policy
Health—District health board financing
Health—meningococcal vaccine
Inland Revenue—gaming review
Inland Revenue—GST and imported services and financial services review
Inland Revenue—taxation of savings and investment vehicles, including superannuation funds
Inland Revenue—tax review of international issues
Inland Revenue—trans-Tasman triangular tax relief
Police—capital projects
Social Development—families and work
TVNZ—change of direction

Risks are stated as at 26 November 2001.

Actual specific fiscal risks are discussed in detail in Chapter 5.

Statement of Accounting Policies and Forecast Assumptions

General Accounting Policies and Forecast Assumptions

General Accounting Policies

Accounting policy

        These Forecast Financial Statements comply with generally accepted accounting practice. The measurement base applied is historical cost adjusted for revaluations of physical assets (where appropriate), state highways, commercial forests and marketable securities and deposits held for trading purposes.

        Revaluations are made to reflect the forecast service potential or economic benefit obtained through control of the assets. The accrual basis of accounting has been used.

Forecast assumptions

        For forecast purposes, no revaluations are projected beyond the current year.

General Forecast Assumptions

Finalisation dates

        The Forecast Financial Statements were finalised on 26 November 2001 and incorporate all Government decisions and circumstances communicated up to 26 November 2001.

Macroeconomic assumptions

        A summary of the economic assumptions that are particularly relevant to the fiscal forecasts (along with the 2001/02 assumptions used in the 2001 Budget Economic and Fiscal Update) are provided in the following table:

Key economic assumptions

	2001/02
June years	Previous Budget	DEFU	2002/03 DEFU	2003/04 DEFU	2004/05 DEFU	2005/06 DEFU
Real GDP (production based measure)
(annual average % change)	2.7	2.6	2.6	3.4	2.6	2.8
Nominal GDP ($ million)	117,323	118,980	123,271	129,725	135,373	141,076
Consumer Price Index
(annual average %)	2.1	2.1	1.4	1.7	1.6	1.5
Interest rates
Government 10-year bonds
(quarterly average %)	6.1	6.4	6.4	6.2	6.2	6.2
90-day bill rate
(quarterly average %)	6.1	4.8	6.0	6.0	6.0	6.0
Household Labour Force Survey
Survey unemployment rate
(annual average %)	5.4	5.6	5.7	5.2	5.2	5.2
Full-time equivalent employment
(annual average % change)	0.6	0.6	0.4	2.4	1.4	1.3
Wages—hourly earnings
(annual average % change)	3.8	3.8	3.6	3.4	3.5	3.0
Trade Weighted Index
(quarterly average)	52.9	49.6	52.1	54.3	55	55

Source: The Treasury

        For the purposes of calculating net debt, the forecasts assume that the nominal exchange rate remains fixed at 31 October 2001 exchange rates. Projected exchange rate losses or gains are not included in the forecasts.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

Accounting policy

        The reporting periods covered by these Forecast Financial Statements are the years ending 30 June 2002, 30 June 2003, 30 June 2004, 30 June 2005 and 30 June 2006.

        Certain state-owned enterprises and Crown entities have different reporting periods from the Crown. These entities have been combined on the basis of the balance dates outlined in Note 9 of the Forecast Financial Statements.

Forecast assumptions

        The forecasts for 30 June 2002 have been prepared using actual data to 31 October 2001. Transactions for the remainder of the year are forecast in accordance with these accounting policies and forecast assumptions.

Basis of Combination

Accounting policy

        Ministers of the Crown, departments, offices of Parliament and the Reserve Bank of New Zealand are combined using the purchase method of combination. Corresponding assets, liabilities, revenues and expenses are added together line by line. Transactions and balances between these sub-entities are eliminated on combination.

        State-owned enterprises and Crown entities are combined using the modified equity method of combination. This records the Crown's share of these entities' forecast net assets, including their surpluses and deficits. Unrealised surpluses and deficits on inter-entity transactions and balances not carried out on an arm's-length basis are eliminated. Other inter-entity transactions and balances are not eliminated.

        Commitments and contingent liabilities of state-owned enterprises and Crown entities are reported in the Statement of Commitments and the Statement of Specific Fiscal Risks.

Revenue

Revenue levied through the Crown's sovereign power

Accounting policy

        The Crown provides many services and benefits that do not give rise to revenue. Further, payment of tax does not of itself entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

        Such revenue is received through the exercise of the Crown's sovereign power.

        Where possible, revenue is recognised at the time the debt to the Crown arises, as identified in the following table:

Revenue Type	Revenue Recognition Point
Source deductions (PAYE)	When an individual is forecast to earn income that is subject to PAYE
Residents' withholding taxes[1]	When an individual is forecast to receive interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When forecast benefits are provided that give rise to FBT
Provisional tax[2]	Forecast payment due date
Terminal tax[2]	Forecast assessment filed date
Goods and services tax	When the liability to the Crown is forecast to be incurred
Excise duty	When goods are forecast to be subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is forecast to be made
Stamp, cheque and credit card duties	When the liability to the Crown is forecast to be incurred
Other indirect taxes	When the debt to the Crown is forecast to arise

1
Corresponds to forecast withholding taxes on residents' interest and dividend income in Note 1 to the Forecast Financial Statements.

2
Provisional and terminal taxes are paid by "other persons" and companies (refer to Note 1 to the Forecast Financial Statements).

Revenue earned through operations

Accounting policy

        Where revenue will be earned by the Crown in exchange for the provision of outputs (products or services) to third parties, the Crown earns its revenue through operations. This revenue is recognised when it is forecast to be earned.

Investment income

Accounting policy

        Investment income is recognised in the period in which it is forecast to be earned.

Premiums

Accounting policy

        Premiums arising on the issue of a debt instrument, up to the forecast finalisation date, are treated as a reduction in the cost of borrowing. Premiums are recognised in the Forecast Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

        Premiums on forecast bond sales with the same maturity date and coupon rate as bonds already on issue are calculated using the same maturity and coupon rate information. These premiums are treated on issue as a reduction in the cost of borrowing, and in general are amortised over the period of the instrument on a yield-to-maturity basis.

        The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Forecast assumption

        Forecast bond sales with new maturity dates are assumed to be issued at par value, and therefore no premiums are forecast for these instruments.

Gains

General

Accounting policy

        Realised gains arising from the sale of assets or the early repurchase of liabilities are recognised in the Forecast Statement of Financial Performance in the period in which the transactions are forecast to occur.

Foreign-currency monetary assets and liabilities

Accounting policy

        Unrealised gains are recognised in the Forecast Statement of Financial Performance.

Forecast assumption

        Forecasts of foreign-currency monetary assets and liabilities for the year ending 30 June 2002 and the other forecast periods use the exchange rates prevailing on 31 October 2001. As a consequence, no realised or unrealised exchange gains are forecast for the entire forecast period.

Physical assets

Accounting policy

        To the extent that a forecast gain reverses a loss previously charged to the Statement of Financial Performance, the gain is credited to the Forecast Statement of Financial Performance.

Forecast assumption

        The 30 June 2002 forecasts for the value of physical assets use the valuations as recorded in the Crown Financial Statements for the year ended 30 June 2001 and any additional actual valuations that have occurred up to 31 October 2001.

        The value of physical assets for the other forecast periods is forecast using the same valuation as that used for the 30 June 2002 forecasts. As a consequence, no realised or unrealised gains are forecast for the entire forecast period.

Investments and marketable securities held for investment

Forecast assumption

        All investments and marketable securities held for investment that are forecast to be held after the forecast finalisation date are assumed to be held to maturity. Therefore, no gains are forecast for these assets.

Expenses

General

Accounting policy

        Expenses are recognised in the financial periods to which they are forecast to relate.

Welfare benefits

Accounting policy

        Welfare benefits are recognised in the reporting periods during which it is forecast an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Accounting policy

        Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is forecast to be made. Otherwise, the expense is recognised when it is forecast that the specific criteria will be fulfilled and notice given to the Crown.

Treaty of Waitangi settlements

Forecast assumption

        There is a multi-year appropriation (MYA) established for the payment of claims associated with Treaty of Waitangi settlements. The actual amount expensed in any one year may be greater or less than the amount forecast for that particular year, since actual expenses depend on the settlements reached.

Discounts

Accounting policy

        Discounts arising on the issue of debt instruments up to the forecast finalisation date are treated as an increase in the cost of borrowings. Discounts are recognised in the Forecast Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

        Discounts on forecast bond sales with the same maturity date and coupon rate as bonds already on issue are calculated using the same maturity and coupon rate information. These discounts are treated on issue as an increase in the cost of borrowing, and in general are amortised over the period of the instrument on a yield-to-maturity basis.

Forecast assumption

        Forecast bond sales with new maturity dates are assumed to be issued at par value, and therefore no discounts are forecast for these instruments.

Losses

General

Accounting policy

        Forecast realised losses arising from the sale of assets or the early repurchase of liabilities are recognised in the Forecast Statement of Financial Performance in the period in which the transaction is forecast to occur.

Foreign-currency monetary assets and liabilities

Accounting policy

        Unrealised losses are recognised in the Forecast Statement of Financial Performance.

Forecast assumption

        The 30 June 2002 forecasts for foreign-currency monetary assets and liabilities use the exchange rates prevailing on 31 October 2001.

        Forecasts of foreign-currency monetary assets and liabilities for the other forecast periods are based on the exchange rates used for the 30 June 2002 forecast. As a consequence, no realised or unrealised exchange losses are forecast for these years.

Physical assets and liabilities

Accounting policy

        Unrealised losses are first applied against the revaluation reserve for that class of asset. The balance, if any, is charged to the Forecast Statement of Financial Performance.

Forecast assumption

        The 30 June 2002 forecasts for the value of physical assets use valuations as recorded in the Crown Financial Statements for the year ended 30 June 2001, and any additional actual valuations that have occurred up to 31 October 2001.

        The value of physical assets for the other forecast periods is forecast using the same valuation used for the 30 June 2002 forecasts. As a consequence, no realised or unrealised losses are forecast beyond the current year.

Investments and marketable securities held for investment

Forecast assumption

        All investments and marketable securities held for investment that are forecast to be held after the forecast finalisation date are assumed to be held to maturity. Therefore, no losses are forecast for these assets.

Foreign-currency transactions

Accounting policy

        Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

        Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rates prevailing on 31 October 2001. Forecast exchange gains or losses arising on translation of these transactions are recognised in the Forecast Statement of Financial Performance.

        The resulting exchange gains or losses are included in the Forecast Statement of Financial Performance in the period in which they are forecast to arise. The forward margin associated with existing forward exchange contracts is amortised over the period of the contract on a straight-line basis.

Forecast assumption

        Outstanding foreign-exchange contracts are translated using the exchange rate prevailing on 31 October 2001.

        For forecasting purposes, the exchange rates prevailing on 31 October 2001 are assumed to prevail throughout the other forecast periods.

Depreciation

Accounting policy

        Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an asset, less any forecast residual value, over its estimated useful life. Typically, the estimated useful lives of different classes of assets are as follows:

Freehold buildings	25 to 60 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	36 years
Bridges	90 to 100 years

Assets

Foreign monetary assets

Accounting policy

        Foreign monetary assets existing at the forecast finalisation date and subject to forward exchange contracts are translated at the contract rate. Other foreign-currency monetary assets are translated at the exchange rates prevailing on 31 October 2001.

Forecast assumption

        For forecasting purposes, the exchange rates on 31 October 2001 are assumed to prevail throughout the other forecast periods.

Receivables and advances

Accounting policy

        Receivables and advances are recorded at the amounts forecast to be collected in cash.

Inventories

Accounting policy

        Inventories, except for unissued currency stocks, existing at the forecast finalisation date are recorded at the lower of cost and net realisable value. Inventories forecast to be acquired after that date are recorded at the forecast cost.

        Unissued currency stocks are recorded as inventory at the cost of acquisition and expensed when issued.

Investments

Marketable securities held for trading purposes

Accounting policy

        Marketable securities held for trading purposes at the forecast finalisation date are recorded at fair value.

        Marketable securities that are forecast to be acquired after that date and held for trading purposes are recorded at forecast cost of acquisition.

Equity investments

Accounting policy

        Equity investments existing at the forecast finalisation date (other than those forming part of the reporting entity) are recorded at the lower of forecast cost and fair value.

        Equity investments which are forecast to be purchased after that date are recorded at the forecast cost.

Other investments

Accounting policy

        Other investments existing at the forecast finalisation date, including marketable securities held for investment, are recorded at the lower of cost and fair value.

        Other investments that are forecast to be purchased after that date are valued at the forecast cost.

Investment sales

Forecast assumption

        The proceeds from sales of investments or entities are only included in the forecasts when those sales have been contractually confirmed at the forecast finalisation date.

Physical assets

Accounting policy

        Revaluations are made to reflect the service potential or economic benefit obtained through control of assets. Revaluation to fair value is based on the fair value of the asset less estimated disposal costs. Where an asset is recorded at its depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

        Physical assets are revalued at least every three years where appropriate.

Land and buildings

Accounting policy

        Holdings of land and buildings at the forecast finalisation date are recorded at the latest available valuation calculated on a fair value basis. In cases where valuations conducted in accordance with New Zealand Institute of Valuers' standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998 have been used.

        Land and buildings forecast to be purchased after the forecast finalisation date are valued at their forecast cost.

Forecast assumption

        Valuations are assumed to remain constant over the forecast period.

Specialist military equipment

Accounting policy

        Specialist military equipment existing at the forecast finalisation date is valued at depreciated replacement cost established through specialist assessment by New Zealand Defence Force advisers.

        Specialist military equipment forecast to be purchased after that date is valued at forecast cost.

Other plant and equipment

Accounting policy

        Other plant and equipment (including motor vehicles and office equipment) existing at forecast finalisation date is recorded at cost less accumulated depreciation.

        Other plant and equipment forecast to be purchased after that date is recorded at forecast cost.

Other physical assets for which an objective estimate of market value is difficult to obtain

Accounting policy

        Such assets (national parks, for example) existing at the forecast finalisation date are recorded at the best estimate of fair value.

        Any such assets forecast to be acquired after that date are valued at forecast cost.

Forecast assumption

        The value is assumed to be constant over the other forecast periods.

State highways

Accounting policy

        State highways existing at the forecast finalisation date are recorded at depreciated replacement cost, based on the estimated present cost of constructing the existing asset by the most appropriate method of construction. State highways forecast to be developed after that date are valued at forecast cost.

        Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation of fair value.

Forecast assumption

        The value is assumed to be constant over the other forecast periods.

Commercial forests

Accounting policy

        Commercial forests are recorded at forecast fair value. This takes into account age, quality of timber, market expectations and the forest management plan.

Forecast assumption

        Commercial forests are valued at an estimate of fair value using discounted cash flow techniques. Post-tax cash flows and three-year rolling average log prices have been used. Log prices are assumed to be constant over the forecast period.

Intangible assets

Accounting policy

        Identifiable intangible assets existing at the forecast finalisation date are recorded at cost less accumulated amortisation and accumulated impairment losses or if an active market exists identifiable intangible assets are recorded at fair value.

Forecast assumption

        The value is assumed to be constant over the other forecast periods.

Liabilities

Borrowings

Accounting policy

        In the Forecast Statement of Financial Position, borrowings, including currency swaps existing at the forecast finalisation date, are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

        Borrowings forecast to be raised after that date are recorded at forecast cost.

Forecast assumption

        Forecasts of borrowings incorporate a number of technical assumptions regarding the use of the Crown's fiscal surplus for domestic debt reduction. These assumptions may not reflect the actual future composition of the domestic debt programmes, as these decisions have yet to be made.

Foreign monetary liabilities

Accounting policy

        Foreign monetary liabilities existing at the forecast finalisation date and subject to forward exchange contracts are translated at contract rates. Other foreign-currency monetary liabilities are translated at exchange rates prevailing on 31 October 2001.

Forecast assumption

        For forecasting purposes, the exchange rates prevailing on 31 October 2001 are assumed to prevail throughout the other forecast periods.

Pension liabilities

Forecast assumption

        Forecasts of Government Superannuation Fund pension liabilities in respect of the contributory service of superannuation scheme members are based on financial assumptions applied to the latest actuarial value of the Crown's liability for pension payments net of the scheme's assets, adjusted in future years for any projected changes in demographic assumptions.

Currency issued

Accounting policy

        Currency (including demonetised currency) issued at the forecast finalisation date or forecast to be issued after that date is recognised at face value.

        The face value of collectors' currency is recorded as a contingent liability.

Leases

Accounting policy

        Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset. The obligations under such forecast leases are capitalised at the forecast present value of the minimum lease payments. The capitalised values are amortised over the period forecast for benefits from their use to arise.

        Forecast operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the forecast term of the lease.

        The cost of forecast leasehold improvements is capitalised and amortised over the forecast unexpired period of the lease or the estimated useful life of the improvements, whichever is the shorter.

Employee entitlements

Accounting policy

        Forecast liabilities for annual leave are recognised as they are forecast to accrue to employees. Provision is also made for forecast long-service and retiring leave obligations to employees.

Other liabilities

Accounting policy

        All other liabilities are recorded at the forecast obligation to pay.

Commitments

        The commitments reported in these Forecast Financial Statements are actual commitments at 31 October 2001.

        Existing commitments include operating and capital commitments arising from non-cancellable contractual or statutory obligations. Interest commitments on debts and commitments relating to employment contracts are not included.

Specific Fiscal Risks

Accounting policy

        The specific fiscal risks reported in these Forecast Financial Statements are the actual risks existing at 26 November 2001 and contingent liabilities as at 31 October 2001. They include existing contingent liabilities, which are recognised at the point the contingency is evident. The Statement of Specific Fiscal Risks has been prepared in accordance with sections 10(3)(b) and 11 of the Fiscal Responsibility Act 1994.

Changes in Accounting Policies

        All policies have been applied on a consistent basis during the forecast period. There have been no changes in accounting policies during the period.

Changes in Forecast Assumptions

        Changes to the forecast assumptions used for the last set of forecasts published in the 2001 Budget Economic and Fiscal Update are outlined on page 126.

Notes to the Forecast Financial Statements

	2001 Actual	2002 Previous Budget	2002 Forecast	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
NOTE 1: Direct Taxation
Income Tax
Individuals
Source deductions	13,703	14,358	14,380	15,040	16,083	17,046	17,837
Other persons	3,871	3,881	3,921	4,108	4,240	4,396	4,542
Refunds	(790)	(656)	(779)	(752)	(746)	(760)	(766)
Fringe benefit tax	342	336	349	363	359	354	350

Total Individuals	17,126	17,919	17,871	18,759	19,936	21,036	21,963
Corporate Tax
Gross companies tax	4,954	4,938	4,625	4,877	5,290	5,509	5,606
Refunds	(123)	(121)	(115)	(122)	(133)	(139)	(143)
Non-resident withholding tax	760	685	715	699	742	762	781
Foreign-source dividend withholding payment	71	36	123	56	56	56	56

Total Corporate Tax	5,662	5,538	5,348	5,510	5,955	6,188	6,300
Other Income Tax
Resident withholding tax on interest income	990	993	982	940	1,060	1,117	1,169
Resident withholding tax on dividend income	83	53	23	46	46	47	48
Estate and gift duties	2	2	2	2	2	2	2

Total Other Income Tax	1,075	1,048	1,007	988	1,108	1,166	1,219

Total Direct Taxation	23,863	24,505	24,226	25,257	26,999	28,390	29,482

NOTE 2: Indirect Taxation
Goods and Services Tax
Gross goods and services tax	15,133	15,054	15,517	15,727	16,339	16,907	17,522
Refunds	(6,007)	(5,718)	(6,046)	(5,890)	(5,924)	(5,961)	(6,125)

Total Goods and Services Tax	9,126	9,336	9,471	9,837	10,415	10,946	11,397
Other Indirect Taxation
Petroleum fuels	810	806	825	828	837	847	859
Tobacco products	764	802	806	787	783	780	777
Customs duty	648	649	656	667	686	701	719
Road user charges	532	575	551	553	572	597	617
Alcoholic beverages	436	447	446	441	444	448	452
Gaming duties	206	220	239	262	276	288	300
Motor vehicle fees	181	181	180	182	184	185	186
Energy resources levies	111	96	107	101	97	93	91
Stamp, cheque and credit card duties	61	68	64	63	66	69	72

Total Other Indirect Taxation	3,749	3,844	3,874	3,884	3,945	4,008	4,073

Total Indirect Taxation	12,875	13,180	13,345	13,721	14,360	14,954	15,470

NOTE 3: Investment Income
Interest Income
Marketable securities, deposits, mortgages and cash balances	463	305	351	278	336	371	389
Advances
Student loans	289	326	334	381	438	498	550
Other entities	48	66	80	84	139	143	148

Total Interest Income	800	697	765	743	913	1,012	1,087
Dividend Income
State-owned enterprises	304	199	267	216	279	329	348
Other	21	13	98	37	39	40	41

Total Dividend Income	325	212	365	253	318	369	389
Other Investment Income
Gain/(loss) on marketable securities and deposits	102	—	62	—	—	—	—
NZS Fund investment income	—	25	14	113	262	465	699
Gain on sale of 2GHz radio spectrum licences	140	—	—	—	—	—	—
Other	2	—	1	—	—	—	—

Total Other Investment Income	244	25	77	113	262	465	699

Total Investment Income	1,369	934	1,207	1,109	1,493	1,846	2,175

NOTE 4: Other Operational Revenue
Recoveries from the Accident Compensation Corporation	106	97	105	101	101	101	101
Petroleum royalties	82	32	42	33	25	24	24
Cost recovery income from Fisheries	29	27	30	27	27	27	27
Contributions to Government Superannuation Fund	16	25	50	50	47	44	44
Income from Earthquake Commission	10	10	10	10	10	10	10
Other	138	114	86	83	85	85	87

Total Other Operational Revenue	381	305	323	304	295	291	293

NOTE 5: Expenses by Input Type
Subsidies and transfer payments (see analysis below)	13,274	13,886	13,740	14,060	14,472	14,864	15,447
Operating expenses (see analysis below)	17,719	18,307	18,619	19,072	19,635	20,183	20,394
Personnel
Personnel expenses (excluding pension expenses)	2,632	2,762	2,783	2,740	2,732	2,722	2,740
GSF pension expenses	691	718	710	597	649	668	703
Movement in unfunded pension liability	164	(51)	38	—	—	—	—
Other pension expenses	56	53	53	53	53	53	53
Depreciation
Physical assets	751	785	786	812	806	827	818
State highways	174	94	179	188	196	206	216
Rental and leasing costs	282	256	258	253	250	251	251
Loss/(gain) on sale of assets	7	—	1	—	—	—	—
Finance costs (see analysis below)	2,483	2,395	2,345	2,322	2,508	2,594	2,641
Net foreign-exchange losses on liabilities	404	—	11	—	—	—	—
Net foreign-exchange gains on assets	(451)	—	(10)	—	—	—	—
Provision for future initiatives (see analysis below)	—	160	90	450	975	1,475	2,376

Total Expenses	38,186	39,365	39,603	40,547	42,276	43,843	45,639

Analysis of Subsidies and Transfer Payments
Social assistance grants
New Zealand Superannuation	5,273	5,472	5,452	5,621	5,816	6,045	6,388
Community Wage	1,849	1,527	—	—	—	—	—
Unemployment Benefit	—	—	1,450	1,460	1,496	1,533	1,580
Domestic Purposes Benefit	1,444	1,489	1,484	1,514	1,550	1,584	1,623
Family Support	878	899	879	874	876	878	880
Student allowances	391	428	417	447	464	478	492
Other social assistance grants	3,073	3,692	3,653	3,739	3,845	3,961	4,099
Subsidies	115	125	145	145	164	124	124
Other transfer payments
Official development assistance	226	227	227	227	227	227	227
Other	25	27	33	33	34	34	34

Total Subsidies and Transfer Payments	13,274	13,886	13,740	14,060	14,472	14,864	15,447

Analysis of Operating Expenses
Education purchases
Early childhood education	331	357	356	375	377	378	381
Primary and secondary education	3,505	3,677	3,683	3,729	3,755	3,758	3,768
Tertiary education and training	1,508	1,635	1,685	1,739	1,772	1,796	1,814
Health purchases	6,807	6,967	7,072	7,562	8,079	8,577	8,677
Science purchases	467	478	478	480	480	482	482
Other operating expenses	5,101	5,193	5,345	5,187	5,172	5,192	5,272

Total Operating Expenses	17,719	18,307	18,619	19,072	19,635	20,183	20,394

Analysis of Finance Costs
Interest
New Zealand dollars	2,035	2,044	2,011	2,040	2,196	2,254	2,298
Foreign currencies	428	328	304	259	289	317	320
Other finance costs	20	23	30	23	23	23	23

Total Finance Costs	2,483	2,395	2,345	2,322	2,508	2,594	2,641

Analysis of Provision for Future Initiatives
2001/02 contingency provision	—	—	90	35	60	60	61
2002/03 Budget provision	—	—	—	415	415	415	415
2003/04 indicative provision	—	—	—	—	500	500	500
2004/05 indicative provision	—	—	—	—	—	500	500
2005/06 indicative provision	—	—	—	—	—	—	900

Total Provision for Future Initiatives	—	—	90	450	975	1,475	2,376

NOTE 6: Marketable Securities and Deposits
Marketable securities held for trading purposes	6,100	3,272	3,534	2,701	2,446	2,307	2,184
Marketable securities held for investment purposes	2,491	1,356	1,768	1,652	1,628	1,615	1,601
Foreign-currency deposits	2,082	2,359	1,956	1,929	1,919	1,905	1,899
New Zealand-dollar deposits	441	557	733	734	732	735	730
Reserve position at the International Monetary Fund	946	906	1,216	1,334	1,467	1,610	1,763

Total Marketable Securities and Deposits	12,060	8,450	9,207	8,350	8,192	8,172	8,177

NOTE 7: Advances
Advances to State-owned Enterprises and Crown Entities
Housing New Zealand Corporation	163	643	645	726	1,070	1,102	1,134
District health boards/Residual Health Management Unit	53	296	274	470	892	937	1,067
Other state-owned enterprises and Crown entities	45	—	3	3	3	3	3

Total Advances to State-owned Enterprises and Crown Entities	261	939	922	1,199	1,965	2,042	2,204
Other Advances
Student loans	4,143	4,776	4,870	5,600	6,352	7,116	7,877
Contact Energy Limited	118	48	48	—	—	—	—
Maori development rural lending	38	58	43	47	51	55	59
Forestry encouragement loans	29	30	30	28	27	27	26
Other	26	22	113	116	119	119	119

Total Other Advances	4,354	4,934	5,104	5,791	6,549	7,317	8,081

Total Advances	4,615	5,873	6,026	6,990	8,514	9,359	10,285

Analysis of Student Loans
Outstanding balance
Total loans outstanding (including interest)	4,655	5,355	5,439	6,254	7,088	7,936	8,782
Total provisions (capital and interest)	(512)	(579)	(569)	(654)	(736)	(820)	(905)

Total Student Loans	4,143	4,776	4,870	5,600	6,352	7,116	7,877

Movement during the year
Opening balance	3,523	4,155	4,143	4,870	5,600	6,352	7,116
Amount advanced in current year	867	963	963	1,047	1,110	1,162	1,211
Interest accrued on outstanding loan balances	289	326	334	381	438	498	550
Repayment of base capital	(198)	(250)	(236)	(275)	(320)	(367)	(414)
Repayment of accrued interest	(123)	(157)	(145)	(175)	(206)	(240)	(274)
Interest written off and movement in provision for interest write-offs and doubtful debts	(227)	(269)	(196)	(256)	(279)	(297)	(321)
Other movements	12	8	7	8	9	8	9

Closing Balance	4,143	4,776	4,870	5,600	6,352	7,116	7,877

NOTE 8: Receivables
Taxes receivable	4,962	4,437	4,961	4,990	4,983	4,986	4,977
Accounts receivable	1,024	856	950	900	881	872	828
Receivable from the sale and purchase of Maui gas	111	103	116	89	75	58	47
Prepayments	100	43	98	91	97	107	118

Total Receivables	6,197	5,439	6,125	6,070	6,036	6,023	5,970

NOTE 9: Financial Interest in State-Owned Enterprises and Crown Entities
Surplus
State-owned enterprises	432	307	326	428	501	513	543
Crown entities	(8)	646	308	661	713	735	752

Total Surplus	424	953	634	1,089	1,214	1,248	1,295

Dividends and Other Distributions
State-owned enterprises	304	199	267	216	279	329	348
Crown entities	17	9	69	34	34	36	36

Total Dividends and Other Distributions	321	208	336	250	313	365	384

Net Equity
State-owned enterprises	5,554	5,643	5,683	5,902	6,131	6,323	6,527
Crown entities	8,523	9,471	9,030	9,892	10,802	11,560	12,333

Total Net Equity	14,077	15,114	14,713	15,794	16,933	17,883	18,860

Balance dates

        All state-owned enterprises and significant Crown entities have a balance date of 30 June except for the following:

State-owned enterprises
Timberlands West Coast Limited	31 March
Significant Crown entities
School boards of trustees	31 December
Tertiary education institutions	31 December

Minority Interests

        All state-owned enterprises and Crown entities are 100% owned by the Crown.

NOTE 10: Physical Assets
By Type
Cost or Valuation
Land	1,844	1,887	1,840	1,821	1,805	1,787	1,769
Properties intended for sale	464	446	447	446	440	436	437
Buildings	8,654	9,066	9,156	9,498	9,836	10,119	10,313
Specialist military equipment	2,686	2,780	2,829	3,079	3,314	3,360	3,358
Other assets	2,688	2,639	2,442	2,620	2,786	2,902	3,014
Other plant and equipment	2,213	2,571	2,683	2,680	2,687	2,694	2,701

Total Cost or Valuation	18,549	19,389	19,397	20,144	20,868	21,298	21,592
Accumulated Depreciation
Buildings	729	1,085	1,076	1,353	1,703	2,050	2,310
Specialist military equipment	421	594	590	770	939	1,124	1,305
Other assets	5	5	7	9	11	13	15
Other plant and equipment	1,292	1,629	1,421	1,618	1,809	1,991	2,167

Total Accumulated Depreciation	2,447	3,313	3,094	3,750	4,462	5,178	5,797
Net Book Value
Land	1,844	1,887	1,840	1,821	1,805	1,787	1,769
Properties intended for sale	464	446	447	446	440	436	437
Buildings	7,925	7,981	8,080	8,145	8,133	8,069	8,003
Specialist military equipment	2,265	2,186	2,239	2,309	2,375	2,236	2,053
Other assets	2,683	2,634	2,435	2,611	2,775	2,889	2,999
Other plant and equipment	921	942	1,262	1,062	878	703	534

Total Net Book Value	16,102	16,076	16,303	16,394	16,406	16,120	15,795

Movements
Cost or Valuation
Opening balance	18,507	18,534	18,549	19,397	20,144	20,868	21,298
Net additions	905	855	848	747	724	430	294
Revaluations	(863)	—	—	—	—	—	—

Total Cost or Valuation	18,549	19,389	19,397	20,144	20,868	21,298	21,592
Accumulated Depreciation
Opening balance	2,535	2,568	2,447	3,094	3,750	4,462	5,178
Disposals	(145)	(40)	(145)	(156)	(94)	(111)	(199)
Depreciation charged for the period	751	785	786	812	806	827	818
Revaluations	(694)	—	6	—	—	—	—

Total Accumulated Depreciation	2,447	3,313	3,094	3,750	4,462	5,178	5,797

Net Physical Assets	16,102	16,076	16,303	16,394	16,406	16,120	15,795

By Holding
Freehold assets	16,062	16,037	16,273	16,366	16,378	16,092	15,767
Leasehold assets	40	39	30	28	28	28	28

Net Physical Assets	16,102	16,076	16,303	16,394	16,406	16,120	15,795

NOTE 11: State Highways
Cost or Valuation
Opening balance	8,911	10,788	11,055	11,310	11,532	11,770	12,025
Recognition adjustment	1,650	—	—	—	—	—	—
Net additions	300	245	255	222	238	255	270
Revaluations	194	—	—	—	—	—	—

Total Cost or Valuation	11,055	11,033	11,310	11,532	11,770	12,025	12,295
Accumulated Depreciation
Opening balance	—	92	—	179	367	563	769
Depreciation charged for the period	174	94	179	188	196	206	216
Revaluations	(174)	—	—	—	—	—	—

Total Accumulated Depreciation	—	186	179	367	563	769	985

Total State Highways	11,055	10,847	11,131	11,165	11,207	11,256	11,310

NOTE 12: Payables and Provisions
Accounts payable	1,631	1,780	2,397	2,272	2,310	2,343	2,271
Accruals and provisions	1,193	409	382	407	354	295	225
Taxes repayable	1,907	1,711	1,938	1,933	1,928	1,928	1,928
National Provident Fund guarantee	686	480	686	686	686	686	686
Provisions for employee entitlements	414	378	408	401	392	389	383

Total Payables and Provisions	5,831	4,758	5,811	5,699	5,670	5,641	5,493

NOTE 13: Revaluation Reserve
Opening Balance	8,201	7,899	8,007	8,000	8,000	8,000	8,000
Net revaluations
State-owned enterprises and Crown entities	368	—	—	—	—	—	—
Land and buildings	85	—	(6)	—	—	—	—
State highways	(258)	—	—	—	—	—	—
Specialist military equipment	4	—	—	—	—	—	—
Other assets	(378)	—	—	—	—	—	—

Total Net Revaluations	(179)	—	(6)	—	—	—	—
Transfer to accumulated operating balance	(15)	—	(1)	—	—	—	—

Closing Revaluation Reserve	8,007	7,899	8,000	8,000	8,000	8,000	8,000

Annex A: Tax Revenue Tables

Table A.1—Treasury and Inland Revenue forecasts of tax revenue

Revenue

		2001/02 Forecast		2002/03 Forecast		2003/04 Forecast		2004/05 Forecast		2005/06 Forecast
	2000/01 Actual
		Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD
	($ million)
Direct Tax
Individuals
Source deductions	13,703	14,380	14,360	15,040	15,013	16,083	15,998	17,046	16,961	17,837	17,762
Other persons	3,871	3,921	3,910	4,108	4,025	4,240	4,135	4,396	4,330	4,542	4,535
Refunds	(790)	(779)	(755)	(752)	(705)	(746)	(705)	(760)	(700)	(766)	(705)
Fringe benefit tax	342	349	357	363	367	359	355	354	351	350	348

Subtotal: Individuals	17,126	17,871	17,872	18,759	18,700	19,936	19,783	21,036	20,942	21,963	21,940
Company Tax (net)	4,831	4,510	4,531	4,755	4,777	5,157	5,132	5,370	5,285	5,463	5,500
Withholding Tax
Resident interest income	990	982	997	940	937	1,060	1,036	1,117	1,093	1,169	1,153
Non-resident income	760	715	680	699	697	742	728	762	742	781	764
Resident dividend income	71	23	17	46	45	46	45	47	45	48	45
Foreign-source dividends	83	123	123	56	80	56	80	56	80	56	80

Subtotal: Withholding Tax	1,904	1,843	1,817	1,741	1,759	1,904	1,889	1,982	1,960	2,054	2,042
Total Income Tax	23,861	24,224	24,220	25,255	25,236	26,997	26,804	28,388	28,187	29,480	29,482
Other Direct Tax
Estate and gift duties	2	2	2	2	2	2	2	2	2	2	2
Total Direct Tax	23,863	24,226	24,222	25,257	25,238	26,999	26,806	28,390	28,189	29,482	29,484
Indirect Tax
GST
GST (Customs)	4,099	4,050	3,985	4,023	4,030	4,279	4,209	4,467	4,375	4,630	4,597
GST (IRD)	5,027	5,421	5,479	5,814	5,765	6,136	6,065	6,479	6,323	6,767	6,565

Subtotal: GST	9,126	9,471	9,464	9,837	9,795	10,415	10,274	10,946	10,698	11,397	11,162
Excise duties on:
Alcoholic drinks	436	446	455	441	452	444	457	448	463	452	468
Tobacco products	764	806	809	787	798	783	800	780	800	777	800
Petroleum fuels	810	825	825	828	830	837	837	847	842	859	848

Subtotal: Excise Duties	2,010	2,077	2,089	2,056	2,080	2,064	2,094	2,075	2,105	2,088	2,116
Other Indirect Tax
Customs duty	648	656	641	667	651	686	691	701	721	719	753
Road user charges	532	551	552	553	568	572	593	597	614	617	635
Motor vehicle fees	181	180	181	182	182	184	184	185	185	186	187
Stamp and cheque duties	61	64	65	63	65	66	65	69	65	72	65
Gaming duties	206	239	238	262	265	276	279	288	294	300	305
Energy resources levy	111	107	115	101	110	97	105	93	100	91	100
Other	—	—	—	—	—	—	—	—	—	—	—

Subtotal: Other Indirect Tax	1,739	1,797	1,792	1,828	1,841	1,881	1,917	1,933	1,979	1,985	2,045
Total Indirect Tax	12,875	13,345	13,345	13,721	13,716	14,360	14,285	14,954	14,782	15,470	15,323

Total Tax	36,738	37,571	37,567	38,978	38,954	41,359	41,091	43,344	42,971	44,952	44,807

Tax-to-GDP	32.1%	31.6%	31.6%	31.6%	31.6%	31.9%	31.7%	32.0%	31.7%	31.9%	31.8%
GDP	114,275	118,980	118,980	123,271	123,271	129,725	129,725	135,373	135,373	141,076	141,076

Sources: Inland Revenue, The Treasury

        NOTE: Numbers are after elimination of GST on departmental outputs and tax paid on the income of the NZS Fund.

Table A.2—Treasury and Inland Revenue forecasts of tax receipts (cash)

Receipts

		2001/02 Forecast		2002/03 Forecast		2003/04 Forecast		2004/05 Forecast		2005/06 Forecast
	2000/01 Actual
		Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD
	($ million)
Direct Tax
Individuals
Source deductions	13,748	14,380	14,360	15,040	15,013	16,083	15,998	17,046	16,961	17,837	17,762
Other persons	4,221	4,300	4,315	4,475	4,450	4,604	4,550	4,766	4,740	4,916	4,930
Refunds	(1,175)	(1,158)	(1,160)	(1,119)	(1,130)	(1,110)	(1,120)	(1,130)	(1,110)	(1,140)	(1,100)
Fringe benefit tax	338	340	342	365	365	360	357	355	352	351	348

Subtotal: Individuals	17,132	17,862	17,857	18,761	18,698	19,937	19,785	21,037	20,943	21,964	21,940
Company Tax (net)	4,592	4,563	4,488	4,735	4,777	5,162	5,132	5,362	5,285	5,475	5,500
Withholding Tax
Resident interest income	971	986	995	932	935	1,064	1,038	1,123	1,095	1,174	1,155
Non-resident income	738	714	686	699	697	742	728	762	742	781	764
Resident dividend income	72	23	20	46	45	46	45	47	45	48	45
Foreign-source dividends	98	108	117	56	80	56	80	56	80	56	80

Subtotal: Withholding Tax	1,879	1,831	1,818	1,733	1,757	1,908	1,891	1,988	1,962	2,059	2,044
Total Income Tax	23,603	24,256	24,163	25,229	25,232	27,007	26,808	28,387	28,190	29,498	29,484
Other Direct Tax
Estate and gift duties	2	2	2	2	2	2	2	2	2	2	2
Total Direct Tax	23,605	24,258	24,165	25,231	25,234	27,009	26,810	28,389	28,192	29,500	29,486
Indirect Tax
GST
GST (Customs)	4,063	4,030	3,985	4,023	4,030	4,279	4,209	4,467	4,375	4,630	4,597
GST (IRD)	4,884	5,381	5,419	5,814	5,765	6,136	6,065	6,479	6,323	6,767	6,565

Subtotal: GST	8,947	9,411	9,404	9,837	9,795	10,415	10,274	10,946	10,698	11,397	11,162
Excise duties on:
Alcoholic drinks	430	436	445	441	452	444	457	448	463	452	468
Tobacco products	735	796	799	787	798	783	800	780	800	777	800
Petroleum fuels	820	825	825	828	830	837	837	847	842	859	848

Subtotal: Excise Duties	1,985	2,057	2,069	2,056	2,080	2,064	2,094	2,075	2,105	2,088	2,116
Other Indirect Tax
Customs duty	628	656	641	667	651	686	691	701	721	719	753
Road user charges	532	547	552	551	568	570	593	597	614	617	635
Motor vehicle fees	174	181	181	182	182	184	184	185	185	186	187
Stamp and cheque duties	63	64	65	63	65	66	65	69	65	72	65
Gaming duties	205	239	238	262	265	276	279	288	294	300	305
Energy resources levy	110	107	115	101	110	97	105	93	100	91	100
Other	1	—	—	—	—	—	—	—	—	—	—

Subtotal: Other Indirect Tax	1,713	1,794	1,792	1,826	1,841	1,879	1,917	1,933	1,979	1,985	2,045
Total Indirect Tax	12,645	13,262	13,265	13,719	13,716	14,358	14,285	14,954	14,782	15,470	15,323

Total Tax	36,250	37,520	37,430	38,950	38,950	41,367	41,095	43,343	42,974	44,970	44,809

Tax-to-GDP	31.7%	31.5%	31.5%	31.6%	31.6%	31.9%	31.7%	32.0%	31.7%	31.9%	31.8%
GDP	114,275	118,980	118,980	123,271	123,271	129,725	129,725	135,373	135,373	141,076	141,076

Sources: Inland Revenue, The Treasury

        NOTE: Numbers are after elimination of GST on departmental outputs and tax paid on the income of the NZS Fund.

Annex B: Expense Tables

Table B.1—Expenses by category

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Social security and welfare	12,906	12,896	13,216	13,649	13,933	14,308	14,721	15,291
GSF Pension expense	1,132	478	855	748	597	649	668	703
Health	6,573	6,874	7,342	7,797	8,225	8,744	9,264	9,385
Education	5,899	6,310	6,690	7,041	7,257	7,334	7,396	7,464
Core government services	1,705	1,710	1,817	1,611	1,570	1,539	1,545	1,575
Law and order	1,499	1,531	1,560	1,737	1,687	1,661	1,657	1,650
Defence	1,030	1,247	1,267	1,162	1,157	1,157	1,117	1,117
Transport and communications	1,029	1,036	1,026	1,103	1,125	1,149	1,179	1,203
Economic and industrial services	858	944	1,141	1,258	1,262	1,267	1,225	1,223
Primary services	334	265	287	337	317	303	302	301
Heritage, culture and recreation	316	456	424	495	465	503	525	535
Housing and community	41	68	50	92	87	86	82	82
Other	34	45	75	137	93	93	93	93
Finance costs	2,516	2,373	2,483	2,345	2,322	2,508	2,594	2,641
Net foreign exchange losses/(gains)	(47)	(62)	(47)	1	—	—	—	—
Provision for future initiatives	—	—	—	90	450	975	1,475	2,376

Total Expenses	35,825	36,171	38,186	39,603	40,547	42,276	43,843	45,639

Less
Foreign exchange gains/(losses)	47	62	47	(1)	—	—	—	—
Unfunded GSF liability revaluation	(429)	201	(164)	(38)	—	—	—	—
NPF revaluation	28	(10)	(253)	—	—	—	—	—

Adjusted Total Expenses	35,471	36,424	37,816	39,564	40,547	42,276	43,843	45,639

Source: The Treasury

Table B.2—Social security and welfare

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Welfare benefits	12,006	12,072	12,385	12,742	13,033	13,406	13,823	14,388
Social rehabilitation & compensation	91	70	62	91	103	106	108	110
Departmental expenses	654	634	618	649	628	623	622	622
Other non-departmental expenses	155	120	151	167	169	173	168	171

Total Social Security and Welfare	12,906	12,896	13,216	13,649	13,933	14,308	14,721	15,291

Source: The Treasury

Table B.3—New Zealand superannuation and welfare benefits

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
New Zealand Superannuation	5,071	5,068	5,273	5,452	5,621	5,816	6,045	6,388
Domestic Purposes Benefit	1,451	1,433	1,444	1,484	1,514	1,550	1,584	1,623
Unemployment Benefit	369	—	—	1,450	1,460	1,496	1,533	1,580
Community Wage	1,486	1,937	1,849	—	—	—	—	—
Accommodation Supplement	843	867	795	731	759	797	832	872
Invalids Benefit	630	677	745	835	905	975	1,040	1,103
Sickness Benefit	97	—	—	379	403	423	439	451
Disability Allowance	204	204	210	224	237	251	265	283
Transitional Retirement Benefit	116	125	127	97	54	11	—	—
Income Related Rents	—	—	161	275	286	296	304	313
Family Support	912	899	878	879	874	876	878	880
Child Tax Credit	164	167	161	168	168	168	169	169
Special Benefit	44	35	40	52	64	66	65	65
Benefits paid in Australia	146	147	171	163	128	112	100	90
Other benefits	473	513	531	553	560	569	569	571

Total Welfare Benefits	12,006	12,072	12,385	12,742	13,033	13,406	13,823	14,388

Source: The Treasury

Table B.4—Beneficiary numbers

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	(Thousands)
New Zealand Superannuation	464	456	449	448	454	461	470	482
Domestic Purposes Benefit	113	111	110	110	110	111	112	113
Unemployment Benefit	—	—	—	142	139	140	141	143
Community Wage	204	200	189	—	—	—	—	—
Accommodation Supplement	320	324	297	274	280	286	294	301
Invalids Benefit	50	53	58	62	66	70	73	76
Sickness Benefit	—	—	—	35	37	38	38	39

Source: The Treasury

Table B.5—GSF pension expense

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Pension expenses	703	679	691	710	597	649	668	703
Revaluation of Unfunded Liability	429	(201)	164	38	—	—	—	—

Total GSF pension expense	1,132	478	855	748	597	649	668	703

Source: The Treasury

Table B.6—Health

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Departmental outputs	58	59	116	153	122	118	118	116
Health service purchasing	6,107	6,401	6,807	7,021	7,112	7,225	7,321	7,426
Other non-departmental outputs	135	121	101	81	82	74	72	72
Health payments to ACC	237	264	291	464	447	456	478	500
2002 Budget Allocation	—	—	—	—	400	800	1,200	1,200
Other expenses	36	29	27	78	62	71	75	71

Total Health Expenses	6,573	6,874	7,342	7,797	8,225	8,744	9,264	9,385

Source: The Treasury

Table B.7—Health service purchasing

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Personal health services:
Northern	1,452	1,582	1,671	—	—	—	—	—
Midland	890	936	997	—	—	—	—	—
Central	1,047	1,104	1,174	—	—	—	—	—
Southern	1,004	1,015	1,097	—	—	—	—	—
Additional elective services	70	—	—	—	—	—	—	—

Total Personal Health	4,463	4,637	4,939	—	—	—	—	—

Disability support services
Northern	495	520	557	—	—	—	—	—
Midland	303	306	332	—	—	—	—	—
Central	383	411	428	—	—	—	—
Southern	355	410	426	—	—	—	—	—

Total Disability Support	1,536	1,647	1,743	—	—	—	—	—

Payments to District Health Boards	—	—	—	5,415	5,473	5,552	5,614	5,719
National Disability Support Services	—	—	—	1,374	1,409	1,443	1,477	1,477
Public Health Service Purchasing	108	117	125	232	230	230	230	230

Total	6,107	6,401	6,807	7,021	7,112	7,225	7,321	7,426

Source: The Treasury

Table B.8—Health-related payments to ACC

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Petrol excise	66	67	67	68	60	60	61	61
Medical treatment	171	197	224	396	387	396	417	439

Total	237	264	291	464	447	456	478	500

Source: The Treasury

Table B.9—Education

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Early childhood education	294	325	331	356	375	377	378	381
Primary and secondary schools	3,147	3,405	3,505	3,684	3,730	3,755	3,758	3,768
Tertiary funding	1,843	1,913	2,133	2,303	2,449	2,523	2,579	2,634
Departmental expenses	360	396	419	445	432	427	426	428
Other education expenses	255	271	302	253	271	252	255	253

Total Education Expenses	5,899	6,310	6,690	7,041	7,257	7,334	7,396	7,464

Source: The Treasury

Table B.10—Primary and secondary education

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Primary	1,624	1,731	1,780	1,860	1,870	1,870	1,855	1,849
Secondary	1,155	1,312	1,333	1,315	1,349	1,373	1,391	1,407
School transport	93	100	106	110	113	114	115	115
Special needs support	275	262	286	291	291	293	293	293
Professional Development	—	—	—	92	91	89	88	88
Schooling Improvement	—	—		16	16	16	16	16

Total Schools Funding	3,147	3,405	3,505	3,684	3,730	3,755	3,758	3,768

Places (year)	1999	2000	2001	2002	2003	2004	2005	2006
Primary	466,500	465,863	463,000	459,000	454,000	448,000	446,000	443,000
Secondary	248,800	249,905	251,000	254,000	260,000	267,400	272,000	274,000

Sources: Ministry of Education, The Treasury

Table B.11—Tertiary education

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Tuition	1,236	1,219	1,362	1,506	1,542	1,575	1,598	1,615
Other tertiary funding	128	161	153	184	204	205	206	206

Total Tertiary Education and Training	1,364	1,380	1,515	1,690	1,746	1,780	1,804	1,821

Tertiary student allowances	378	376	391	417	447	464	478	492
Student loan provision and write-offs	101	157	227	196	256	279	297	321

Total Tertiary Funding	1,843	1,913	2,133	2,303	2,449	2,523	2,579	2,634

Places (year)	1999	2000	2001	2002	2003	2004	2005	2006
EFT Students	169,469	175,166	192,000	199,000	205,000	209,000	211,000	214,000

Sources: Ministry of Education, The Treasury

Table B.12—Core government services

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Official development assistance	204	219	226	227	227	227	227	227
Indemnity and guarantee expenses	(28)	10	253	—	—	—	—	—
Departmental expenses	892	867	901	973	946	924	918	950
Science expenses	405	424	247	254	257	257	258	258
Other expenses	232	190	190	157	140	131	142	140

Total Core Government Services	1,705	1,710	1,817	1,611	1,570	1,539	1,545	1,575

Source: The Treasury

Table B.13—Law and order

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Departmental expenses:
Police	708	762	724	773	803	773	774	774
Ministry of Justice	11	12	13	15	15	14	14	15
Department of Corrections	324	328	369	390	384	388	383	376
Department for Courts	206	174	181	184	177	177	177	177
Other departments	99	65	67	68	68	68	68	68

Total Departments	1,348	1,341	1,354	1,430	1,447	1,420	1,416	1,410

Non-departmental outputs	114	150	177	199	190	185	194	190
Other expenses	37	40	29	108	50	56	47	50

Total Law and Order Expenses	1,499	1,531	1,560	1,737	1,687	1,661	1,657	1,650

Source: The Treasury

Table B.14—Defence

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
NZDF Core expenses	986	996	1,058	1,072	1,072	1,085	1,084	1,084
NZDF write-offs	5	77	104	—	—	—	—	—
NZDF East Timor deployment	—	22	22	20	—	—	—	—
DWI East Timor deployment	—	17	22	20	—	—	—	—
Other departments	31	51	36	36	33	32	33	33
GST on defence acquistions	8	84	25	14	52	40	—	—

Total Defence Expenses	1,030	1,247	1,267	1,162	1,157	1,157	1,117	1,117

Source: The Treasury

Table B.15—Transport and communications

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Transfund	880	903	890	961	986	1,010	1,038	1,063
Departmental outputs	71	70	75	82	80	80	80	80
Other non-departmental expenses	61	57	52	56	54	54	54	54
Other expenses	17	6	9	4	5	5	7	6

Total Transport and Communications	1,029	1,036	1,026	1,103	1,125	1,149	1,179	1,203

Source: The Treasury

Table B.16—Economic and industrial

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Departmental outputs	450	374	422	437	423	418	414	414
Employment initiatives	166	209	204	247	252	268	228	228
Non-departmental outputs	176	198	423	445	468	468	469	469
Other expenses	66	163	92	129	119	113	114	112

Total Economic and Industrial Services	858	944	1,141	1,258	1,262	1,267	1,225	1,223

Source: The Treasury

Table B.17—Employment initiatives

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Training benefit (including tax)	22	—	—	—	—	—	—	—
Training incentive allowance	30	35	36	45	43	43	43	43
Community employment projects	15	18	17	22	22	19	19	19
Subsidised work	77	103	95	118	131	149	109	109
Employment support for disabled	17	50	53	60	53	55	55	55
Other employment assistance schemes	5	3	3	2	3	2	2	2

Total Employment Initiative Expenses	166	209	204	247	252	268	228	228

Source: The Treasury

Table B.18—Primary services

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Departmental expenses	233	182	194	220	201	197	195	195
Non-departmental outputs	68	63	69	93	95	98	99	98
Other expenses	33	20	24	24	21	8	8	8

Total Primary Services Expenses	334	265	287	337	317	303	302	301

Source: The Treasury

Table B.19—Heritage, culture and recreation

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Community grants	20	18	18	6	6	6	6	6
Departmental outputs	208	199	206	224	222	224	228	228
Non-departmental outputs	70	158	181	209	211	245	263	273
Other expenses	18	81	19	56	26	28	28	28

Total Heritage, Culture and Recreation	316	456	424	495	465	503	525	535

Source: The Treasury

Table B.20—Housing and community development

	1998/99 Actual	1999/2000 Actual	2000/01 Actual	2001/02 Forecast	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast
	($ million)
Housing subsidies	1	1	—	21	21	21	19	19
Departmental outputs	29	27	35	52	51	52	50	50
Other non-departmental expenses	11	40	15	19	15	13	13	13

Total Housing and Community Development	41	68	50	92	87	86	82	82

Source: The Treasury

Glossary of Terms

ACC unfunded liability

        The future cost of past ACC claims, less the asset reserves held to meet these claims. The ACC outstanding claims obligation is the gross liability of the future cost of past ACC claims.

Baselines

        The level of funding approved for any given spending area (eg, Education). All amounts within baselines are included in the forecasts.

Capital provision

        An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Contingent liability

        Contingent liabilities are costs which the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Corporate tax

        The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account

        A measure of the flows of income between New Zealand and the rest of the world. A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit. The current account balance is usually expressed as a percentage of GDP (see below), rather than a dollar amount.

Customs duty

        Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

        An estimate of the operating balance adjusted for short-term fluctuations of actual GDP around the productive potential of the economy. The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions. Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty. Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

        Changes to structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

        The amount of new government stock (taking into account the repayment of maturing government stock) expected to be issued over the financial year to fund the Government's cash flow requirements.

Excise duties

        Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

        Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Fiscal allowance

        The amount included in the Fiscal Strategy Report and Budget Policy Statement projections for Government decisions on new spending and cost pressures.

Fiscal provisions

        A system used by the Government to record the cost of policy decisions. The framework distinguishes situations where the Government is able to control the cost from those that are beyond immediate control (eg, tax forecasts). The fiscal provision is used to measure the aggregate cost of policy initiatives against the limits for operating and capital policies (which are referred to as the provision for future initiatives and capital provision).

Fringe benefit tax (FBT)

        Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

        Total borrowings (financial liabilities).

Gross domestic product (GDP)

        A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output. GDP can be measured as the actual dollar value of goods and services measured at today's prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

        This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

        Measures total expenditure on goods and services by New Zealand residents.

Labour productivity

        Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Marketable securities and deposits

        Assets held with financial institutions. These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

        The combination of short-term interest rates and the exchange rate. Tightening monetary conditions refers to actions taken by the Reserve Bank to raise interest rates (which also influences the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Monetary policy

        Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.

Net Crown debt

        Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets). Net debt excludes the assets of the NZS Fund.

Net worth

        Assets less liabilities (also referred to as Crown balance).

Objectives (long-term)

        The Government's long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Fiscal Responsibility Act 1994. The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Operating balance

        The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities. It is the Government's profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

        The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes. It provides a measure of underlying stewardship.

Participation rate

        Measures the percentage of the working age population in work or actively looking for work.

Projections

        Tracks of the key fiscal indicators for a further five years beyond the five-year forecast period. The tracks are based on long-run economic assumptions and current fiscal policy settings. For example, the projections assume no economic cycle with constant long-run interest rate, inflation rate and unemployment assumptions.

Provision for future initiatives

        An amount included in the forecasts to provide for the operating balance impact of policy initiatives expected to be introduced over the forecast period. This represents the remaining fiscal provision of the Government not yet allocated to initiatives.

Provisional tax

        A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons' tax).

Scenarios

        Tracks of the key fiscal indicators based on long-run economic and fiscal assumptions. For example growth in expense categories reflects the sum of the change in the appropriate population cohort, inflation and a real growth factor (to reflect rising real wages and technology costs).

Short-term intentions

        In the Budget Policy Statement the Government must, under the Fiscal Responsibility Act 1994, indicate explicitly its planned track for operating expenses, operating revenues, the operating balance, debt and net worth over the Government's planning horizon (defined as the two financial years following the current financial year).

Source deductions

        Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions. About 80% of source deductions come from PAYE on wages and salaries. Source deductions is the biggest single tax type.

Specific fiscal risks

        These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities). They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

        The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

        SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers. See www.imf.org for further information.

Tax revenue

        The accrual, rather than the cash ("tax receipts") measure of taxation. It is a measure of tax due, regardless of whether or not it has actually been paid.

Trade weighted index (TWI)

        A measure of movements in the New Zealand dollar against the currencies of our major trading partners. The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

        The wages and other costs associated with employment per unit of output.

Year ended

        Graphs and tables use different expressions of the timeframe. For example, 2000/01 or 2001 will generally mean "year ended 30 June" unless otherwise stated.

QuickLinks

  Exhibit 99.1(C)(1)
December Economic and Fiscal Update
Statement of Responsibility
1 Economic and Fiscal Overview
  Economic Outlook
  Fiscal Outlook
  Summary Tables
2 Economic Outlook
  Short-term outlook
  Longer term outlook—2003/04 and beyond
3 Fiscal Outlook
  Introduction
  Influences on the Operating Balance
  Tax Revenue
  Expenses
  SOE and Crown Entity Surpluses
  Influences on Net Worth and Debt
  Fiscal Indicators—Comparison with 2001 Budget
  Operating Balance Changes Since the 2001 Budget
  Budget Policy Decisions
  Capital Provisions
  New Zealand Superannuation Fund Contributions
  Full line-by-line consolidation
4 Risks and Scenarios
  Introduction
  Economic Risks
  Economic Scenarios
  Fiscal Scenarios
  Fiscal Sensitivities
5 Specific Fiscal Risks
  Introduction
  Contingent liabilities
  Specific fiscal risks
Generally Accepted Accounting Practice (GAAP) Series Tables
  Forecast Financial Statements
  Reporting Entity as at 26 November 2001
  Statement of Accounting Policies and Forecast Assumptions
  Notes to the Forecast Financial Statements
Annex A: Tax Revenue Tables
Annex B: Expense Tables
Glossary of Terms